AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1998
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                              PHARMANETICS, INC.
            (Exact name of registrant as specified in its charter)
                                ---------------

              NORTH CAROLINA                              3845                     56-2098302
          (State or other jurisdiction       (Primary Standard Industrial       (I.R.S. Employer
       of incorporation or organization)      Classification Code Number)     Identification No.)

                             5301 DEPARTURE DRIVE
                         RALEIGH, NORTH CAROLINA 27616
                                (919) 954-9871
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              JOHN P. FUNKHOUSER
                              PHARMANETICS, INC.
                             5301 DEPARTURE DRIVE
                         RALEIGH, NORTH CAROLINA 27616
                                (919) 954-9871
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                  COPIES TO:
                           DONALD R. REYNOLDS, ESQ.
                             KEVIN A. PRAKKE, ESQ.
                       WYRICK ROBBINS YATES & PONTON LLP
                       4101 LAKE BOONE TRAIL, SUITE 300
                         RALEIGH, NORTH CAROLINA 27607
                                 (919) 781-4000
                                ---------------
     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective and upon consummation of the transaction described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instructions, please check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier of effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 TITLE OF EACH CLASS                      PROPOSED MAXIMUM    PROPOSED MAXIMUM
   OF SECURITIES TO      AMOUNT TO BE      OFFERING PRICE        AGGREGATE            AMOUNT OF
    BE REGISTERED        REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2)   REGISTRATION FEE(3)
Common Stock, no par
  value per share ... 7,436,724 shares   $ 3.94             $ 29,300,692.56     $ 8,145.59

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Represents the anticipated number of shares of the Registrant's Common
    Stock to be exchanged on a one-for-one basis for all of the outstanding shares of Common Stock of Cardiovascular Diagnostics, Inc., currently the Registrant's parent company ("CVDI"), in connection with the reorganization.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on $3.94 per share, the average of the high and low prices of CVDI's Common Stock on October 15, 1998.
(3) $8,846.60 previously paid in connection with CVDI's filing of preliminary proxy materials with the SEC under cover of Schedule 14A on August 21, 1998.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE
ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(A redherring appears on the left-hand side of this page, rotated 90 degrees. Text follows.)


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE
BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                       CARDIOVASCULAR DIAGNOSTICS, INC.


                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF SHAREHOLDERS


                                ---------------
                                PROSPECTUS FOR
                              7,436,724 SHARES OF
                        PHARMANETICS, INC. COMMON STOCK


                                ---------------
     Cardiovascular Diagnostics, Inc., a North Carolina corporation ("CVDI" or the "COMPANY"), and PharmaNetics, Inc., a North Carolina corporation and a newly-formed wholly owned subsidiary of the Company ("HOLDING COMPANY"), have filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933 (the "SECURITIES ACT") a Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") relating to the issuance of 7,436,724 shares of Common Stock of Holding Company ("HOLDING COMPANY COMMON STOCK") in connection with an Agreement and Plan of Merger, dated July 31, 1998 (the "MERGER AGREEMENT"), which provides, among other things, for a reorganization (the "REORGANIZATION") whereby the Company will become a wholly owned subsidiary of Holding Company. Under the Merger Agreement, each outstanding share of CVDI Common Stock would automatically be converted into one share of Holding Company Common Stock. The Merger Agreement has been unanimously approved and adopted by the Company's Board of Directors and is herewith submitted to the Company's shareholders for their consideration and vote at the Special Meeting referred to below. All holders of CVDI Common Stock will be entitled to dissenters' rights.


     This Prospectus constitutes a part of the Registration Statement. This Prospectus also constitutes the Proxy Statement being furnished to the Company's shareholders in connection with the solicitation by the CVDI Board of proxies for use at the Special Meeting of the shareholders of CVDI to be held on December 1, 1998 at 10:00 a.m., at the Company's principal executive office at 5301 Departure Drive, Raleigh, North Carolina (the "MEETING"). At the Meeting, shareholders will be asked to consider and vote on approval of the Merger Agreement, along with a proposal to amend the Company's 1995 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 350,000 shares (the "SHARE AMOUNT AMENDMENT"). The term "Proxy Statement" as used herein refers to both this Prospectus and Proxy Statement. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about October 27, 1998.



                                ---------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.



                                ---------------
              The date of this Proxy Statement is October 27, 1998

                       CARDIOVASCULAR DIAGNOSTICS, INC.
                             5301 DEPARTURE DRIVE
                         RALEIGH, NORTH CAROLINA 27616





                   ----------------------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 1, 1998
                   ----------------------------------------
TO THE SHAREHOLDERS OF CARDIOVASCULAR DIAGNOSTICS, INC.:


     You are invited to a Special Meeting of Shareholders of the Company to be held at the Company's principal executive office at 5301 Departure Drive, Raleigh, North Carolina, on Tuesday, December 1, 1998, at 10:00 a.m. At the meeting, we will vote on:


   1. An Agreement and Plan of Merger providing for the merger of the Company with a wholly owned subsidiary of PharmaNetics, Inc., a North Carolina corporation organized for the purpose of becoming a holding company for the Company (the "Holding Company"), pursuant to which all of the Company's shareholders will become shareholders of Holding Company on a share-for-share basis and the Company will become a wholly owned subsidiary of Holding Company;


   2. A 350,000 share increase in the number of shares of Common Stock reserved for issuance under the Company's 1995 Stock Plan; and


   3. Such other matters as may properly come before the meeting.


     For more details, please read the enclosed Proxy Statement/Prospectus.


     The Board of Directors has fixed the close of business on October 12, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. To assure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may vote in person at the meeting, even if you already returned a proxy.



                      IMPORTANT -- YOUR PROXY IS ENCLOSED


Raleigh, North Carolina
October 27, 1998


                     By Order of the Board of Directors



                     /s/ JOHN P. FUNKHOUSER
                     JOHN P. FUNKHOUSER, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                       CARDIOVASCULAR DIAGNOSTICS, INC.

                          PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION .................................................  iii
INTRODUCTION ........................................................................   1
SUMMARY .............................................................................   2
  Proposed Restructuring ............................................................   2
  Special Meeting ...................................................................   2
  Purpose of Meeting ................................................................   2
  Record Date; Vote Required ........................................................   2
  Effects of the Reorganization .....................................................   3
  Reasons for the Reorganization ....................................................   3
  Share Exchange ....................................................................   3
  Related Events; Holding Company Charter Documents .................................   3
  Rights of Dissenting Shareholders .................................................   4
  Federal Income Tax Consequences of the Reorganization .............................   4
  Conditions and Termination ........................................................   4
  Business of CVDI, Holding Company and Merger Sub ..................................   4
  Expenses of the Reorganization ....................................................   4
PROPOSAL NO. 1 -- APPROVAL OF THE REORGANIZATION ....................................   5
  General ...........................................................................   5
  Effects of the Reorganization .....................................................   5
  Merger Share Exchange .............................................................   5
  Exchange Method ...................................................................   5
  Operation and Management of Holding Company and CVDI after the Reorganization .....   6
  CVDI Board Approval of and Reasons for the Reorganization .........................   6
  Recommendation ....................................................................   6
  Vote Required .....................................................................   6
  Charter Documents .................................................................   7
  Related Events ....................................................................   7
  Conditions to the Reorganization; Termination .....................................   7
  Amendments and Waivers ............................................................   8
  Effective Time ....................................................................   8
  Expenses of the Reorganization ....................................................   8
  Federal Income Tax Consequences of the Merger .....................................   8
  Accounting Treatment of the Reorganization ........................................  10
  Restrictions on Resale of Holding Company Common Stock ............................  10
DISSENTERS' RIGHTS OF CVDI SHAREHOLDERS .............................................  11
INFORMATION RELATING TO MERGER SUB ..................................................  12
INFORMATION RELATING TO HOLDING COMPANY .............................................  12
INFORMATION RELATING TO CVDI ........................................................  13
  Business of CVDI ..................................................................  13
  Recent Developments ...............................................................  13
  Industry Overview .................................................................  14
  Technology ........................................................................  14
  Products ..........................................................................  14
  Sales And Marketing ...............................................................  16
  Research And Development ..........................................................  18
  Competition .......................................................................  18
  Patents And Other Intellectual Property ...........................................  18
  Licenses ..........................................................................  19
  Manufacturing .....................................................................  19
  Government Regulation .............................................................  20

  Reimbursement ..........................................................................  23
  Coeur's Business .......................................................................  24
  Product Liability And Insurance ........................................................  24
  Employees ..............................................................................  25
  Facilities .............................................................................  25
  Legal Proceedings ......................................................................  25
  Selected Financial Data of CVDI ........................................................  26
  Management's Discussion and Analysis of Financial Condition and Results of Operations ..  27
  Management .............................................................................  31
  Principal Shareholders .................................................................  32
  Compensation of Executive Officers .....................................................  34
  Compensation of Directors ..............................................................  35
  Report of the Compensation Committee on Executive Compensation .........................  35
  Compensation Committee Interlocks and Insider Participation ............................  37
  Certain Transactions ...................................................................  37
  Market For Registrant's Common Equity and Related Stockholder Matters ..................  38
PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO THE 1995 STOCK PLAN ...........................  38
  General ................................................................................  38
  Tax Consequences Of Options ............................................................  39
  Proposed Amendment .....................................................................  39
  Vote Required ..........................................................................  39
SOLICITATION OF PROXIES ..................................................................  40
DEADLINE FOR SHAREHOLDER PROPOSALS .......................................................  40
LEGAL MATTERS ............................................................................  40
EXPERTS ..................................................................................  40
OTHER MATTERS ............................................................................  40
CONSOLIDATED FINANCIAL STATEMENTS ........................................................  F-1
APPENDICES:
  Appendix A -- Agreement and Plan of Merger .............................................  A-1
  Appendix B -- Articles of Incorporation of Holding Company .............................  B-1
  Appendix C -- Bylaws of Holding Company ................................................  C-1
  Appendix D -- Article 13 of the North Carolina Business Corporation Act ................  D-1

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company is, and after the Reorganization the Holding Company will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements, and other information with the Commission.

     Holding Company has filed a Registration Statement on Form S-4 with the Commission under the Securities Act with respect to the shares of Holding Company Common Stock to be issued upon consummation of the Reorganization. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Copies of the Registration Statement (including such omitted portions) are available from the Commission upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Although, statements contained in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein or therein disclose all material features thereof, as they relate to shareholders, such statements are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     This filed material can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Chicago Regional Office (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661) and New York Regional Office (Seven World Trade Center, New York, New York 10048). Copies of such material may be obtained by mail from the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington D.C. 20006. Such material may also be accessed through the Commission's home page on the World Wide Web at http:\\www.sec.gov.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/
PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                       CARDIOVASCULAR DIAGNOSTICS, INC.


                                PROXY STATEMENT

                                ---------------
                                 INTRODUCTION

     This Proxy Statement is furnished to the Company's shareholders in connection with the solicitation by the Company's Board of proxies for use at the Special Meeting of Shareholders of the Company to be held on December 1, 1998 at 10:00 a.m. (local time) at the Company's principal executive office at 5301 Departure Drive, Raleigh, North Carolina, to consider and act upon the matters set forth herein and in the accompanying Notice of Meeting of Shareholders. These proxy solicitation materials were mailed to all of the Company's shareholders on or about October 27, 1998.

     The Meeting has been called to consider and vote upon the approval of the Merger Agreement, a copy of which is attached hereto as Appendix A, between the Company, Holding Company and CVDI Merger Corporation, a North Carolina corporation wholly owned by Holding Company ("MERGER SUB"). The Merger Agreement provides, among other things, for the Reorganization whereby the Company will become a wholly owned subsidiary of Holding Company, which will own all of the capital stock of the Company. Under the Merger Agreement, each outstanding share of CVDI Common Stock will automatically be converted into one share of Holding Company Common Stock.

     Copies of the Merger Agreement and the Articles of Incorporation and the Bylaws of Holding Company are attached hereto as APPENDICES A, B and C, respectively.

     The Proxy accompanying this Proxy Statement is solicited by the Company's Board of Directors for use at the Meeting. Holders of record of CVDI Common Stock at the close of business on October 12, 1998 are the only shareholders entitled to notice of and to vote at the Special Meeting. Any proxy may be revoked by a shareholder at any time before it is exercised by attending the Meeting and voting in person, or by delivering to Paul T. Storey at the Company either written notice of revocation or a duly executed proxy bearing a date later than that of the previous proxy.

            WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
          PROMPTLY IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                                    SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION SET FORTH IN THIS PROXY STATEMENT. THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND SHOULD BE READ IN CONJUNCTION WITH AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND IN THE APPENDICES HERETO.


PROPOSED RESTRUCTURING

     Holding Company has been organized to become the holding company for, and the direct owner of, CVDI. The formation of the holding company structure will be achieved by the merger of Merger Sub, a newly formed subsidiary of Holding Company, into CVDI. In the Reorganization, the holders of CVDI Common Stock immediately prior to the Reorganization will become the holders of Holding Company Common Stock immediately after the Reorganization, and immediately after the Reorganization, Holding Company will become the sole holder of CVDI Common Stock.

     The following diagrams illustrate the present and proposed corporate structures of the Company and Holding Company before and after the Reorganization.

              (A flow chart appears here with the following text.)

          Present Structure                       Proposed Structure

         Public Shareholders                      Public Shareholders

               CVDI                                Holding Company
                              Coeur             (Pharmanetics, Inc.)
merge                         Labs
          Holding Company
       (Pharmanetics, Inc.)
                                                       CVDI

           Merger Sub                                  Coeur
                                                       Labs



SPECIAL MEETING

     This Proxy Statement is being furnished by the Company's Board of Directors to the shareholders for their use in evaluating how to vote their shares at a Special Meeting of shareholders to be held on December 1, 1998 at 10:00 a.m. (local time) at the Company's principal executive office at 5301 Departure Drive, Raleigh, North Carolina.


PURPOSE OF MEETING

     The Meeting has been called to consider and vote upon approval of the Merger Agreement, the Reorganization, the Share Amount Amendment and all related transactions. Approval of the Merger Agreement is deemed to constitute approval of the Reorganization, the provisions of the Articles of Merger required to be filed with the North Carolina Secretary of State, approval of the Holding Company Articles of Incorporation and Bylaws, and election of the current directors of the Company as directors of the Holding Company.


RECORD DATE; VOTE REQUIRED

     The record date for the determination of the shareholders entitled to notice of and to vote at the Meeting (the "RECORD DATE") is the close of business on October 12, 1998. At the Record Date, there were issued and outstanding 7,436,724 shares of CVDI Common Stock. At the Record Date, the directors and executive officers of CVDI beneficially owned approximately 0.2% of the shares of CVDI Common Stock entitled to vote at the Meeting. Shareholders will be entitled to one vote per share of CVDI Common Stock held as of the Record Date on all matters coming before the Meeting.

     Pursuant to the terms of the Merger Agreement and the North Carolina Business Corporation Act, approval of the Reorganization requires the affirmative vote of the holders of at least a majority of the shares of CVDI Common Stock outstanding on the Record Date. Accordingly, abstentions and broker non-votes will have the effect of votes against the Reorganization. Approval of the Share Amount Amendment requires the affirmative vote of the holders of at least a majority of the shares of CVDI Common Stock cast at the Meeting. In accordance with the North Carolina law, abstentions and broker non-votes will not be deemed to have been cast either "for" or "against" the Share Amount Amendment.


EFFECTS OF THE REORGANIZATION

     In the Reorganization, the Company will merge with a wholly owned subsidiary of Holding Company, Merger Sub, with the Company as the surviving corporation in the merger. The separate corporate existence of Merger Sub will terminate. As a result of the Reorganization, the Company will become wholly owned by Holding Company and the Company's shareholders who do not perfect their dissenters' rights will become entitled to receive Holding Company Common Stock in exchange for their CVDI Common Stock, share for share.

     The Reorganization will not affect the relative voting rights or ownership interests of shareholders, except to the extent shareholders perfect their dissenters' rights. The executive officers and directors of Holding Company immediately following the Reorganization will be the same executive officers and directors of the Company as of immediately prior to the Reorganization.


REASONS FOR THE REORGANIZATION

     The Company's Board of Directors has unanimously approved the Merger Agreement and the related transactions because it believes that they will provide organizational flexibility helpful in fostering the development of the business activities in which it is currently engaged and any in which it may engage in the future. In particular, the Company desires to operate its business under a new name, PharmaNetics, Inc., principally because it believes the new name more accurately reflects the scope of the Company's business, which now extends and is anticipated to continue to extend beyond the field of cardiovascular diagnostics. The holding company structure contemplated by the Reorganization will permit the Company to operate under the new name without having to obtain consents or make filings under certain of its contracts or FDA and other regulations. The Company also believes that the use of a holding company will permit any business acquired in the future by Holding Company to retain its operating identity if that appears desirable and may contribute to improved management performance by giving the managers of each operating subsidiary a greater sense of identity and autonomy and a greater feeling of individual responsibility for their business decisions. In addition, there may be circumstances in which it will be advisable to insulate an acquired business from potential liability of other operating subsidiaries, if any, of Holding Company. Neither Holding Company nor the Company has any current plans to engage in any business other than those in which the Company is currently engaged, but management intends to evaluate opportunities to diversify when they arise. Neither Holding Company nor the Company currently has any agreement or understanding with respect to any future acquisitions.


SHARE EXCHANGE

     In the Reorganization, each share of CVDI Common Stock outstanding immediately prior to the Reorganization, excluding shares held by dissenting shareholders ("DISSENTING SHARES") who have perfected their dissenters' rights under Article 13 of the North Carolina Business Corporation Act ("DISSENTING SHAREHOLDERS"), will be converted into the right to receive one share of Holding Company Common Stock. The shares of Holding Company Common Stock (the "REORGANIZATION SHARES") to be issued to CVDI shareholders other than any Dissenting Shareholders (the "EXCHANGING SHAREHOLDERS") will represent 100% of Holding Company's issued and outstanding shares of capital stock immediately after the Reorganization. See "Proposal No. 1 -- Approval of the Reorganization -- Share Exchange."


RELATED EVENTS; HOLDING COMPANY CHARTER DOCUMENTS

     The Merger should be considered in the context of certain related events. See "Proposal No. 1 -- Approval of the Reorganization -- Related Events." Approval of the Reorganization will constitute approval of the Articles of Incorporation and Bylaws of Holding Company, which, except as described herein, are substantially similar to those of the Company. See "Proposal No. 1 -- Approval of the Reorganization -- Charter Documents."

RIGHTS OF DISSENTING SHAREHOLDERS

     Pursuant to Article 13 of the North Carolina Business Corporation Act, any shareholder who does not vote in favor of the Reorganization and who, at or prior to the Meeting, gives the Company a signed written notice of his or her objection to the Reorganization and intent to demand payment for his or her shares, may demand payment for his or her shares in an amount equal to the "fair value" of such shares (as determined by the Company and the Dissenting Shareholder or, alternatively, by court appraisal) in lieu of Reorganization Shares pursuant to the Merger Agreement. See "Dissenters' Rights of CVDI Shareholders."


FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

     Upon consummation of the Reorganization, all outstanding shares of CVDI Common Stock held by the Exchanging Shareholders at the Effective Time will be converted into the right to receive the Reorganization Shares. The Company has received a written opinion of its legal counsel, Wyrick Robbins Yates & Ponton LLP, that, for federal income tax purposes, the Reorganization will be tax-free to CVDI, Holding Company, Merger Sub and the Exchanging Shareholders. A copy of that opinion has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. See "Proposal No. 1 -- Approval of the Reorganization -- Federal Income Tax Consequences of the Reorganization."


CONDITIONS AND TERMINATION

     The consummation of the Reorganization is subject to a number of conditions, including the approval of the Reorganization by the shareholders of CVDI. To the extent permitted by law, any of the conditions to closing may be waived by CVDI, Holding Company or Merger Sub. In addition, notwithstanding the prior approval of the Reorganization by CVDI shareholders, the Reorganization may be abandoned and the Merger Agreement terminated in certain circumstances. See "Proposal No. 1 -- Approval of the Reorganization -- Conditions to the Merger; Termination."


BUSINESS OF CVDI, HOLDING COMPANY AND MERGER SUB

     CVDI develops, manufactures and markets a proprietary cardiovascular diagnostic analyzer and tests that provide, at the point of patient care, rapid and accurate evaluation of hemostasis and certain new drugs under development. In August 1998, CVDI and Chiron Diagnostics Corporation signed a five-year global distribution agreement for certain CVDI diagnostic coagulation tests. See "Information Relating to CVDI -- Business of CVDI." Merger Sub is a North Carolina corporation wholly owned by Holding Company. Merger Sub has no present operations of its own. Holding Company, a North Carolina corporation, is a company which has no present operations of its own and was recently formed (and is currently owned) by CVDI for the purpose of establishing a holding company for CVDI. See "Information Relating to Merger Sub" and "Information Relating to Holding Company."


EXPENSES OF THE REORGANIZATION

     The expenses of the Reorganization and the transactions contemplated thereby, estimated to be approximately $100,000, will be borne by CVDI regardless of whether the Reorganization is consummated.

     THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULT MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THE MATTERS SET FORTH IN THIS PROXY
STATEMENT/PROSPECTUS.


               PROPOSAL NO. 1 -- APPROVAL OF THE REORGANIZATION

GENERAL

     CVDI, Merger Sub and Holding Company have entered into the Merger Agreement which provides for the merger of Merger Sub with and into CVDI. A copy of the Merger Agreement accompanies this Proxy Statement as APPENDIX A. This Proxy Statement contains summaries of the material provisions contained in the Merger Agreement and other Appendices. All references to and summaries of the Appendices to this Proxy Statement are qualified in their entirety by reference to the full text of the respective Appendix. CAPITALIZED TERMS NOT SEPARATELY DEFINED HEREIN HAVE THE SAME MEANINGS GIVEN THEM IN THE MERGER AGREEMENT.


EFFECTS OF THE REORGANIZATION

     The Reorganization is expected to be effected as soon as possible after the Meeting. At the Effective Time, Merger Sub will be merged with and into CVDI. Each share of Merger Sub common stock outstanding at the Effective Time will be converted into one share of CVDI Common Stock, and CVDI will become a wholly owned subsidiary of Holding Company. CVDI will be the surviving corporation (the "Surviving Corporation"), and the separate corporate existence of Merger Sub will terminate. CVDI's identity, existence, powers, assets, rights and immunities will remain unaffected by the Reorganization, and the powers, assets, rights and immunities of Merger Sub will be merged into CVDI.

     The Reorganization should NOT result in any change in the business, management, fiscal year, assets, liabilities or location of the principal facilities of the Company. The directors of CVDI prior to the Reorganization will continue as the directors of Holding Company. All CVDI stock plans will be continued by Holding Company, and each outstanding option or right to purchase shares of CVDI Common Stock will automatically be converted into an option or right to purchase that same number of shares of Holding Company Common Stock upon the same terms and subject to the same conditions. Shareholders should also note that approval of the Reorganization will also constitute approval of the assumption of all CVDI stock plans by Holding Company. CVDI's other employee benefit arrangements will continue to be maintained by CVDI, upon the terms, and subject to the conditions, currently in effect.

     Indebtedness of CVDI convertible into the CVDI Common Stock shall automatically become convertible into PharmaNetics Common Stock on the same terms and conditions under which such indebtedness was convertible immediately prior to the Reorganization.


MERGER SHARE EXCHANGE

     At the Effective Time, each outstanding share of CVDI Common Stock held by the Exchanging Shareholders immediately prior thereto will be converted into the right to receive one share of Holding Company Common Stock. The Reorganization Shares will represent 100% of Holding Company's issued and outstanding shares at the Effective Time.


EXCHANGE METHOD

     Promptly following the Effective Time, the Company will cause its exchange agent (the "Exchange Agent") to mail letters of transmittal to each holder of record of a certificate that immediately prior to the Effective Time represented issued and outstanding shares of CVDI Common Stock, accompanied by instructions for use in effecting the surrender of the certificates or instruments in exchange for Reorganization Shares. Similar documentation will be delivered by the Company to each holder of record of options to purchase Common Stock of the Company. After receipt of such transmittal form, each of such holders may, at such holder's option, surrender their certificates or instruments, together with a duly completed and executed transmittal form, to the Exchange Agent, as indicated on the transmittal form, and each such holder will receive in exchange therefor a certificate or instrument representing an identical number of Reorganization Shares or the right to purchase an identical number of Reorganization Shares, as the case may be.

     It is not necessary for shareholders or optionees of the Company to exchange their existing stock certificates or instruments for certificates or instruments of Holding Company. Until so surrendered and exchanged, each certificate or instrument evidencing CVDI Common Stock or options to purchase CVDI Common Stock will be deemed for all purposes to evidence the identical number of Reorganization Shares or replacement options to purchase Holding Company Common Stock, as the case may be.

     It is expected that at the Effective Date, Holding Company Common Stock will be listed on the Nasdaq National Market under the trading symbol "PHAR".


OPERATION AND MANAGEMENT OF HOLDING COMPANY AND CVDI AFTER THE REORGANIZATION

     The Board of Directors of Holding Company immediately following the Merger will be the existing Board of Directors of CVDI, namely John P. Funkhouser, William A. Hawkins, John K. Pirotte, Stephen R. Puckett and Philip R. Tracy. The executive officers of CVDI and of Holding Company immediately following the Merger will be the current executive officers of CVDI, namely: John P. Funkhouser, President and Chief Executive Officer; Paul T. Storey, Treasurer, Secretary and Director of Finance; Dick D. Timmons, II, Vice President and Chief Operating Officer; Donald E. Mahan, Ph.D., Vice President of Research and Development; Michael D. Riddle, Vice President of Sales and Marketing; and Peter J. Scott, Vice President of Quality Assurance and Regulatory Affairs. The Board of Directors of CVDI immediately following the Reorganization will consist of John P. Funkhouser.


CVDI BOARD APPROVAL OF AND REASONS FOR THE REORGANIZATION

     In July 1998, CVDI's directors examined the terms of the proposed Reorganization. CVDI's Board of Directors, by unanimous vote of all members, concluded that the terms of the proposed Reorganization were fair to and in the best interests of the CVDI shareholders, approved the proposed Reorganization, and recommended that the CVDI shareholders vote in favor of the Merger Agreement and the Reorganization.

     The Board of Directors of CVDI based its approval and recommendation of the Reorganization on a number of factors, including its knowledge of the business, operations, financial needs, financial alternatives and prospects of CVDI and its belief that the Reorganization and the formation of the holding company which will result from the Reorganization's consummation are in the best interests of CVDI and the CVDI shareholders. The Reorganization will afford to CVDI the advantages of having a related holding company while preserving its independence and flexibility. Creation of a holding company will permit the adoption of an organizational structure with businesses operating as separate subsidiaries. The Board of Directors believes that such diversification is necessary because of the growing challenges faced by and the increasing competition within the pharmaceutical industry. In particular, the Company desires to operate its business under a new name, PharmaNetics, Inc., principally because it believes the new name more accurately reflects the scope of the Company's business, which now extends and is anticipated to continue to extend beyond the field of cardiovascular diagnostics. The holding company structure contemplated by the Reorganization will permit the Company to operate under the new name without having to obtain consents or make filings under certain of its contracts or FDA and other regulations. In light of the wide variety of factors considered in reaching its recommendation, CVDI's Board of Directors did not find it practicable to assign any relative weight to the factors it considered.

     The Boards of Directors of Holding Company and Merger Sub have unanimously approved the Reorganization. As the sole shareholder of Merger Sub, Holding Company has approved the Reorganization, and, as the sole shareholder of Holding Company, CVDI has also approved the Reorganization.


RECOMMENDATION

     CVDI's Board of Directors believes that the proposed Reorganization and related transactions are fair to and in the best interests of CVDI and its shareholders and recommends a vote FOR approval of the Reorganization.


VOTE REQUIRED

     Pursuant to the terms of the Merger Agreement and the provisions of the North Carolina Business Corporation Act, approval of the Reorganization and the Merger Agreement requires the affirmative vote of the holders of at least a majority of all of the shares of CVDI Common Stock outstanding on the Record Date.

     In accordance with North Carolina law, CVDI intends to count shares of CVDI Common Stock present in person at the Meeting but not voting, and shares of CVDI Common Stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. In addition, brokers who hold shares of CVDI Common Stock in "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the Merger Agreement without specific instructions from such customers. Shares of CVDI Common

Stock represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes"). Abstentions from voting and broker non-votes will not be deemed to have been cast either "for" or "against" the Share Amount Amendment at the Meeting.

     Approval by the shareholders of the proposed Reorganization will constitute approval of the Merger Agreement (including approval of the persons to become directors of Holding Company described under "Management"). Copies of the Merger Agreement, the Articles of Incorporation and the Bylaws of Holding Company are attached hereto as Appendices A, B and C, respectively.


CHARTER DOCUMENTS

     Except as described below, the provisions of the Articles of Incorporation and Bylaws of Holding Company are substantially similar to those of the CVDI Articles of Incorporation and Bylaws.

     Holding Company's Bylaws provide that a director may not be removed by the shareholders at a meeting unless the notice of the meeting states the purpose, or one of the purposes, of the meeting, is removal of the director. CVDI's Bylaws contain no such limitation.

     Holding Company's Bylaws require that shareholders intending to submit proposals for consideration at a meeting comply with a number of requirements as a condition to becoming entitled to present any business at a shareholder meeting, including, without limitation, that the shareholder provide notice to Holding Company not more than 90 and not less than 50 days before the meeting in writing of the business to be presented and provide certain information about the shareholder and the proposal. CVDI's Bylaws contain no such conditions.

     CVDI's Bylaws require that notice of shareholder meetings be given not more than 50 days before the meeting. Holding Company's Bylaws, consistent with the North Carolina Business Corporation Act (the "BCA"), require that such notice be given not more than 60 days before the meeting.

     CVDI's Bylaws require only that the Board of Directors consist of at least one director. Holding Company's Bylaws provide that the number of authorized directors shall be not more than nine but not less than one director, and may be fixed or changed, within this minimum or maximum, by the shareholders or the Board of Directors.

     CVDI's Bylaws provide that the record date for a shareholder meeting may not be more than 50 days before the date on which the particular actions are to be taken, while the Bylaws of Holding Company, consistent with the BCA, require only that the record date not be more than 70 days before the date on which the particular actions are to be taken.


RELATED EVENTS

     The Reorganization should be considered in the context of certain related events contemplated by the Merger Agreement. The following is a summary of such transactions.

     1. CONVERTIBLE DEBT. Holding Company will assume all obligations of CVDI with respect to all of CVDI's outstanding convertible debt and will provide for the substitution of shares of Holding Company Common Stock for and in the stead of the shares of CVDI Common Stock held for issuance upon conversion of such indebtedness.

     2. STOCK OPTIONS. Holding Company will assume all obligations of CVDI with respect to all of CVDI's outstanding stock option plans and stock options as provided for in the Merger Agreement and will provide for the substitution of shares of Holding Company Common Stock for and in the stead of the shares of CVDI Common Stock held for issuance upon exercise of such outstanding stock options.


CONDITIONS TO THE REORGANIZATION; TERMINATION

     Pursuant to the terms of the Merger Agreement and the provisions of the North Carolina Business Corporation Act, approval of the Reorganization requires the affirmative vote of the holders of at least a majority of all of the shares of CVDI Common Stock outstanding on the Record Date.

     Notwithstanding prior approval by the CVDI shareholders, the Merger Agreement may be terminated and the Reorganization abandoned at any time prior to its consummation by action of the board of directors of either Holding Company or CVDI. For example, the Board of Directors of CVDI may decide to abandon the Reorganization if a significant number of shareholders dissent from the Reorganization and demand payment for their shares.

AMENDMENTS AND WAIVERS

     The Merger Agreement may be amended or modified and any provisions or conditions contained therein (including those which otherwise would be cause for the abandonment of the Reorganization) may be waived either before or after the Meeting upon the mutual agreement in writing of CVDI and Holding Company, but no amendment effected after the Meeting may affect the amount or type of consideration to be delivered to the Exchanging Shareholders for their CVDI Common Stock.


EFFECTIVE TIME

     The Merger Agreement provides that, subject to approval and adoption by the shareholders of the Company, the Effective Time shall be the date on which articles of merger relating to the Reorganization are filed with the North Carolina Secretary of State. The Company anticipates that such articles will be filed on the date of the Meeting or as soon thereafter as practicable.


EXPENSES OF THE REORGANIZATION

     The expenses of the Reorganization and the transactions contemplated thereby, estimated to be approximately $100,000, will be borne by CVDI regardless of whether the Reorganization is consummated. CVDI has retained Corporate Investor Communications, Inc. at an estimated cost of $5,000, plus reimbursement of expenses, to assist CVDI in the solicitation of proxies from brokerage firms and other custodians, nominees and fiduciaries.


FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Company has received an opinion of its legal counsel, Wyrick Robbins Yates & Ponton LLP (the "Tax Opinion"), with respect to the material U.S. federal income tax consequences of the Reorganization to the holders of CVDI Common Stock, CVDI, Holding Company and Merger Sub. A copy of the Tax Opinion has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part. The following is an accurate summary of the material federal income tax consequences of the proposed Reorganization. However, neither Holding Company nor CVDI has requested or obtained a ruling from the Internal Revenue Service (the "IRS"). Further, the statements contained herein and in the Tax Opinion are not binding on either the IRS or the courts. Consequently, there can be no assurance that the IRS would classify the Reorganization as a reorganization qualifying under Code Section 368 or an exchange qualifying under Code Section 351. Neither the federal income tax discussion set forth below nor the Tax Opinion deals with all aspects or details of federal taxation that may be relevant to CVDI shareholders or CVDI. All CVDI shareholders are urged to consult their own tax advisors as to the tax consequences to them of the Reorganization, including the applicability and effect of federal, state, local, foreign and other tax laws.

     SUMMARY OF THE TAX OPINION. The Tax Opinion states that the following tax consequences will generally result to the Exchanging Shareholders:

     1. No gain or loss will be recognized by Exchanging Shareholders as a result of their exchange of shares of CVDI Common Stock for Reorganization Shares in the Reorganization;

     2. An Exchanging Shareholder's income tax basis in the Reorganization Shares received in the Reorganization will be the same as the basis such shareholder had in the CVDI Common Stock surrendered in exchange therefor; and

     3. The holding period for the Reorganization Shares received by each Exchanging Shareholder will include the holding period of the shares of CVDI Common Stock surrendered in exchange therefor, provided that the shares of CVDI Common Stock are held as a capital asset by such holder at the effective time of the Merger.

     4. Under Code Section 351, CVDI and Holding Company will not recognize any gain or loss as a result of the Reorganization.

     5. A Dissenting Shareholder receiving solely cash in exchange for CVDI Common Stock by exercising dissenter's rights shall be treated as having received a distribution in redemption of such shareholder's stock subject to the provisions and limitations of Section 302 of the Code. If, after the Merger, the Dissenting Shareholder neither directly owns nor is considered to own, under the constructive ownership rules of Section 318(a) of the Code, any Holding Company stock, the redemption will result in a capital gain or loss to such Dissenting Shareholder, pursuant to Revenue Ruling 74-515, 1974-2 C.B. 118, and Section 302(b) of the Code.

     A more detailed discussion of the federal income tax consequences and the bases for the Tax Opinion follows.

     The Tax Opinion assumes that the payments to Dissenting Shareholders, if any, plus expenses incurred by CVDI in connection with the Merger, will not exceed ten percent (10%) of the net assets of CVDI before the Merger.

     THE MERGER AS A TAX-FREE REORGANIZATION. Pursuant to the Merger Agreement, Merger Sub will merge with and into CVDI with CVDI as the Surviving Corporation. Each Exchanging Shareholder will surrender all of his, her or its shares of CVDI Common Stock to Holding Company, and such shares will be exchanged for and converted solely into the right to receive Reorganization Shares. The Reorganization is structured as a reverse triangular (subsidiary) merger. The Tax Opinion states that the Reorganization will, under current law, qualify as a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), pursuant to Sections 368(a)(l)(A) and 368(a)(2)(E). As noted in the Tax Opinion, CVDI, Holding Company and Merger Sub each will be "a party to a reorganization" (within the meaning of Section 368(b) of the Code) with respect to the Reorganization, and no gain or loss will be recognized by CVDI, Holding Company or Merger Sub as a result of the Merger, pursuant to Sections 361 and 357(a) of the Code. In addition, the Reorganization will also qualify as a tax-free exchange under Code Section 351. See "The Merger as a Tax-Free Exchange" below.

     Code Section 368(a)(2)(E) requires that former shareholders of the Surviving Corporation (CVDI) must have exchanged, for an amount of voting stock of the controlling corporation (Holding Company), an amount of stock in the surviving corporation which constitutes "control" of such corporation. "Control" for such purposes means stock possessing at least 80% of the corporation's total combined voting power and at least 80% of the total number of shares of each class of nonvoting stock. The effect of the foregoing requirement is to limit the amount of property other than voting stock of the controlling corporation issued in a qualifying tax-free reverse triangular merger to no more than 20% of the total consideration "paid" by the controlling corporation (Holding Company). Therefore, if it is determined that the value of any total consideration deemed to constitute property other than voting stock of the controlling corporation exceeds 20% of the total consideration delivered by Holding Company to holders of the CVDI stock, then the Reorganization would not qualify as a tax-free reorganization under Code Sections 368(a)(l)(A) and 368(a)(2)(E).

     CVDI believes that the value of any consideration deemed to qualify as property other than voting stock of the controlling corporation is less than 20% of the total consideration to be delivered by Holding Company to the holders of CVDI stock, and that, therefore, the Reorganization will be treated as a tax-free reverse triangular merger under Code Sections 368(a)(l)(A) and 368(a)(2)(E). This belief is based upon an analysis of (i) the amount (and fair market value) of the Reorganization Shares, and (ii) the absence of any other property (other than payments to Dissenting Shareholders) to be delivered to CVDI shareholders in connection with the Reorganization. If, however, a sufficient number of CVDI shareholders were to exercise dissenters' rights so that more than 20% of the total consideration paid to CVDI shareholders is paid in cash to Dissenting Shareholders, the Reorganization would not qualify as a tax-free reverse triangular merger. Such a circumstance, though, would not adversely affect the Reorganization's ability to qualify as a tax-tree exchange under Code Section 351. See "The Merger as a Tax-Free Exchange" below.

     In addition to the requirement that 80% of the control of an acquired corporation be obtained for voting stock of the controlling corporation (i.e., Holding Company), Code Section 368 and the regulations promulgated thereunder impose other requirements before a transaction can be characterized as a tax-free reorganization. In particular, for a reverse triangular merger to be a tax-free reorganization as described in Section 368(a)(2)(E) of the Code, it is necessary that following the merger (i) either the historic business of the acquired corporation be continued or a significant portion of the acquired corporation's historic business assets be used in a business; (ii) the shareholders of the acquired corporation receive in the merger, in exchange for a substantial part of the value of the proprietary interest of the acquired corporation, a proprietary interest in the controlling corporation, and such proprietary interest is not disposed of in connection with the merger to the acquired corporation, the controlling corporation or any party related thereto; and (iii) substantially all of the assets of the acquired corporation and the controlling corporation be held by the surviving corporation following the merger (for this purpose, any shares of Holding Company transferred to Merger Sub in pursuance of the Reorganization are disregarded). In addition, case law requires that a transaction have a business purpose to qualify as a tax-free reorganization. Because of the inherently factual nature of these requirements and the fact that their satisfaction may depend in part on events to occur following the Reorganization, no assurances can be given (absent obtaining a private letter ruling from the Internal Revenue Service, which neither CVDI nor Holding Company intends to seek) that the Reorganization will qualify as a "tax-free" reorganization described in Section 368 of the Code. Each holder should, therefore, consult his or her own tax advisor as to the tax-free nature of the Reorganization and the possibility that the exchange of shares will be taxable to such holder.

     THE REORGANIZATION AS A TAX-FREE EXCHANGE. Although in form the Reorganization has been structured as a reverse triangular merger, the Tax Opinion states that the Reorganization will also qualify as a tax-free exchange under Code Section 351 by the Exchanging Shareholders to Holding Company.

     Code Section 351 provides that no gain or loss will be recognized by a taxpayer who transfers property to a corporation solely in exchange for stock in such corporation if such taxpayer alone or together with other persons making similar transfers controls the corporation immediately after the exchange. "Control" under Code Section 351 has the same meaning as for purposes of Code Section 368 and is discussed above. If a transferor/shareholder receives money or other property (including securities) other than stock of the transferee corporation, any gain from the transfer (but not any loss) will be recognized to the extent of the money received or the fair market value of the other property received.

     FEDERAL TAX REPORTING POSITION. Holding Company and CVDI intend to report the Reorganization as a tax-free reorganization within the meaning of Code Sections 368(a)(1)(A) and 368(a)(2)(E). In the event that classification of the Reorganization is successfully challenged by the Internal Revenue Service, Holding Company and CVDI intend to take the position and assert that the Reorganization is a tax-free exchange within the meaning of Code Section 351. In general, the fact that a transaction may qualify as both a tax-free reorganization under Section 368(a) and a tax-free exchange under Section 351 is of little significance since in both instances non-recognition treatment is accorded to the transferor. However, it should be noted that different tax consequences can result from the characterization as a tax-free exchange or reorganization, including, under a tax-free reorganization, the permitted carry-over of certain tax attributes under Code Section 381.

     TAXABLE TRANSACTIONS. As noted in the Tax Opinion, a successful challenge by the IRS to the tax-free status of the Reorganization (both as a reorganization pursuant to Code Section 368 and as a tax-free exchange pursuant to Code Section 351, as discussed above) would result in a recharacterization of the transaction by the IRS as a taxable sale by Exchanging Shareholders of their CVDI Common Stock in exchange for the Reorganization Shares. In this event, an Exchanging Shareholder would recognize gain or loss with respect to each share of CVDI Common Stock exchanged in the Reorganization equal to the difference between the fair market value, at the Effective Time, of the total consideration received for such share in the Reorganization (i.e., the Reorganization Shares) and the shareholder's basis in the CVDI Common Stock so exchanged. An Exchanging Shareholder's aggregate basis in the Reorganization consideration so received would equal his or her fair market value at the time of receipt, and the Exchanging Shareholder's holding period for such stock would begin on the date of the consummation of the Reorganization.

     Irrespective of the possible tax-free nature of the Reorganization, a recipient of Reorganization Shares would recognize gain to the extent such shares are considered to be received in exchange for services or property (rather than solely in exchange for CVDI Common Stock). All or a portion of such gain may be taxable as ordinary income.

     RECEIPT OF CASH BY DISSENTING SHAREHOLDERS. As noted in the Tax Opinion, in the event that a Dissenting Shareholder were to receive cash for the fair value of shares, such Dissenting Shareholder may be treated as having received such payment in redemption of shares. Such a redemption would be subject to the conditions and limitations of Section 302 of the Code. If the Dissenting Shareholder owns, either actually or constructively under the provisions of
Section 318 of the Code, any shares after the Effective Time, the payment made to the Dissenting Shareholder could be treated as a dividend and recognized as ordinary income. In general, under Section 318 of the Code, a shareholder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, and stock that the shareholder, or related individuals or entities, have the right to acquire by exercising an option or converting a convertible security. Each shareholder who contemplates exercising dissenters' rights should consult his or her own tax advisor as to the taxation of any gain or loss and the possibility that any payment to him, her or it will be treated as a dividend.


ACCOUNTING TREATMENT OF THE REORGANIZATION

     There will be no accounting effect or change in the carrying amount of the assets and liabilities of CVDI as a result of the merger of Merger Sub into CVDI. The consolidated capitalization, assets, liabilities, and financial statements of Holding Company and CVDI immediately following the Reorganization will be the same as those of CVDI immediately prior to the Reorganization.


RESTRICTIONS ON RESALE OF HOLDING COMPANY COMMON STOCK

     The shares of Holding Company Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act. Persons who are not affiliates of CVDI and who will not be affiliates of Holding Company following the Effective Time may resell their shares of Holding Company Common Stock without restriction. Under present law, any public reoffering or sale of such shares by any person who is an "affiliate" of CVDI at the time the Merger Agreement is submitted to a vote of CVDI's shareholders will require either (i) the further registration of such shares under the Securities Act, (ii) compliance with Rule 145 promulgated under the Securities Act, which permits sales under certain conditions, as discussed below, or (iii) the availability of another exemption from such further registration. In general, under

Rule 145, assuming that such a person is, at the time of sale, an affiliate of Holding Company, such a person may publicly sell such stock if the person: (1) sells during any three-month period no more than the number of shares permitted under Rule 144(e) (which is generally the greater of (i) 1% of the total number of shares of Holding Company Common Stock outstanding, or (ii) the average weekly volume of trading of Holding Company Common Stock for the four calendar weeks prior to the sale); (2) sells in a "brokers' transaction" (which means, generally, that the broker can do no more than execute the order as agent for the seller, can receive no more than the usual broker's commission, cannot solicit orders to buy in connection with the transaction, and cannot believe that the seller is an underwriter of the securities being sold); (3) does not solicit orders to buy in connection with the transaction and does not make any payment in connection with such sale to anyone other than the selling broker; and (4) sells at a time when there is adequate current public information about Holding Company (which will be satisfied so long as Holding Company's Common Stock remains registered under the Exchange Act and Holding Company continues to file the necessary reports under such act). If a person who was an affiliate of CVDI at the Meeting is not an affiliate of the Holding Company at the time of resale, he or she can also resell without subsequent registration if he or she (a) holds the shares for at least one year and sells at a time where there is adequate public information about Holding Company (as in (4) above); or (b) holds the shares for at least two years.


                    DISSENTERS' RIGHTS OF CVDI SHAREHOLDERS

     Under Article 13 of the North Carolina Business Corporation Act ("Article 13"), any shareholder of the Company who does not vote in favor of the Reorganization and who, at or prior to the Meeting, gives to the Company written notice of his or her objection to the Reorganization and intent to demand payment for his or her shares, may demand payment for such shares in an amount equal to the "fair value" of such shares prior to the mailing hereof, as determined by the Company and the Dissenting Shareholder or, alternatively, by court appraisal.

     The following is a brief summary of the statutory procedures required to be followed by Dissenting Shareholders in order to perfect their rights to seek relief under Article 13. The text of Article 13 accompanies this Proxy Statement as Appendix D. Although the material provisions of Article 13 set forth in this Proxy Statement have been summarized accurately, the statements made herein concerning such statute are not necessarily complete, and reference is made to the full text of Article 13 attached hereto as Appendix D. Each such statement is qualified in its entirety by such reference. Any shareholder who may be contemplating the exercise of statutory dissenters' rights should consult his or her legal and financial advisors and should review Article 13 carefully, because a failure to comply with any of the statutory requirements precisely may result in a loss of such rights.

     If any shareholder elects to dissent from the Reorganization and to seek an independent determination of the fair value of his or her shares under
Article 13, each of the following conditions must be satisfied.

     1. The Dissenting Shareholder must deliver (and the Company must receive), prior to the taking of the vote on the Reorganization, written notice of his or her intent to demand payment for his or her shares. Such written notice must reasonably inform the Company of the identity of the Dissenting Shareholder and of the fact that the Dissenting Shareholder intends to demand payment for his or her shares. Such written notice should be delivered to Cardiovascular Diagnostics, Inc., 5301 Departure Drive, Raleigh, North Carolina 27616,
Attention: Paul T. Storey, Secretary of the Company. If mailed, it is recommended that such written objection be sent by registered or certified mail, return receipt requested. The return of a proxy with an instruction to vote the shares represented thereby against approval of the Reorganization or to abstain will not, by itself, satisfy the requirement that a written objection to the Reorganization be filed with the Company.

     2. The Dissenting Shareholder's shares must not be voted in favor of the Reorganization. This requirement will be satisfied if a proxy is signed and returned with instructions to vote against the Reorganization or if no proxy is returned, or if the Dissenting Shareholder attends the Meeting and votes against the Reorganization or abstains from voting (and, in the case of abstention, has revoked any proxy voting in favor of the Reorganization). If the Dissenting Shareholder signs and returns a proxy in the form to be provided with the Proxy Statement but does not indicate how the shares represented thereby are to be voted, such shares will be voted in favor of the Reorganization, and such Dissenting Shareholder's right to demand payment for his or her shares will be lost unless such proxy is revoked prior to the voting thereof. Attendance by the Dissenting Shareholder at the Meeting will not in and of itself constitute revocation of a proxy.

     3. If the Reorganization is approved, within 10 days after such approval, the Dissenting Shareholder will be delivered a written dissenters' notice accompanied by a copy of Article 13 and specifying: (i) where the Dissenting Shareholder's payment demand must be sent and where and when certificates for his or her shares must be deposited; (ii) a form of notice to be delivered to the Company for demanding payment; and (iii) the date by which the Company must receive the payment demand.

     4. A Dissenting Shareholder who receives a written dissenters' notice from the Company must demand payment and deposit the certificates for his or her shares in accordance with the terms of such notice. Failure to do so by the date set forth in such notice will result in the Dissenting Shareholder's forfeiture of the right to receive payment for his or her shares.

     5. Upon receipt of a payment demand, the Company shall offer to pay to each Dissenting Shareholder the Company's estimate of the amount equivalent to the fair value of the shares, plus interest accrued to the date of payment, and shall pay this amount to each Dissenting Shareholder who agrees to accept it in full satisfaction of his or her demand. The Company's offer of payment must be accompanied by its most recent financial statements, an explanation of how the interest was calculated and a statement of the Dissenting Shareholder's right to demand payment of his or her own estimate of the fair value of his or her shares.

     6. If the offer of payment made by the Company is unacceptable to the Dissenting Shareholder, the Dissenting Shareholder may give the Company written notice of his or her own estimate of the fair value of the shares and the amount of interest due and demand payment of his or her estimate or reject the Company's offer of payment and demand payment of the fair value of the shares and interest due. Such final demand for payment must be received by the Company within 30 days of his or her receipt of the Company's offer of payment. A Dissenting Shareholder who fails to make a timely demand for final payment shall be deemed to have withdrawn his or her dissent and demand for payment.

     7. If the Dissenting Shareholder's final payment demand is not paid by the Company, the Dissenting Shareholder will have three options: (i) he or she can commence a judicial appraisal proceeding within 60 days after the date of his or her payment demand; (ii) within 30 days after the expiration of the 60-day period set forth in the preceding clause (i), he or she may accept, in writing, the Company's offer of payment in full satisfaction of his or her demand; or
(iii) within the same 30-day period set forth in the preceding clause (ii), he or she may withdraw his or her demand for payment and resume the status of a nondissenting shareholder. Any such Dissenting Shareholder who fails to take any of the aforementioned actions shall be deemed to have withdrawn his or her dissent and demand for payment.

     Costs of an appraisal proceeding, including the reasonable compensation and expenses of appraisers appointed by the Court, shall be determined by the Court and assessed upon the parties to the Court action, or any of them, in such manner as the Court deems equitable under the circumstances.


                      INFORMATION RELATING TO MERGER SUB

     Holding Company incorporated Merger Sub as its wholly owned subsidiary in July 1998. Merger Sub conducts no business and has no assets, and exists for the primary purpose of effectuating an acquisition. Merger Sub will be merged with and into CVDI pursuant to the Merger Agreement. As a result of the Reorganization, CVDI will become a wholly owned subsidiary of Holding Company, and the separate corporate existence of Merger Sub will terminate. Merger Sub's address and telephone number are the same as CVDI's address and telephone number.


                    INFORMATION RELATING TO HOLDING COMPANY

     Holding Company, a North Carolina corporation, was incorporated by CVDI in July 1998. Holding Company currently conducts no business and has virtually no assets, and exists solely for the purpose of forming a holding company for CVDI. After the Reorganization, CVDI will be a wholly owned subsidiary of Holding Company, and Holding Company will have no assets (other than the stock of CVDI), no liabilities and no operations independent of those of CVDI. Thus, financial statements of Holding Company following the Reorganization will be virtually identical to those of CVDI prior to the Reorganization. Accordingly, historical financial statements of Holding Company and pro forma financial statements reflecting completion of the Reorganization have not been included in this Proxy Statement. Holding Company's address and telephone number are the same as CVDI's address and telephone number.

                         INFORMATION RELATING TO CVDI


BUSINESS OF CVDI

     CVDI develops, manufactures and markets a proprietary cardiovascular diagnostic analyzer and tests that provide, at the point of patient care, rapid and accurate evaluation of hemostasis and certain new drugs under development. The Company believes that its Thrombolytic Assessment System ("TAS") is the only stat, or "as soon as possible", point-of-care system capable of monitoring both the coagulation (formation) and lysis (dissolution) of blood clots. Such monitoring provides information which is critical in administering anticoagulant and thrombolytic (clot-dissolving) drugs, which are used in the treatment of heart attacks and strokes and in a variety of other medical procedures. During 1997 the Company exhibited the flexibility of the TAS platform by signing collaboration agreements with Knoll AG and Eli Lilly and Company to monitor the effects of certain new drugs that are in clinical trials.

     Evaluation of hemostasis is an integral part of patient diagnosis and treatment for a wide variety of medical conditions. Hemostatic test results must be provided quickly because a majority of the drugs used to regulate clotting are cleared rapidly from the body, and these drugs must be closely monitored to maintain drug levels within an effective treatment range. The Company believes that generally, hospital central and stat laboratories, which currently provide the majority of such testing, cannot provide timely information to clinicians regarding coagulation, and thrombolytic and other drug monitoring. Any delay in providing such information can be a problem since the physician is likely to leave the patient area during this time, which may result in a further delay in diagnosis and treatment. The Company believes that TAS can provide information regarding coagulation as well as thrombolytic and other drug monitoring on a timely basis, thus permitting quicker diagnosis and therapeutic intervention, which will improve hemostatic therapy and the quality of patient care. The Company believes that this improvement may facilitate quicker transfers out of expensive critical care settings, reduce the overall length of hospital stays, reduce expenditures for laboratory equipment and its associated maintenance and labor, and reduce the unnecessary use, and therefore the overall cost, of pharmaceuticals. In addition, point-of-care testing can save hospitals money by reducing the numerous steps, paperwork and personnel involved in collecting, transporting, documenting and processing blood samples.


     The Company currently sells its TAS analyzer and a menu of nine tests and four sets of controls in the United States. Five of these tests, the Prothrombin Time ("PT"), PT non-citrated ("PTNC"), the PT One, the activated Partial Thromboplastin Time ("aPTT") and the Heparin Management ("HMT") tests (which monitor oral anticoagulant therapy, low level intravenous anticoagulant therapy and high level intravenous anticoagulant therapy, respectively), have received Food and Drug Administration ("FDA") clearance under Section 510(k) of the Food, Drug and Cosmetic Act (the "FDC Act"), and are currently sold for commercial use. The other four tests, the SK Panel, Lysis Onset Time ("LOT"), Low Range Heparin Monitoring ("LHMT") and Ecarin Clotting Time ("ECT") tests (which monitor low heparin levels and antithrombin, respectively) are currently sold in the U.S. "for investigational use only", pending further FDA review and clearance. 510(k) filings were submitted for the LHMT and ECT tests in December 1997 and January 1998, respectively. The SK Panel, which consists of two tests, assists physicians in anticipating possible complications of thrombolytic therapy by screening patients for resistance to streptokinase. The LOT test may be used during the administration of any thrombolytic drug to detect the establishment of the lytic state, after which additional administration of the drug may no longer be efficacious. The Company currently sells the TAS analyzer and all of these tests in Europe.

     On October 31, 1993, the Company acquired Coeur Laboratories, Inc. ("Coeur"), which manufactures and sells a line of disposable power injection syringes used for cardiology and radiology procedures, as well as a line of manifolds used in custom angiographic procedure kits. The Company acquired Coeur in order to gain access to Coeur's management and infrastructure, its cash flow and its manufacturing facility. Each year since the acquisition, Coeur generated revenue of between $4.6 and $4.7 million, as well as positive cash flow. The Company has used some of this cash to fund more rapid TAS research and development than would have been possible otherwise. Additionally, the Company believes that the ability to make immediate use of Coeur's existing manufacturing facility and experienced management team enabled the Company to develop its infrastructure more rapidly, thereby accelerating the commercialization of TAS.


RECENT DEVELOPMENTS

     In late August 1998, the Company and Chiron Diagnostics Corporation ("Chiron Diagnostics") signed a global distribution agreement for certain Company diagnostic coagulation tests. At the same time, the Company sold 600,000 shares of its Common Stock of Chiron Diagnostics for $6,000,000, or $10 per share. In September 1998, Bayer Group agreed to acquire Chiron Diagnostics. The Company believes Bayer's position as a global leader in diagnostics will make it a good partner. See " -- Sales and Marketing" and "Certain Transactions".

INDUSTRY OVERVIEW

     The practice of laboratory medicine has changed dramatically over the last 30 years, with new technology continuously evolving in response to the physician's demand for information. This demand for information is particularly acute in blood testing, where access to timely and accurate results is critical to effective patient care. Initially, hospital blood analysis was performed in multiple small laboratories that typically used time-consuming manual techniques. The accuracy of tests performed under these conditions varied considerably depending upon, among other factors, the skill of the laboratory personnel. The advent of automated blood testing, first introduced in the mid-1960's, allowed for centralization and standardization of laboratory tests. With improved access to blood analysis, physicians began to use laboratory tests as a primary diagnostic tool and consequently demanded more tests and faster results. In an effort to meet this demand, some hospitals established decentralized stat laboratories nearer the patient. These laboratories typically rely on technology designed for efficiency in a high-volume centralized department. The Company believes that reliance on this technology makes stat laboratories inadequate and expensive, creating a need for new technology suitable for use at the point of patient care.

     Recent advances in technology allow many routine blood tests to be performed at the point of patient care, where the physician can most effectively use test results. Portable, easy-to-use analyzers designed to perform blood analysis rapidly and accurately are emerging as a solution to current healthcare demands. While speed is important in point-of-care testing, accuracy is critical. Since point-of-care testing is typically performed by operators who lack any special laboratory skills or training, the more error-proof the testing system, from sample collection through archiving of the test result, the more reliable the system will prove to be. By design, most point-of-care tests require limited materials and minimum labor. Point-of-care test systems must also comply with the Clinical Laboratory Improvement Amendment of 1988 ("CLIA") regulations. See " -- Government Regulation -- CLIA".

     Access to timely and accurate coagulation test results must be provided quickly because a majority of the drugs used to regulate clotting are cleared rapidly from the body and these drugs must be closely monitored to maintain drug levels within a safe treatment range. Coagulation testing presents special challenges in achieving test accuracy, because blood begins to coagulate as soon as it leaves the body, and therefore any delay in performing a coagulation test may lead to a less accurate test result. For this reason, coagulation testing is an ideal area for point-of-care testing.


TECHNOLOGY

     The Company's core technology relating to both the TAS analyzer and test cards is currently protected by a number of U.S. and corresponding international patents. The TAS card technology combines a mixture of dry reagents and paramagnetic iron oxide particles ("PIOP") that is contained within the card's reaction chamber. The test card has the approximate dimensions and half the thickness of a standard credit card. Blood samples are introduced into this reagent/particle mixture, dissolving the dry reagent and freeing the magnetic particles to move within the card's chamber. When the oscillating magnetic field is generated by the TAS analyzer, the magnetic particles within the TAS card's reaction chamber move in response to the magnetic field. An optical sensor within the TAS analyzer monitors the motion of the magnetic particles without touching the blood sample. When movement diminishes to a predetermined amplitude, the TAS system determines that a clot has been formed.

     Conversely, the same technology is used to measure the time required for a clot to dissolve. The Company's technology permits the measurement of clot dissolution by introducing a sample of blood to a mixture of magnetic particles and reagents including a clot-forming chemical, thereby inducing a clot. The system then measures the amount of time required for the induced clot to dissolve. The Company believes that TAS is the only point-of-care system capable of monitoring both coagulation and dissolution of clots. Furthermore, an additional benefit to the Company is the flexibility of the TAS technology, which allows for further expansion of the Company's menu of tests, since new tests can be developed by using different reagents in the test cards.


PRODUCTS

     THROMBOLYTIC ASSESSMENT SYSTEM (TAS)

     The Company's Thrombolytic Assessment System, or TAS, consists of a proprietary portable analyzer and proprietary, disposable test cards. The Company's TAS analyzer and test cards are designed to work effectively in a decentralized testing environment where they are used by healthcare personnel who need not have received formal central laboratory training. The Company's products are able to provide point-of-care testing, which can save valuable time in obtaining test results, is more convenient to the healthcare professional than laboratory testing and allows for more efficient treatment of patients. The Company believes that TAS complies with current CLIA regulations. See " -- Government Regulation -- CLIA".

 ANALYZER/SYSTEM OPERATION

     The TAS analyzer weighs approximately four pounds and is about the size of the typical office telephone. The TAS analyzer has a four-line LCD display screen, which is driven by software to prompt the technician to input the user and patient ID numbers, sample type, and timing of application of the blood sample.

     TAS can test unprocessed whole blood or plasma. Whole blood is obtained through venipuncture by drawing blood from a patient, often into a tube containing sodium citrate, which stabilizes the blood prior to testing. The process of citrating blood requires no special training or skill, and can be done at the point of patient care by the same person who performs the TAS test, without adding any time to the process. Plasma, which is typically used in laboratory testing, is whole blood which has had various cellular components removed through spinning in a centrifuge for 10 to 15 minutes.

     To operate TAS, a test card is swiped through the magnetic strip reader of the analyzer, which automatically initiates quality controls and begins to elicit information from the operator through a series of prompts outlining the operating procedure for the specific test to be performed. The test card is then inserted into the TAS analyzer. A single drop of unprocessed, noncitrated or citrated, whole blood or plasma is then placed into the reaction chamber of the card, which already contains the appropriate mixture of dry reagents and PIOP for the test being performed. Typically within three minutes, the screen on the TAS analyzer displays a numerical test result, which is comparable to the result which would be achieved in a central laboratory using traditional testing procedures. The portable analyzer has been designed with a memory capability, may be connected to a printer, and with a software upgrade may be connected to the hospital's patient information system. The internal memory of the TAS analyzer allows for the storage of up to 1,000 individual test results and has an alphanumeric keypad that allows for the input of up to a 20-character patient identification code. Additionally, the keypad provides for coded entry so only authorized personnel can gain access to the system. The TAS analyzer can operate either on wall current or on an internal rechargeable battery.


     CURRENT TEST CARDS

     The aPTT test is a coagulation screening test which may be used in conjunction with the PT to provide a global assessment of a patient's ability to form a clot. In addition, the aPTT test is used to monitor heparin, an injectable anticoagulant. Hospitals routinely use heparin as the initial treatment for patients with a clot, including patients suffering from heart attacks or strokes. Heparin also prevents clots from forming in patients undergoing procedures involving particular risks of clotting, such as angioplasties, angiograms, open heart surgeries, dialyses and certain other surgeries. Heparin must be closely monitored to assure adequate anticoagulation without increasing the risk of developing a bleeding complication. Time is particularly important when monitoring heparin, since the drug affects a patient's coagulation system within minutes.

     The PT test is a general screening test that is used to assess a patient's baseline hemostatic function or to monitor the use of warfarin, an oral anticoagulant. Although they are both anticoagulants, heparin and warfarin work in different ways and require different tests to monitor their functions. Warfarin is widely used for long-term treatment in patients who have previously developed clots, including after heart attacks, in order to inhibit coagulation and reduce the risk of developing additional clots. A physician uses the PT test to monitor and maintain drug levels within a safe treatment range; that is, too little warfarin will not prevent a new clot from developing, but too much of the drug may result in a bleeding complication.

     The Company manufactures and markets three different types of PT test cards, a general purpose PT test card routinely used in the United States, the PT One, which uses a more sensitive scale of measurement, and the PT-NC, which is used with finger stick samples. The PT One is currently the preferred test for all indications in Europe and is rapidly becoming popular in the United States.

     Generally, aPTT tests are incapable of monitoring high levels of heparin. Therefore, the Company developed its HMT for monitoring patients requiring high dose heparin therapy during procedures such as open heart surgeries or dialyses. For example, during the course of an open heart surgery, the patient's blood may be tested as many as four to six times to assure an adequate heparin effect. The Company believes that its HMT is a more effective test than the Activated Clotting Time test ("ACT") currently used for procedures requiring high dose heparin therapy. Unlike ACT, HMT is not sensitive to changes in blood temperature or dilution, such as typically occur during open heart surgery. Clinical trials also indicate that HMT more closely correlates with a precise but time-consuming laboratory measurement of heparin concentration than does ACT. Finally, the Company believes that HMT is easier to perform and is less prone to operator error than ACT.

     The Low-range Heparin Management Test ("LHMT") card is intended to monitor the moderate levels of heparin used during certain surgical procedures, including angioplasty and cardiac surgery on pediatric patients. The SK Panel is designed to assess a patient's response to one of the most commonly used thrombolytic drugs, streptokinase. Since approximately

10% of patients may develop neutralizing antibodies or inhibitors to streptokinase (which prevent the drug from being effective), physicians often use the more expensive thrombolytic drug, t-PA, rather than risk ineffective therapy with streptokinase. The SK Panel provides the physician with objective information on which to base a decision regarding the choice of thrombolytic drug. The SK Panel consists of two test cards. One of the cards is designed to test the patient's response to high levels of streptokinase. The other card, the Lytic Control test, is designed to identify possible defects in a patient's fibrinolytic system that may interfere with all thrombolytic therapy.

     The LOT test is designed to monitor a patient's response to any of the currently used thrombolytic drugs, including streptokinase, t-PA and urokinase. The LOT test is used during the administration of any thrombolytic drug to detect the establishment of the lytic state, after which additional administration of the drug may no longer be efficacious. Before the Company developed the LOT test, there was no rapid, precise method for monitoring the effects of thrombolytic therapy. With the information provided by the LOT test, healthcare providers can optimize thrombolytic therapy, providing for better, more cost-effective patient care.

     The Ecarin Clotting Time ("ECT") test is designed to monitor the effect of a new class of anticoagulant drugs, "antithrombins" such as hirudin or argatroban.


     TEST CARDS UNDER DEVELOPMENT

     The Company is currently studying the feasibility and developing several new tests to expand the menu for the TAS Analyzer. The Company is studying and developing new tests to complement the aPTT and HMT in a complete heparin monitoring package. The Company's low range fibrinogen ("LRF") test is a new test under development that will allow a physician to monitor the effects of Ancrod, a new drug for the treatment of stroke. In addition, the Company has tests under development to monitor thrombin inhibitors and a new drug to treat sepsis. The Company has also developed versions of certain of its test cards, including PT and HMT, which would allow testing of noncitrated, as well as citrated, blood.


     QUALITY CONTROL PRODUCTS

     The Company also develops and manufactures single-use "crush-vial" controls for each test card. These controls allow quality assurance testing at the point of care. In addition, the Company is developing Electronic Quality Control ("EQC") cards to test analyzer function.


SALES AND MARKETING

     The Company commenced marketing TAS products in May 1995. As of June 30, 1998 the Company had sold approximately 1,400 analyzers in the United States and in Europe. In 1996, the Company initiated a sales and marketing strategy, with a direct sales force targeting hospitals with over 200 beds. Through this initiative the Company achieved its goal of gaining recognition for its technology and was able to attract several strategic partners. In October 1996, the Company signed an exclusive, five-year development and distribution agreement with Dade International, Inc. ("Dade"). At that time, the marketing focus was shifted to begin targeting major corporate accounts and integrated health networks ("IHNs"). In 1997 and 1996, Dade represented 17% and 3% of total Company sales. The Company also entered into an agreement with Avecor Cardiovascular to distribute the Company's Heparin Management Test ("HMT") to hospitals. In August 1998, the agreements with Dade and Avecor were terminated effective December 1998, at which time Chiron Diagnostics will become the Company's new distribution partner pursuant to the agreement discussed below. In connection with the Company's termination of the Dade agreement, the Company agreed to continue to supply Dade's existing customers for 3 years.

     In August 1998, the Company signed a five-year distribution agreement, subject to minimum annual sales by Chiron Diagnostics, with Chiron Diagnostics (the "Chiron Agreement") to distribute the Company's PT, aPTT, HMT and LHMT test cards in North America and certain South American, European and Asian countries. At that time, the Company received an up-front investment of $6 million from Chiron Diagnostics. See "Certain Transactions". The Company believes that Chiron Diagnostics has a strong global presence and that its shared strategy for expanding rapid diagnostic platforms into critical care settings and its considerable presence in these specialized areas of the hospital will lead to increased placements of TAS products. The Company also believes that the TAS products are complementary with Chiron Diagnostics' leading market position in blood gas analysis. Chiron Diagnostics expects to begin marketing the Company's products covered by the agreement beginning in January 1999, following the termination of the distribution agreements with Dade and Avecor Cardiovascular in December 1998. In addition, Chiron Diagnostics has the contingent right to distribute outside the U.S. with respect to certain test cards currently under development. In September 1998, Bayer Group agreed to acquire Chiron Diagnostics. The Company believes Bayer's position as a global leader in diagnostics will make it a good partner.

     Under the Chiron Agreement, Chiron Diagnostics agreed to purchase minimum quantities of the Company's products covered by the agreement during the term of the agreement at pre-determined prices. The Chiron Agreement is renewable for successive five-year terms. The Company has the right to terminate the agreement if (1) Chiron Diagnostics does not meet annual or semiannual sales targets, (2) Chiron Diagnostics fails to make payments when due to the Company, and (3) a distributor appointed by Chiron Diagnostics sells products which are competitive with the Company. Either party may terminate the Chiron Agreement upon the occurrence of any of the following: (1) the insolvency of the other party; (2) material breach of the agreement by other party which is not cured; or (3) certain types of "change-in-control" transactions by the other party.

     The Company also markets TAS products in Europe and elsewhere. In Europe there are a large number of recognized experts in the fields of hematology and cardiology. The Company's strategy to date has been to sell primarily through selected independent distributors. During 1997, Ortho Clinical Diagnostics signed a three-year agreement to distribute the Company's products in Italy. Distribution agreements remain in place for the United Kingdom, Berelux and Scandinavia, New Zealand and Australia. Upon expiration of these agreements, Chiron Diagnostics is expected to become the Company's exclusive distributor in these territories.

     In 1997, the Company also entered into additional collaborative agreements with Knoll AG and Eli Lilly and Company ("Eli Lilly") for the development of test cards for potential use in patient identification and monitoring of therapies being investigated for the treatment of ischemic stroke and sepsis, respectively. Under each of these agreements, the Company has agreed to develop and supply test cards and is entitled to receive development fees based upon the achievement of product milestones, such as the filing of a 510k application. Under each of these agreements, the Company has granted the other party rights to purchase TAS products and test cards at pre-determined prices. Each of these agreements is terminable by either party following the other party's failure to cure a material breach of the agreement. Under the Knoll agreement, if Knoll AG elects not to distribute the test cards developed thereunder in the United States, the Company must pay a royalty to Knoll AG based on the number of cards distributed in the United States for three years. The Knoll agreement is for a term of ten years following the first sale by Knoll AG of its product for an indication relating to stroke. If Knoll AG terminates the agreement without cause or discontinues development of its product, it must pay a fee to the Company. Either party may terminate the Eli Lilly agreement if Eli Lilly substantially ceases efforts with respect to its product's clinical trials. In addition, upon completion of certain phases of development contemplated by the Eli Lilly agreement, Eli Lilly may terminate the agreement following its receipt of the applicable final study report for such phase.

     Coeur's products are marketed worldwide, primarily to power injector manufacturers and, to a lesser extent, end users who perform diagnostic procedures. There are three principal power injector manufacturers and Coeur manufactures disposable syringes, on an original equipment manufacturing ("OEM") basis, for two of these manufacturers, Liebel Flarsheim ("LF"), a wholly owned subsidiary of Mallinkrodt Group, Inc., and E-Z-EM. As a percentage of total Company sales in 1997, 1996 and 1995, sales to LF represented 30%, 34% and 40%, respectively, and sales to E-Z-EM represented 18%, 10% and 12%, respectively.

     The commercial success of the Company's products will depend upon their acceptance by the medical community and third-party payors as useful and cost-effective. Market acceptance will depend upon several factors, including the establishment of the utility and cost-effectiveness of the Company's tests, the receipt of regulatory clearances in the United States and elsewhere and the availability of third-party reimbursement. The availability of point-of-care hemostasis test systems has been limited to date, so by selling point-of-care hemostasis test products, the Company is targeting an essentially new market. Diagnostic tests similar to those developed by the Company are generally performed by a central laboratory at a hospital or clinic. The approval of the purchase of diagnostic equipment by a hospital is generally controlled by its central laboratory. The Company expects there will be resistance by central laboratories to yield control of tests they have previously performed. The Company will also have to demonstrate to physicians that its diagnostic products perform as intended, meaning that the level of accuracy and precision attained by the Company's products must be comparable to test results achieved by central laboratory systems. Failure of the Company's products to achieve market acceptance would have a material adverse effect on the Company.

     The Company is substantially dependent upon distributors for marketing and distribution. There can be no assurance that the Company will be able to build an adequate sales and marketing staff, that establishing such a sales and marketing staff will be cost-effective, or that distributors' or the Company's direct sales and marketing efforts will be successful. The loss of one or more of the Company's foreign distributors or the inability to enter into agreements with new distributors to sell TAS products in additional countries could have a material adverse effect on the Company. There can be no assurance that the Company or its distributors will be successful in marketing or selling the Company's products.

RESEARCH AND DEVELOPMENT

     At June 30, 1998 the Company had a research and development staff consisting of nine people, five of whom have Ph.D.'s in related fields. Continuing research and development is focused on expanding the menu of tests. See " -- Products -- Test Cards".

     During fiscal 1995, fiscal 1996, fiscal 1997, and the six months ended June 30, 1998 the Company's research and development expenses were approximately $1,801,000, $2,300,000, $2,573,000 and $1,267,000, respectively.
See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations".


COMPETITION

     The medical diagnostic testing industry is characterized by rapidly evolving technology and intense competition. TAS competes in the coagulation and hematology testing market with manufacturers providing testing equipment to central and stat laboratories of hospitals, since such laboratories currently perform a substantial portion of such testing, and with other point-of-care coagulation and hematology test system manufacturers. Laboratories provide the same tests performed by TAS; however, these laboratory tests generally require the use of skilled technicians and complex, expensive equipment. The Company believes that TAS offers several advantages over these laboratory-based instruments, including faster results, ease-of-use, reduced opportunity for error and cost-effectiveness.

     The Company has several competitors, including Boehringer Mannheim Corporation ("BMC"), International Technidyne Corporation ("ITC") and Medtronic, that manufacture and market point-of-care coagulation and hematology test systems. ITC, in particular, has a large installed base of systems, which it has been selling for over 20 years. Despite the fact that the Company believes that TAS competes favorably with these systems, ITC's installed base could give it a competitive advantage. Although the market for point-of-care coagulation and hematology test systems is in its early stages of development, the Company believes that potential customers will base their purchasing decisions upon a combination of factors, including accuracy and precision, speed, cost-effectiveness, ease-of-use and compliance with CLIA guidelines.

     If the Company introduces additional blood tests beyond its initial coagulation and hematology tests, it will compete with numerous companies that market similar products to hospitals for use in laboratories and at the point of patient care. Other manufacturers and academic institutions may be conducting research and development with respect to blood testing technologies and other companies may in the future engage in research and development activities regarding products competitive with those of the Company. Many of the companies in the medical technology industry, including those listed above, have substantially greater capital resources, research and development staffs, sales and manufacturing capabilities and manufacturing facilities than the Company. Such entities may be developing or could in the future attempt to develop additional products competitive with TAS. Many of these companies also have substantially greater experience than the Company in research and development, obtaining regulatory clearances, manufacturing and marketing, and may therefore represent significant competition for the Company. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that will be more effective or less expensive than those being marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive.


PATENTS AND OTHER INTELLECTUAL PROPERTY

     The Company pursues patent applications to provide protection from competitors. A number of U.S. and corresponding international patents have been issued to the Company covering various aspects of the TAS technology. These patents expire between 2004 and 2013. The Company has filed, and is pursuing, a number of additional U.S. and international patent applications.

     The Company's success will depend in part on its ability to enforce its patents, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company's ability to protect its proprietary position is also in part dependent on the issuance of additional patents on current and future applications. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions. No assurance can be given that any patent applications will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership to the patents and other proprietary rights held by the Company. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around the Company's patents. In addition, others may hold or receive patents or file patent applications which contain claims having a scope that covers products developed by the Company. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from practicing the subject matter claimed in such patents or could be required to obtain licenses from the patent owners of each of such patents or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement.

     The Company also relies upon unpatented trade secrets to protect its proprietary technology. In particular, the Company believes that its custom-designed automated test card production line embodies proprietary Company process technology. No assurance can be given that others will not independently develop or otherwise acquire equivalent technology or otherwise gain access to the Company's proprietary technology or that the Company can ultimately protect meaningful rights to such unpatented proprietary technology.


     There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. In March 1997, the Company filed a lawsuit against BMC alleging, among other things, misappropriation of trade secrets. See "Legal Proceedings". This and any other litigation, which would result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, to defend the Company against claimed infringement of the rights of others or to determine the ownership, scope or validity of the proprietary rights of the Company and others. An adverse determination in any such litigation could subject the Company to significant liability to third parties, could require the Company to seek licenses from third parties, which licenses may not be available or, if available, may not be on terms acceptable to the Company; and ultimately could prevent the Company from manufacturing, selling or using its products, any of which could have a material adverse effect on the Company.


LICENSES

     TOKUYAMA SODA LICENSE

     In October 1988, the Company entered into a License Agreement with Tokuyama Soda Company, Ltd. ("Tokuyama") pursuant to which the Company granted Tokuyama exclusive rights to manufacture and sell PT and aPTT tests and analyzers in Myanmar, Brunei, Hong Kong, Indonesia, Japan, Malaysia, China, Philippines, Taiwan, South Korea, Singapore and Thailand (the "Tokuyama License"). The Tokuyama License requires that the Company negotiate in good faith with Tokuyama for 90 days prior to marketing or licensing in these Asian nations any new products that the Company develops related to the licensed tests or analyzer technology.

     In 1988 and 1989, Tokuyama paid the Company an aggregate license fee of $1,080,000 pursuant to the Tokuyama License. In addition, until the earlier of October 2004 or the expiration of the last Japanese patent covering the licensed technology, Tokuyama must pay the Company royalties based on Tokuyama's net sales of licensed products, subject to annual minimums through September 2000. The Company can terminate the Tokuyama License if Tokuyama fails to make a required payment or report (or makes a false report), or if Tokuyama voluntarily ceases the manufacture and sale of licensed products for 12 months, and if, in any such case, Tokuyama fails to remedy such default within 60 days after notice thereof from the Company.

     In December 1995, the Company and Tokuyama amended the Tokuyama License, to, among other things, provide the Company with the right to market PT and aPTT tests and analyzers in an Asian country (other than Japan, Taiwan and South Korea) if Tokuyama has not attained annual net sales of $250,000 in the country by June 30, 1996 (or within 12 months of the time when export to such country becomes authorized). In the event the Company exercises this right, it and Tokuyama may both market in the country and must each pay royalties to the other. To date, the Company has not exercised this right. The amendment also provides that the Company owns all rights outside Asia to Tokuyama improvements to the Company's technology, and must pay royalties to Tokuyama based on Company net sales of products incorporating such improvements.

     The Company received royalty payments under this agreement of $63,176, $32,835 and $30,741 during the years ended December 31, 1995, 1996 and 1997, respectively, and $14,997 for the six months ended June 30, 1998.


MANUFACTURING

     The Company operates a manufacturing facility in Raleigh, North Carolina to assemble TAS analyzers. Vendors currently provide all molded parts, mechanical components and printed circuit boards. The Company assembles the components and provides final mechanical, electrical and chemistry testing of each analyzer. The Company believes that it has sufficient capacity to accommodate anticipated demand.

     The Company also operates proprietary automated test card production equipment at its Raleigh facility. This automated production equipment was custom-designed by the Company and built to its specifications. The Company believes that this production machinery embodies proprietary Company process technology. The equipment has been designed to allow for increased production as dictated by customer demand. Programs are currently in process to increase manufacturing capacity for the Company's test cards.

     The FDC Act requires the Company to manufacture its products in registered establishments and in accordance with Good Manufacturing Practice ("GMP") now known as Quality System Regulations ("QSR"). The Company and Coeur are both registered as medical device manufacturers and are subject to periodic inspections by the FDA. In addition, the Company received ISO 9001 certification in 1997.

     To be successful, the Company must manufacture its products in compliance with regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. The Company has limited experience producing its products in large commercial quantities. There can be no assurance that the Company will be able to manufacture accurate and reliable products in large commercial quantities on a timely basis and at an acceptable cost.

     Most of the raw materials and components used to manufacture the Company's TAS products are readily available. However, certain of these materials are obtained from a sole supplier or a limited group of suppliers. For example, the Company currently obtains the PIOP used in the TAS test cards from a single source. However, the Company maintains enough PIOP to produce the Company's test cards for an extended period of time. The Company believes that, in the event of an interruption in the availability of PIOP from such supplier, the Company has enough PIOP at its facility to supply its needs until an alternative source could be procured. The Company generally does not maintain long-term agreements with any of its suppliers. The reliance on sole or limited suppliers and the failure to maintain long-term agreements with suppliers involves several risks, including the inability to obtain an adequate supply of required raw materials and components and reduced control over pricing, quality and timely delivery. Any interruption in supply could have a material adverse effect on the Company.


GOVERNMENT REGULATION

     FDA

     The medical devices to be marketed and manufactured by the Company are subject to extensive regulation by the FDA. Pursuant to the FDC Act, the FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval ("PMA") for devices, withdrawal of marketing approvals and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

     In the United States, medical devices are classified into one of three classes (Class I, II or III), on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Under the FDA regulations, Class I devices are subject to general controls (for example, labeling, premarket notification and adherence to QSRs) and Class II devices are subject to general and special controls (for example, performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive a PMA from the FDA to ensure their safety and effectiveness (for example, life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices).

     Before a new device can be introduced into the market, the manufacturer must generally obtain marketing clearance through either a 510(k) notification (a "510(k)") or a PMA. Commercial distribution of a device for which a 510(k) is required can begin only after the FDA issues an order finding the device to be "substantially equivalent" to a predicate legally marketed Class I or II medical device, or to a Class III medical device for which the FDA has not required a PMA. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. It generally takes from four to 12 months from submission of a 510(k) to obtain a 510(k) clearance, but it may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, or that additional information is needed before a substantial equivalence determination can be made. A request for additional data may require that clinical studies of the device's safety and efficacy be performed. A "not substantially equivalent" determination or a request for additional information could delay the market introduction of new products that fall into this category and could have a material adverse effect on the Company's business, financial condition and results of operations. For any of the Company's products that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or efficacy of the device or that constitute a major change to the intended use of the device will require a new 510(k). If the FDA requires the Company to submit a new 510(k) for any modification to the device the Company may be prohibited from marketing the modified device until the 510(k) is cleared by the FDA.

     The Company received 510(k) clearance to market its PT and aPTT test cards, along with a first generation analyzer, in 1988. In 1993, the Company received 510(k) clearance for the TAS analyzer to be marketed with PT and aPTT tests. The Company received 510(k) clearance in May 1995 to commercially market the HMT test. The Company received 510(k) clearance for PT, HMT and aPTT controls in 1996 and for PT-NC controls in 1997. In addition, the Company submitted 510(k) applications for the LHMT test card in December 1997 and for the ECT test card in January 1998. In August 1998, the FDA notified the Company that it would require additional data before commencing its review of the 510(k) applications for the LHMT and ECT test cards. The Company is currently assessing the amount of time it will take it to compile and submit such additional data.

     The Company submitted a 510(k) for its SK Panel in September 1993. This submission was withdrawn in October 1994, after consultation with the FDA, pending the conclusion of additional clinical evaluations of the SK Panel. The SK Panel and LOT tests are currently available to be sold in Europe for investigational use only in connection with clinical evaluations of the safety and effectiveness of the products. Although clinical investigations of most devices are subject to the investigational device exemption ("IDE") requirements, a clinical investigation is exempt from the IDE requirements provided the clinical investigation involves a noninvasive test, does not require an invasive sampling procedure that presents significant risk, does not introduce energy into a subject, and is not used as a diagnostic procedure without confirmation of the diagnosis by another medically established diagnostic product or procedure. Manufacturers must also establish distribution controls to assure that devices distributed for the purposes of conducting clinical investigations are used only for that purpose. Pursuant to FDA policy, manufacturers of devices labeled "for investigational use only" must establish a certification program under which investigational devices are distributed to or utilized only by individuals, laboratories or healthcare facilities that have provided the manufacturer with a written certification of compliance indicating that: the device will be used for investigational purposes only; results will not be used for diagnostic purposes without confirmation of the diagnosis under another medically established diagnostic device or procedure; all investigations will be conducted with approval from an institutional review board ("IRB"), using an IRB-approved study protocol, and patient informed consent; and the device will be labeled in accordance with the applicable labeling regulations. Failure of the Company or recipients of the Company's "investigational use only" products to comply with these requirements could result in enforcement action by the FDA that would adversely affect the Company's ability to conduct testing necessary to obtain market clearance and, consequently could have a material adverse effect on the Company.

     A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed Class I or Class II device, or if it is a Class III device for which FDA has called for PMAs. A PMA application must be supported by valid scientific evidence which typically includes extensive data, including preclinical and clinical trial data, to demonstrate the safety and effectiveness of the device. In addition, the submission must include the proposed labeling, advertising literature and training methods (if required). FDA review of a PMA application generally takes one to two years from the date the PMA application is accepted for filing, but may take significantly longer. The review time is often significantly extended by the FDA asking for more information or clarification of information already provided in the submission. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer's facilities to ensure that the facilities are in compliance with applicable QSR requirements. If the FDA's evaluations are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions which must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter, authorizing commercial marketing of the device for certain indications. If the FDA's evaluations are not favorable, the FDA will deny approval of the PMA application or issue a "not approvable" letter. The FDA may also determine that additional clinical trials are necessary, in which case PMA approval may be delayed for several years while additional clinical trials are conducted and submitted in an amendment to the PMA. Modifications to a device that is the subject of an approved PMA, its labeling, or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. The PMA process can be expensive, uncertain and lengthy and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing. There can be no assurance that the Company will be able to obtain necessary regulatory approvals on a timely basis, or at all, and delays in receipt of or failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

     Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences with the use of the device. Device manufacturers are required to register their facilities and list their devices with the FDA, and are subject to periodic inspections by the FDA and certain state agencies. The FDC Act requires devices to be designed and manufactured in accordance with QSR regulations which impose certain procedural and documentation requirements upon the Company with respect to design, manufacturing and quality assurance activities. The FDA has approved changes to the regulations which may increase the cost of complying with QSR requirements.

     Labeling and promotion activities are subject to scrutiny by the FDA and in certain instances, by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved uses.


     REGULATIONS ON EXPORT

     Export of products that have market clearance from the FDA in the United States do not require FDA authorization. However, foreign countries often require an FDA certificate for products for export (a "CPE"). To obtain a CPE the device manufacturer must certify to the FDA that the product has been granted clearance in the United States and that the manufacturing facilities appeared to be in compliance with QSRs at the time of the last FDA inspection. The FDA will refuse to issue a CPE if significant outstanding QSR violations exist.

     Export of products subject to the 510(k) requirements, but not yet cleared to market, are permitted without FDA authorization provided certain requirements are met. Unapproved products subject to the PMA requirements must be approved by the FDA for export. To obtain FDA export approvals certain requirements must be met and information must be provided to the FDA, including documentation demonstrating that the product is approved for import into the country to which it is to be exported and, in some instances, safety data from animal or human studies. There can be no assurance that the FDA will grant export approval when such approval is necessary, or that the countries to which the devices are to be exported will approve the devices for import.

     The Company has obtained CPEs for the PT, PT One, aPTT and HMT tests and the TAS analyzer. Failure of the Company to obtain a CPE for the export of its products in the future could have a material adverse effect on the Company. Products which the Company exports that do not have premarket clearance in the United States include the SK Panel, the LOT test and the ECT test. The Company believes that these products are subject to the 510(k) requirements and, consequently, has not requested FDA approval for export. However, there can be no assurance that the FDA would agree with the Company. If the FDA disagreed, it could significantly delay and impair the Company's ability to continue exporting the SK Panel, the LOT test and the ECT test and could have a material adverse effect on the Company.


     FOREIGN REGULATIONS

     Sales of the Company's test products outside the United States are also subject to foreign regulatory requirements that vary widely from country to country. These laws and regulations range from simple product registration requirements in some countries to complex clearance and production controls in others. As a result, the processes and time periods required to obtain foreign marketing approval may be longer or shorter than those necessary to obtain FDA approval. These differences may affect the efficiency and timeliness of international market introduction of the Company's products, and there can be no assurance that the Company will be able to obtain regulatory approvals or clearances for its products in foreign countries. Delays in receipt of, or a failure to receive, such approvals or clearances, or the loss of any previously received approvals or clearances, could have a material adverse effect on the Company.

     In particular, in order to market the Company's products in the member countries of the European Union (the "EU"), the Company is required to comply with the European Medical Devices Directive ("MDD") and to obtain CE Mark certification of its products. The CE Mark denotes conformity with European standards for safety and allows certified devices to be placed on the market in all EU countries. Medical devices may not be sold in EU countries unless they display the CE Mark. All of the Company's products marketed in Europe have obtained CE Mark certification. There can be no assurance that the Company will be successful in maintaining CE Mark certification of its products. In Japan, the Company relies upon its collaborative partner, Tokuyama, to comply with applicable regulations regarding the manufacture and sale of products in that country. The Company believes that the Company's products are in compliance with applicable regulations in Japan. Failure to maintain CE Mark certification in Europe or to obtain or maintain other foreign regulatory approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

 CLIA

     The Company's products are also subject to the requirements of CLIA. This law requires all laboratories, including those performing blood chemistry tests, to meet specified standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations have established three levels of regulatory control based on test complexity -- "waived", "moderate complexity" and "high complexity". The PT, aPTT and HMT tests performed by TAS have been categorized by the FDA and the Centers for Disease Control and Prevention (the "CDC") as moderate complexity tests. There can be no assurance that these tests will not be recategorized, or that other tests performed by the TAS will not be categorized as high complexity tests or that such a categorization will not have a material adverse effect on the Company. Furthermore, there can be no assurance that regulations under and future administrative interpretations of CLIA will not have an adverse impact on the potential market for the Company's products.

     Laboratories that perform either moderate or high complexity tests must meet certain standards, with the major difference in requirements being quality control and personnel standards. Quality control standards for moderate complexity tests (not modified by laboratories) are being implemented in stages, while laboratories performing high complexity and modified moderate complexity tests currently must meet all of the quality control requirements. Personnel standards for high complexity tests require that personnel have more education and experience than personnel conducting moderate complexity tests. All laboratories performing moderately complex or highly complex tests are required to obtain either a registration certificate or certification of accreditation from the Health Care Financing Administration. With certain specified exceptions, each site for laboratory testing must file a separate application and separately meet all CLIA requirements. Multiple laboratory sites within a hospital located at contiguous buildings on the same campus and under common direction may file a single application. As a result of the CLIA requirements, hospitals may be discouraged from expanding point-of-care testing. Because CLIA certification must be obtained by laboratories, the Company does not possess sufficient data to make a determination as to the cost of certification to a laboratory or the potential inhibiting effect of CLIA certification on the purchase of the Company's products by laboratories.


     OTHER REGULATIONS

     Company and its products are also subject to a variety of state and local laws and regulations in those states or localities where its products are or will be marketed. Any applicable state or local laws or regulations may hinder the Company's ability to market its products in those states or localities. Use of the Company's products will also be subject to inspection, quality control, quality assurance, proficiency testing, documentation and safety reporting standards pursuant to the Joint Commission on Accreditation of Healthcare Organizations. Various states and municipalities may also have similar regulations.

     Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations now or in the future or that such laws or regulations will not have a material adverse effect upon the Company.

     Changes in existing requirements or adoption of new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws or regulations will not have a material adverse effect upon the Company.


REIMBURSEMENT

     The Company's ability to commercialize its products successfully depends in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities (such as the Health Care Financing Administration (the "HCFA")), which determines Medicare reimbursement levels), private health insurers and other organizations ("Payors"). Payors are increasingly challenging the prices of medical products and services. Payors may deny reimbursement if they determine that a prescribed device has not received appropriate FDA or other governmental regulatory clearances, is not used in accordance with cost-effective treatment methods, or is experimental, unnecessary or inappropriate. Also, the trend towards managed healthcare in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of healthcare services and products, as well as legislative proposals to reform healthcare or reduce government insurance programs, may result in customers demanding lower prices for the Company's TAS products. The cost containment measures that healthcare providers are instituting and the impact of any healthcare reform could have an adverse effect on the Company's ability to sell its products and may have a material adverse effect on the Company.

     Effective October 1991, HCFA adopted new regulations providing for the inclusion of capital-related costs in the prospective payment system, under which providers are reimbursed on a per-discharge basis at fixed rates unrelated to actual costs, based on diagnostic related groups. Under this system of reimbursement, equipment costs generally will not be reimbursed separately, but rather, will be included in a single, fixed-rate, per-patient reimbursement. These regulations are being phased in over a 10-year period, and, although the full implications of these regulations cannot yet be known, the Company believes that the new regulations will place more pressure on hospitals' operating margins, causing them to limit capital expenditures. These regulations could have an adverse effect on the Company's results of operations if hospitals decide to defer obtaining medical equipment as a result of any such limitation on their capital expenditures. The Company is unable to predict the effect on the Company, if any, additional government regulations, legislation or initiatives or changes by other Payors affecting reimbursement or other matters which may influence decisions to obtain medical equipment.

     There can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's products, or that if available it will not be decreased in the future, or that any reduction in reimbursement amounts will not reduce the demand for or the price of the Company's products. The unavailability of third-party reimbursement or the inadequacy of the reimbursement for medical procedures using the Company's tests would have a material adverse effect on the Company. Moreover, the Company is unable to forecast what additional legislation or regulations, if any, relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulations would have on the Company.


COEUR'S BUSINESS

     On October 31, 1993, the Company acquired Coeur, which manufactures and sells a line of disposable power injection syringes used for cardiology and radiology procedures, as well as a line of manifolds used in custom angiographic procedure kits. The Company acquired Coeur in order to gain access to Coeur's management and infrastructure, its positive annual cashflow and its manufacturing facility. The Company believes that the acquisition of Coeur has accelerated the commercialization of TAS.

     Because Coeur does not manufacture injectors and has no direct sales force, its primary customers for disposable syringes are injector manufacturers. The three principal injector manufacturers are Medrad (which is the market leader), Liebel-Flarsheim and E-Z-EM. Coeur's unique marketing position is a result of a patent that allows Coeur to manufacture an alternative to Medrad 200m1 syringes, which model represents approximately half of all disposable syringe sales. Because hospitals typically use more than one manufacturer's injector, salesmen must have a full line of syringes capable of fitting each type of injector. Liebel Flarsheim and E-Z-EM buy 200m1 syringes from Coeur, because Coeur's patent makes it the only current alternative source for Medrad 200m1 syringes. In addition, Coeur manufactures, on an OEM basis, all disposable syringes for E-Z-EM injectors. For the fiscal year ended December 31, 1997, E-Z-EM, Liebel-Flarsheim and Kimal Scientific Products Ltd. each represented more than 10%, and in total represented 87% of Coeur's net sales.

     Coeur's other product line is manifolds, which historically have been sold to kit manufacturers as components for custom angiographic kits. Most kit components are commodity products and not proprietary. Management believes that future sales trends will be toward more standardization of angiographic kits. Additional competitors are expected to enter the custom kit market and pricing will become more competitive. Since its acquisition by the Company in October 1993, Coeur has operated profitably and therefore helped fund the Company's activities related to its diagnostic products. While the Company does not expect to rely upon profits from Coeur to fund a significant portion of its operations, there can be no assurances that Coeur will remain profitable. Coeur's business is subject to various risks, including the limited market for its products, competition, decreases in gross profits attributable to increases in the price of raw materials, technological obsolescence, uncertainty of protection of patents and other proprietary technology, reliance upon its distributors and a limited number of customers, and governmental regulation.


PRODUCT LIABILITY AND INSURANCE

     The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its products is alleged to have resulted in adverse effects. The Company maintains product liability insurance with coverage of up to $11 million per claim, with an annual aggregate policy limit of $12 million. There can be no assurance that liability claims will not exceed the coverage limits of such policies or that such insurance will continue to be available on commercially acceptable terms, or at all. Consequently, product liability claims could have a material adverse effect on the company's business, financial condition and results of operations.


EMPLOYEES

     The Company had 85 employees as of June 30, 1998. Nine employees were engaged in research and development, 50 in manufacturing and quality control, 11 in engineering, five in sales/marketing and 10 in finance/administration. Many of the Company's executive and technical personnel have had experience with biomedical diagnostics companies. None of the Company's employees are covered by a collective bargaining agreement and the Company believes that employee relations are good.

     The Company's success depends to a significant extent upon management and technical personnel, none of whom have employment agreements with the Company. Although the Company maintains a $500,000 key man life insurance policy on its chief executive officer, the loss of the service of this officer could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also believes that its future success will depend in large part upon its ability to attract and retain highly skilled technical, management and sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company's failure to attract, hire and retain these personnel would have a material adverse effect on the Company.


FACILITIES

     CVDI's executive offices are located at 5301 Departure Drive, Raleigh, North Carolina 27616, and its telephone number is (919) 954-9871. The Company occupies approximately 55,000 square feet of development, production and administration space at that location pursuant to a facility lease that runs through January 2001.


LEGAL PROCEEDINGS

     In August 1992, Ciba Corning sent a letter to the Company stating it appeared that the Company infringed patents owned by Biotrack Inc. ("Biotrack"), a wholly-owned subsidiary of Ciba Corning, and that the Company should cease any activity that infringed the patents. In September 1992, the Company responded that it believes that it is not infringing Biotrack's patents and that its issued U.S. patents protect all of its products which are currently cleared by the FDA or in clinical trials. Since September 1992, BMC has acquired Biotrack, and the Company has had no further contact with Biotrack or its parent concerning this matter until March 1996, when BMC sent another letter to the Company alleging infringement. The Company intends to defend itself vigorously in connection with these allegations.

     In March 1997, the Company filed suit in U.S. District Court for the Eastern District of North Carolina, charging BMC with misappropriation of the Company's trade secrets by improper disclosure, breach of contract, breach of fiduciary duty, unfair and deceptive trade practices, and constructive fraud. In addition, the Company requested a declaratory judgment that neither the products nor activities of the Company infringe U.S. patents purportedly owned by BMC. In April 1997, BMC answered the claims and submitted a patent infringement counterclaim against CVDI. Each party filed a motion for judgment on the pleadings with respect to all claims asserted by the other party. In November 1997, the Court issued a Judgment and Order granting CVDI's motion for judgment on the pleadings, holding that CVDI has a license, until June 21, 1999 or until the last of the patents expire, to the patents at issue. It dismissed all other claims of the parties. Both parties have appealed and are awaiting the Court's decision.

SELECTED FINANCIAL DATA OF CVDI

     The selected financial data presented below summarizes certain financial data and should be read in conjunction with the more detailed financial statements of the Company and the notes thereto. Also see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business".



                               SIX MONTHS ENDED JUNE 30,              YEARS ENDED DECEMBER 31,
                               ------------------------- ---------------------------------------------------
                                   1998         1997         1997         1996         1995         1994
                               ------------ ------------ ------------ ------------ ------------ ------------
RESULTS OF OPERATIONS (000'S)
Net sales ....................   $  4,596     $  4,043     $  7,618     $  6,411     $  5,199     $  4,695
Cost of good sold ............      3,149        2,950        6,169        5,257        4,268        3,021
                                 --------     --------     --------     --------     --------     --------
 Gross profit ................      1,447        1,093        1,449        1,154          931        1,674
                                 --------     --------     --------     --------     --------     --------
OPERATING EXPENSES:
Research and development......      1,608        1,765        2,573        2,300        1,801        1,882
General and adminis-
 trative .....................        404          623        3,594        2,933        2,191        1,441
Sales and marketing ..........      1,267        1,171        1,347        1,896        1,278          453
                                 --------     --------     --------     --------     --------     --------
 Total operating
   expenses ..................      3,279        3,559        7,514        7,129        5,270        3,776
                                 --------     --------     --------     --------     --------     --------
Other income, net ............        360        1,070        1,468          906          469          365
Provision for income
 taxes .......................        (52)         (29)         (82)         (52)         (82)         (91)
                                 --------     --------     --------     --------     --------     --------
 Net loss ....................   $ (1,524)    $ (1,425)    $ (4,679)    $ (5,121)    $ (3,952)    $ (1,828)
                                 ========     ========     ========     ========     ========     ========
Basic and diluted loss per
 common share ................   $  (0.23)    $  (0.21)    $  (0.70)    $  (0.78)    $  (0.74)    $  (0.35)
Weighted average shares
 outstanding .................      5,782        5,722        6,722        6,566        5,323        5,179



                                  TWO-MONTH
                                PERIOD ENDED   YEAR ENDED
                                DECEMBER 31,   OCTOBER 31,
                               -------------- ------------
                                    1993          1993
                               -------------- ------------
RESULTS OF OPERATIONS (000'S)
Net sales ....................    $  738        $     --
Cost of good sold ............       570              --
                                  ------        --------
 Gross profit ................       168              --
                                  ------        --------
OPERATING EXPENSES:
Research and development......       283           2,085
General and adminis-
 trative .....................       357           1,051
Sales and marketing ..........        33             256
                                  ------        --------
 Total operating
   expenses ..................       673           3,392
                                  ------        --------
Other income, net ............        32           1,050
Provision for income
 taxes .......................          (4)           --
                                  ---------     --------
 Net loss ....................    $ (477)       $ (2,342)
                                  ========      ========
Basic and diluted loss per
 common share ................    $(0.10)       $  (0.65)
Weighted average shares
 outstanding .................     4,600           3,626


                                            AS OF JUNE 30,                          AS OF DECEMBER 31,
                                      --------------------------- ------------------------------------------------------
                                           1998          1997          1997          1996          1995         1994
                                      ------------- ------------- ------------- ------------- ------------- ------------
FINANCIAL CONDITION (000'S)
Cash and cash equivalents ...........   $   3,800     $   2,095     $   5,885     $   2,716     $  16,237     $  3,206
Total assets ........................   $  15,024     $  16,850     $  17,685     $  18,351     $  23,986     $  8,328
Long term debt, excluding current
 portion ............................   $   2,030     $      11     $   2,351     $      67     $     499     $    269
Total liabilities ...................   $   3,204     $     615     $   4,492     $     683     $   2,176     $    901
Accumulated deficit .................   $ (22,143)    $ (17,365)    $ (20,619)    $ (15,940)    $ (10,819)    $ (6,867)
Shareholders' equity ................   $  11,820     $  16,235     $  13,193     $  17,668     $  21,810     $  7,428



                                          AS OF
                                       OCTOBER 31,
                                      ------------
                                          1993
                                      ------------
FINANCIAL CONDITION (000'S)
Cash and cash equivalents ...........   $    626
Total assets ........................   $  5,468
Long term debt, excluding current
 portion ............................   $    330
Total liabilities ...................   $  1,346
Accumulated deficit .................   $ (4,562)
Shareholders' equity ................   $  4,422

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
   OPERATIONS.
     This discussion contains forward-looking statements. The Company's actual results might differ materially from those projected in the forward-looking statements for various reasons, including development risks, the possibility of pressure from managed care hospitals to decrease prices, the availability of products from vendors, the timing of orders from customers, the ability to determine proper inventory levels and the possibility of competition entering the point-of-care hemostasis monitoring market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained herein (including under the heading " -- Factors That May Affect Future Results").

     CVDI is located in Raleigh, North Carolina, within a 55,000 square foot facility housing office space, research labs and manufacturing clean rooms. CVDI develops, manufactures and markets the Thrombolytic Assessment System ("TAS"), a proprietary cardiovascular diagnostic test system that provides rapid and accurate valuation of hemostasis at the point of patient care. CVDI's subsidiary, Coeur Laboratories, Inc. ("Coeur"), located within the Raleigh facility, assembles and sells disposable power injection syringes used for cardiology and radiology procedures, as well as a line of manifolds sold in custom angiographic procedure kits (collectively, the "Imaging Products").

     The Company derives income from the following sources: TAS and Imaging Product sales; grants; interest income; and development income recognized in connection with collaboration agreements. Coeur product sales in 1997, 1996 and 1995 represented 62%, 71% and 89%, respectively, of total Company sales.

     During 1996, the Company had salespeople covering the major metropolitan areas across the United States and nine distributors selling into 13 countries, compared to two distributors in Europe at the beginning of 1995. Because of the speed and the ease of use of the TAS product and the high correlation between the testing results from CVDI's product with the testing results obtained by hospitals' central laboratories, the laboratory response to CVDI's technology was largely positive. However, throughout 1996 and 1997, individual hospitals continued to consolidate into IHNs, which delayed many pending decisions to adopt the new technology provided by TAS, and created a demand for standardized test results from one hospital to another. CVDI offers a technological breakthrough capable of providing rapid diagnostic test results standardized to the central laboratory tests. In 1996 CVDI signed a North American distribution agreement with Dade, in 1997 CVDI signed additional distribution agreements in niche markets with Avecor Cardiovascular and Johnson & Johnson's Ortho Clinical Diagnostics S.p.A. in Italy, and in August 1998 CVDI signed a global distribution agreement with Chiron Diagnostics. These agreements allowed the Company to reduce its sale force and are consistent with the Company's strategy of seeking to provide a comprehensive, standardized, rapid, point-of-care hemostasis testing solution, while also developing specialty tests that should have higher margins.

     During 1997, the marketing of CVDI's tests for routine anticoagulants was delayed while the dry chemistry tests were calibrated to conform to Dade's wet chemistry reagents. In addition, the ongoing consolidation of hospitals and diagnostic companies increased the need to offer an expanded test menu beyond the initial routine coagulation tests.

     The growth of large IHN's has given them increased purchasing power which, along with competition from existing testing procedures for routine coagulation tests, has put pricing pressure on the Company's test cards. The Company's agreements with its distributors provide for fixed prices, which the Company could be forced to reduce as a result of pricing pressure. Fixed pricing could also have a material adverse effect on the Company's results of operations if its costs increase unexpectedly. Given the consolidating hospital market and pricing pressures, the Company's strategy has evolved towards becoming more focused on the development of specialty tests for drugs, some with narrow ranges between over- and under-dosage. The Company believes that rapid diagnostic capabilities improve patient care and turnover, and that there is a market trend to obtain diagnostic information faster in order to effect therapy sooner. The Company also believes that these trends should allow the Company to obtain higher pricing of these specialty tests. As a result, during 1997 the Company exhibited the flexibility of the TAS platform and the potential to expand its menu of specialty tests by signing collaboration agreements with Knoll AG and Eli Lilly and Company to monitor the effects of certain new drugs that are in clinical trials. The Company believes that these and other collaborations for specialty tests will also further demand for analyzers and routine anticoagulant tests. The Company believes it is well positioned in its development efforts to expand its menu of tests to monitor developmental drugs where rapid therapeutic intervention is needed.


     RESULTS OF OPERATIONS

     SIX MONTHS ENDED JUNE 30, 1998 VS. JUNE 30, 1997. Net sales for the six months ended June 30, 1998 were $4,596,000, comprised of $1,214,000 of test cards sales, $819,000 of other TAS product sales and $2,563,000 of Imaging Product sales. Test card revenue increased $336,000 from the same period in the prior year mainly due to sales attributable to a large order received from Knoll AG early in 1998. Other TAS product revenue was higher by $333,000 in 1997 due to large orders placed by Dade in the first six months of 1997 as part of its distribution agreement. TAS analyzer sales in the first six months ended June 30, 1998 totaled approximately 270, compared to approximately 580 in calendar year 1997 and 400 in 1996. Since the TAS was brought to market, the Company has sold approximately 1,400 analyzers worldwide. Imaging Product revenues increased $550,000 due to larger orders from several significant customers. Cost of goods sold increased 7%, and the 1998 year-to-date gross profit of 32% was an improvement from the 27% in the prior year due to higher volumes, manufacturing efficiencies and material cost savings.

     Total operating expenses of $3,279,000 represents a decrease of $280,000 or 8% compared to the same period in 1997. General and administrative expenses declined due to lower litigation expenses and fewer personnel. Sales and marketing expenses also declined due to fewer personnel and due to the elimination of a sales office in Germany in late 1997. Fewer personnel also led to decreased travel costs compared to the same period in 1997. Research and development expenses increased 8% compared to the same period in 1997 due to higher cost of supplies, personnel and validation processes related to on-going development projects as well as for projects for which 510(k)'s were submitted early in 1998.

     Interest expense for the period ended June 30, 1998 was $180,000, compared to $1,000 in the prior year period. The increase was due to long-term debt obtained by the Company in December 1997. Interest income decreased $95,000 compared to the same period in 1997 due to decreased investments as funds were used to support operations.

     The Company recorded development income of $375,000 for the six months ended June 30, 1998. This compares to $725,000 of development income recorded in the period ended June 30, 1997. Development income in 1997 resulted from entering three new collaborations with pharmaceutical companies. The development income in 1998 resulted from the achievement of milestones related to these collaborations.

     For the six months ended June 30, 1997, other comprehensive income (loss), net, consists of foreign currency translation adjustments related to a foreign subsidiary. Operations of the subsidiary were ceased during the year ended December 31, 1997.

     YEAR ENDED DECEMBER 31, 1997 VS. YEAR ENDED DECEMBER 31, 1996. Sales for the year ended December 31, 1997 increased 19% to $7.6 million compared to $6.4 million in 1996. Test card sales increased $610,000 and other TAS product sales increased $484,000 from the prior year as a result of the initiation of the distribution agreement with Dade. Imaging Product sales increased 3% to $4,694,000 from the prior year. The gross profit margin for fiscal 1997 increased slightly to 19% from 18% in each of 1996 and 1995.

     The Company's research and development expenses relate primarily to its TAS products. Research and development expenses for 1997 were $2.6 million, a 12% increase from 1996, primarily due to increased clinical trial expenses related to collaborations for new test card products.

     The Company's general and administrative expenses in 1997 were $3.6 million, an increase of $661,000, or 23%, from 1996. Principal factors contributing to the increase were legal expenses, additional staffing and recruiting expenses, and increased facility expenses, including rent, depreciation and consulting related to equipment upgrades.

     Other income includes net interest income, grant revenue and development income. Interest income decreased significantly in 1997 compared to 1996 due to smaller cash balances during 1997 as funds were used for operations. Development income increased to $825,000 in 1997 from $0 in 1996 as milestones were achieved under collaborative agreements entered into in 1996 and 1997.

     Sales and marketing expenses in 1997 of $1.3 million decreased approximately $548,000 from 1996, primarily due to the reduction of the Company's sales force in September 1996 after the Dade distribution agreement was signed.

     The net loss for the year ended December 31, 1997 was $4.7 million, or $0.70 per share, compared to $5.1 million, or $0.78 per share, in 1996. The decreased loss resulted primarily from increased sales and increased development income from collaborations, partially offset by higher operating expenses, as well as lower interest income because of smaller cash balances during the year.

     YEAR ENDED DECEMBER 31, 1996 VS. YEAR ENDED DECEMBER 31, 1995. Sales for the year ended December 31, 1996 increased 23% to $6.4 million compared to a year earlier. The $1.2 million increase in sales was attributable to an increase in test card revenues of $600,000 and an increase in other TAS product revenues of $600,000. Imaging Product sales were $4,581,000, essentially unchanged from the prior year. The gross profit margin for fiscal 1996 was 18%, unchanged from fiscal 1995. TAS analyzer sales in fiscal 1996 totaled 395 (214 analyzers in the U.S. and 181 in Europe).

     The Company's research and development expenses relate primarily to its TAS products. Research and development expenses for 1996 were $2.3 million, or 28% greater than 1995, due to increased clinical trials expenses for expansion of the TAS test card menu. The research and development expenses for fiscal year 1995 were slightly less than fiscal 1994 as a result of the redirection of the Company from the development stage to commercialization.

     The Company's general and administration expenses rose $742,000, or 34%, from fiscal 1995 to fiscal 1996. Principal factors contributing to the increase were additional staffing, the full year effect of public company related expenses, such as investor relations and director and officer liability insurance, and an 11,000 square feet increase of facility space. In fiscal 1995 the Company's general and administrative expenses increased 52% from fiscal 1994. Unearned compensation related to the vesting of options upon the consummation of the initial public offering in December 1995 accounted for $383,000 or 51% of this increase. Staffing and associated office expenses for the Amsterdam facility and an increase in allowance for doubtful accounts accounted for the balance of this year to year increase.

     Sales and marketing expenses increased approximately $617,000 from fiscal 1995 to 1996. This increase reflected the addition of seven sales people and the associated travel expenses, as well as increased marketing and advertising expenses. The increase of approximately $825,000 from fiscal 1994 to fiscal 1995 was a result of staffing the European office, establishing a warranty reserve for TAS products and associated travel expenses for the market launch of TAS in 1995.

     The net loss for the year ended December 31, 1996 was $5.1, million or $0.78 per share, compared to a net loss of $4.0 million, or $0.74 per share, in 1995. The additional loss of $1.1 million was a result of increased operating expenses from fiscal 1995 to fiscal 1996 of $1.8 million which was partially offset by increased interest income of $523,000 and $223,000 of higher gross profits.. The net loss for fiscal 1995 was $0.74 per share compared to a loss of $0.35 per share in 1994. The $0.74 loss per share in 1995 was due to $0.60 per share of operating losses and $0.14 per share of charges for reserves and compensation expense. In fiscal 1995, CVDI increased the allowance for doubtful accounts as a result of delinquent foreign receivables and established a reserve for obsolete inventory recognizing the one-year life for test cards.

     In connection with its initial public offering, in fiscal 1995 the Company recorded unearned compensation expense of $427,000, the amount by which the deemed fair value of the Common Stock exceeded the exercise price of certain options as of the date of grant. Such compensation is expensed as the options vest. For the year ended December 31, 1995, $383,000 of such compensation was expensed. The compensation expense for the years ended December 31, 1997 and 1996 was $11,000. The Company expects to continue to recognize the remaining compensation expense at a rate of $11,000 per year in 1998 and 1999.


     LIQUIDITY AND CAPITAL RESOURCES

     Through November 1995, CVDI's operations were funded primarily through private sales of equity securities, National Institutes of Health Small Business Innovative Research ("NIH SBIR") grants, license fees, equipment lease lines and profits from Coeur. In December 1995, the Company completed its initial public offering ("IPO"), selling 2.2 million shares with net proceeds to the Company of $17.7 million.

     In December 1997 the Company obtained an equipment loan from Transamerica Business Credit Corporation in the original principal amount of approximately $3,000,000. See Note 8 to the Company's Notes to Consolidated Financial Statements.

     At December 31, 1997, CVDI had cash and cash equivalents and short-term investments of $5.9 million and working capital of $8.8 million, as compared to $8.7 million and $11.6 million, respectively, at December 31, 1996. The decrease was primarily the result of funding current operations. From December 31, 1997 to June 30, 1998, cash and cash equivalents decreased $2,085,000. This decrease was mainly due to the utilization of cash for operations, capital expenditures of $366,000 and repayment of long-term debt of $236,000.

     During 1997, 1996 and 1995, the Company used cash flow in operating activities of $4.3 million, $6.6 million and $2.7 million, respectively. The use of cash was primarily due to funding the net operating losses of the Company during these years and also growth in the Company's receivables and inventories due to increased revenues.

     Net cash provided by investing activities was $4.4 million in 1997 compared to net cash used in 1996 and 1995 of $7.2 million and $2.5 million, respectively. Cash provided by investing activities in 1997 was mainly attributable to maturities of investments that were used to fund operating activities and capital expenditures. The net cash used in investing activities in 1996 was the result of purchasing short term investments from the proceeds of the Company's IPO in December 1995. The 1995 cash used was primarily related to capital expenditures as the Company prepared for increased sales of its products.

     Capital expenditures for 1997 were $1.5 million compared to $1.4 million in 1996 and $2.3 million in 1995. These capital expenditures were primarily for additional automated TAS test card production equipment and leasehold improvements.

     Cash provided by financing activities was $3.0 million, $0.3 million and $18.3 million in 1997, 1996 and 1995, respectively. Net cash provided by financing activities for 1997 resulted primarily from proceeds of a $3.0 million working capital loan obtained in December 1997. The cash provided by financing activities in 1996 and 1995 was primarily the result of proceeds from the issuance of stock in connection with the Company's IPO. These inflows were partially offset by payments for capital lease obligations incurred related to equipment purchases.

     The Company expects to incur additional operating losses during 1998. The Company's working capital requirements will depend on many factors, primarily the volume of subsequent orders of TAS products from distributors, including Chiron Diagnostics. In addition, the Company expects to incur costs associated with clinical trials for new test cards. The Company may acquire other products, technologies or businesses that complement the Company's existing and planned products, although the Company currently has no understanding, commitment or agreement with respect to any such acquisitions. In addition, the Company may consider a joint venture or the sale of manufacturing rights to complete the commercialization of its routine anticoagulant monitoring tests. Management believes that its existing capital resources and cash flows from operations, including under its distribution agreement with Chiron Diagnostics, will be adequate to satisfy its planned capital requirements through 1999. To enhance liquidity in future years, the Company plans to consider external sources of financing as needed. In addition to other debt financings such as a working capital line of credit, the Company also plans to consider equity financings such as a private placement, a secondary public offering of common stock or additional equity infusions from collaborative partners.


     YEAR 2000

     Computers, software and microprocessors that use only two digits to identify a year in a date field may be unable to process accurately certain date-based information at or after the year 2000. This is commonly referred to as the "Year 2000 issue". The Company is addressing the issue in several ways. First, the Company has established a team to monitor product compliance and believes that all Company products are Year 2000 compliant. Secondly, the Company is in the process of seeking Year 2000 compliance certification from its major suppliers and vendors related to their products and internal business applications. Finally, the Company has established a team to coordinate Year 2000 compliance related to internal systems.

     Many of the Company's systems use vendor-provided software and Year 2000 compliance is expected to be achieved through vendor-provided upgrades. For other internal systems, testing will be completed internally to ensure Year 2000 compliance. As of September 30, 1998, the Company has completed its assessment of Year 2000 compliance with respect to all of its own products, none of its own internal systems and approximately 30% of its vendor-provided systems and applications. The Company anticipates all of its systems will have been assessed and updated through vendor provider upgrades or through completion of internal testing prior to June 30, 1999. The Company does not believe that the cost of its Year 2000 compliance program will be material to its financial condition or results of operations. The Company does not believe that its business will be materially adversely affected by the Year 2000 issue. However, the Company continues to bear risk related to the Year 2000 and could be materially adversely affected if significant customers or suppliers fail to address the issue or if vendor upgrades are not provided to the Company as required. In a worst case scenario, the Company could be forced to spend significant resources and funds to find alternative providers of systems and applications used by the Company. If completion of the Company's assessment of vendor-provided systems reveals Year 2000 non-compliance, the Company's contingency plan is to insist upon vendor compliance a reasonable time in advance of Year 2000 and to pursue arrangements with other vendors.


     FACTORS THAT MAY AFFECT FUTURE RESULTS

     A number of uncertainties exist that may affect the Company's future operating results and stock price, including: risks associated with development of new tests, particularly specialty tests that rely on development, regulatory approval, commercialization and market acceptance of collaborators' new drugs; market acceptance of TAS; the Company's continuing losses and the resulting potential need for additional capital in the future; managed care and continuing market consolidation, which may result in price pressure, particularly on routine tests; and FDA regulations and other regulatory guidelines affecting the Company and/or its collaborators. The market price of the Common Stock could be subject to significant fluctuations in response to variations in the Company's quarterly operating results as well as other factors which may be unrelated to the Company's performance. The stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of and announcements concerning public companies. Such broad fluctuations may adversely affect the market price of the Company's Common Stock. Securities of issuers having relatively limited capitalization or securities recently issued in an initial public offering are particularly susceptible to volatility based on short-term trading strategies of certain investors.


MANAGEMENT

     Following are the current officers and directors of CVDI, who upon the Effective Time will become the officers and directors of Holding Company:



NAME                            AGE    TITLE
----------------------------   -----   ---------------------------------------------
  John P. Funkhouser           45      President, Chief Executive Officer and
                                       Chairman of the Board of Directors
  Dick D. Timmons              53      Vice President and Chief Operating Officer
  Donald E. Mahan              51      Vice President, Research and Development
  Michael D. Riddle            45      Vice President, Sales and Marketing
  Peter J. Scott               49      Vice President, Quality Assurance and
                                       Regulatory Affairs
  Paul T. Storey               31      Director of Finance, Corporate Secretary and
                                       Treasurer
  William A. Hawkins           44      Director
  Philip R. Tracy              56      Director
  John K. Pirotte              48      Director
  Stephen R. Puckett           46      Director

     John P. Funkhouser was elected President, Chief Executive Officer and a director of the Company in October 1993 upon the Company's acquisition of Coeur. In February 1998, Mr. Funkhouser was appointed Chairman of the Board of Directors of the Company. Since February 1992, Mr. Funkhouser has also served as President and Chief Executive Officer of Coeur. Before his employment with Coeur, Mr. Funkhouser was a General Partner with Hillcrest Group, a venture capital firm, and worked for over nine years in managing venture capital portfolio companies. Mr. Funkhouser holds a B.A. from Princeton University and an M.B.A. from the University of Virginia.

     Dick D. Timmons II was elected Vice President and Chief Operating Officer of the Company in January 1998. Since October 1997, Mr. Timmons had served as Vice President of Manufacturing of the Company. Before joining the Company, Mr. Timmons spent 22 years in operations and product development positions of increasing responsibility, with the Diagnostic Products Division of Abbott Laboratories and Johnson & Johnson. From 1994 until October 1997, he served as Director of Operations at Direct Access Diagnostics, an HIV testing service, and from 1988 until 1994, he was Director of Technology Transfer at Ortho Diagnostics Systems, a medical diagnostic test company. Mr. Timmons holds a B.S. in Industrial Engineering from Purdue University and an M.B.A. from Lake Forest School of Management.

     Donald E. Mahan, Ph.D. joined the Company as its Director of Research in 1995, and was appointed Vice President of Research and Development in March 1997. From 1986 until 1995, Dr. Mahan worked for Gene-Trak Systems, a subsidiary of AMOCO Corp., most recently as Director of Systems Development. Dr. Mahan holds a Ph.D. in Biochemistry from Oklahoma State University.

     Michael D. Riddle joined the Company as its Vice President of Sales and Marketing in January 1995. Prior to joining the Company, Mr. Riddle was employed by American Home Products for more than five years in various positions, most recently Vice President of Sales and Marketing for its subsidiary, Sherwood Medical Devices. Mr. Riddle holds an A.I.M.L.T. from Bromley College of Technology (Kent, United Kingdom).

     Peter J. Scott joined the Company as its Vice President of Quality Assurance and Regulatory Affairs in October 1997. Prior to joining the Company, Mr. Scott was employed by Gaymar Industries Inc., a medical device company, for five years as Director of Quality Assurance and Regulatory Affairs. Mr. Scott holds a B.S. from Tusculum College and an M.B.A. from Mt. St. Mary's College, and is a Certified ASQ Quality Engineer.

     Paul T. Storey was elected Treasurer and Secretary in February 1998. Since December 1997, Mr. Storey has also served as Director of Finance of the Company. Prior to joining the Company, Mr. Storey was employed for more than eight years at KPMG Peat Marwick LLP, most recently as a senior manager. Mr. Storey is a Certified Public Accountant and holds a B.A. in Accounting from Furman University.

     William A. Hawkins was elected a director of the Company in January 1995. Since June 1998, Mr. Hawkins has been the President of Novoste Corporation, a medical device company focused on the treatment of coronary artery disease. From April 1997 until he joined Novoste Corporation, Mr. Hawkins served as a Vice President at American Home Products Corporation, a pharmaceutical company. From October 1995 until he joined American Home Products, Mr. Hawkins was President of Ethicon Endo-Surgery, Inc., a medical device company that is a subsidiary of Johnson & Johnson. From January 1995 to October 1995, Mr. Hawkins served as Vice President in charge of U.S. operations of Guidant Corporation and President of Devices for Vascular Intervention, a medical device company and a subsidiary of Guidant. Prior to joining Guidant, Mr. Hawkins held several positions with IVAC Corporation, most recently serving as President and Chief Executive Officer from 1991 until 1995. Mr. Hawkins holds a B.S. in Engineering and Biomedical Engineering from Duke University and an M.B.A. from the University of Virginia.

     John K. Pirotte has been Chairman and Chief Executive Officer of CORPEX Technologies Incorporated, a privately held company that develops and markets surface active chemical technology, since 1990. In addition, Mr. Pirotte has operated a private investment company, was Chief Financial Officer from 1979 to 1981 and Chairman and Chief Executive Officer from 1981 until 1988 of The Aviation Group, Inc., and served as a manager of Acquisition Advisory Services for an international public accounting firm. He is a founding director of North Carolina Enterprise Corp., a venture capital fund. Mr. Pirotte holds a B.A. from Princeton University and an M.S. from New York University Graduate School of Business Administration.

     Stephen R. Puckett has served as Chairman of the Board of Directors and President of MedCath Incorporated, a publicly held provider of cardiology and cardiovascular services that he founded in 1988. He has also served as Executive Vice President and Chief Operating Officer of the Charlotte Mecklenburg Hospital Authority. Mr. Puckett holds a B.S. and an M.S. in Health Management from the University of Alabama.

     Philip R. Tracy was President and CEO of Burroughs Wellcome Co., the United States subsidiary of Wellcome plc, a global pharmaceutical company, from 1989 until the acquisition of Wellcome by Glaxo plc in 1995. Prior to 1989, he served in various legal capacities with Burroughs Wellcome, including Vice President and General Counsel. He has served on the boards of Wellcome Plc, the Pharmaceutical Research and Manufacturers of America, and the Non-Prescription Drug Manufacturers Association. He is currently Of Counsel to the law firm of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. and serves on the Board of SunPharm Corporation, a development stage pharmaceutical company. Mr. Tracy holds a B.A. from the University of Nebraska and an L.L.B. from George Washington University School of Law, and has attended the Senior Executive Program at Stanford University.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of shares of the Company's Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each current director of the Company, (iii) each of the Company's President and four most highly compensated executive officers other than the President whose cash compensation for the year ended December 31, 1997 exceeded $100,000 (collectively, the "Named Executive Officers"), and
(iv) all current directors and executive officers of the Company as a group. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock indicated. Share ownership in each case includes shares issuable upon exercise of outstanding options that may be exercised within 60 days after the Record Date for purposes of computing the percentage of Common Stock owned by such person but not for purposes of computing the percentage owned by any other person.



                                                          SHARES           PERCENTAGE
NAME                                                BENEFICIALLY OWNED     OWNED (1)
-------------------------------------------------- --------------------   -----------
   Chiron Diagnostics Corporation ................        600,000              8.1%
    63 North Street
    Medfield, Massachusetts 02052
   Davenport & Co.................................        426,035(2)           5.7
    901 E. Cary Street, Suite 1100
    Richmond, Virginia 23219
   The Capital Group Companies, Inc...............        412,500(3)           5.5
    333 South Hope Street
    Los Angeles, California 90071
   John P. Funkhouser ............................        288,748(4)           3.7
   Jonathon M. Lawrie, Ph.D.......................         84,476              1.1
   Michael D. Riddle .............................         44,622(4)             *
   Wayne J. Scroggins ............................         16,300                *
   Donald E. Mahan, Ph.D..........................         18,750(5)             *
   William A. Hawkins ............................          6,899(6)             *
   Stephen R. Puckett ............................          6,000(7)             *
   John K. Pirotte ...............................          5,000(7)             *
   Philip R. Tracy ...............................          5,000(7)             *
   All current executive officers and directors
     as a group (10 persons) .....................        400,019(8)           5.1

---------
     * Less than one percent.

(1) As of the Record Date, the Company had 7,436,724 shares of Common Stock outstanding.

(2) As reported in the Schedule 13G dated January 23, 1998 filed with the Securities and Exchange Commission by Davenport & Company LLC, consists of shares held by individuals who are customers, or representatives (or members of a representatives' immediate family), of Davenport & Company LLC, which disclaims beneficial ownership.

(3) As reported in the Amendment No. 2 to Schedule 13G dated July 9, 1998 filed with Securities and Exchange Commission by The Capital Group Companies, Inc. ("Capital Group"), these shares are held by SMALLCAP World Fund,
    Inc., an investment company ("SMALLCAP"), and may be deemed to be beneficially owned by SMALLCAP's investment adviser, Capital Research and Management Company, and by the latter's parent, Capital Group, which disclaims beneficial ownership.

(4) Consists solely of shares underlying options.

(5) Includes 18,550 shares underlying options.

(6) Includes 3,899 shares underlying options.

(7) Includes 2,000 shares underlying options.

(8) Includes shares referenced in footnotes (4) through (7).

COMPENSATION OF EXECUTIVE OFFICERS

     SUMMARY COMPENSATION.
     The following table reflects all cash and noncash compensation paid by the Company to the Named Executive Officers for their services in all capacities during the years ended December 31, 1997, 1996 and 1995:



                                                                          LONG-TERM
                                                                         COMPENSATION
                                               ANNUAL COMPENSATION          AWARDS
                                           ---------------------------- -------------
                                                                           OPTIONS/       ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR     SALARY     BONUS        SARS       COMPENSATION
---------------------------                ------ ----------- --------- ------------- ----------------
     John P. Funkhouser                    1997    $185,000    $    --      30,000       $  37,900(1)
      President, Chief Executive Office    1996     185,000         --          --              --
                                           1995     150,000     40,000      56,648              --
     Michael D. Riddle                     1997     125,000     10,000       5,000              --
      Vice President                       1996     125,000         --          --              --
      Sales and Marketing                  1995     125,000      5,000      51,499              --
     Wayne Scroggins(2)                    1997     117,000         --      25,000              --
      Chief Operating Officer              1996      92,000         --      50,000              --
     Jonathon M. Lawrie, Ph.D.(3)          1997     108,000         --          --          14,100(4)
      Managing Director, Europe            1996     130,000         --          --          19,905(5)
      and Chief Scientific Officer         1995     130,000     10,000      27,631          29,100(6)
     Donald E. Mahan, Ph.D.                1997     114,000         --      30,000              --
      Vice President
      Research & Development

---------
(1) Consists of club initiation fees.
(2) Mr. Scroggins' employment by the Company terminated in June 1997.
(3) Dr. Lawrie's employment by the Company terminated in October 1997.
(4) Consists of foreign living allowance of $6,400 and moving expenses of $7,700.
(5) Consists of foreign living allowance of $17,900 and family travel allowance of $2,000.
(6) Consists of foreign living allowance.



     OPTION GRANTS, EXERCISES AND HOLDINGS AND FISCAL YEAR-END OPTION VALUES.

     The following table summarizes all option grants during the year ended December 31, 1997 to the Named Executive Officers.


               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1997



                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF
                                   NUMBER OF     % OF TOTAL                               STOCK PRICE
                                     SHARES        OPTIONS     EXERCISE                 APPRECIATION FOR
                                   UNDERLYING    GRANTED TO    OR BASE                  OPTION TERM (2)
                                    OPTIONS       EMPLOYEES   PRICE PER   EXPIRATION ----------------------
NAME                                GRANTED        IN 1997    SHARE (1)      DATE        5%         10%
----                            --------------- ------------ ----------- ----------- ---------- -----------
John P. Funkhouser ............      30,000(3)       9.3%      $ 5.00    Dec.-07      $94,300    $239,100
Michael D. Riddle .............       5,000(4)       1.5%      $ 3.75    Jan.-07       11,800      29,900
Wayne J. Scroggins ............      25,000(4)       7.7%      $ 3.75    Jan.-07       59,000     149,400
Donald E. Mahan, Ph.D..........      25,000(4)       7.7%      $ 3.75    Jan.-07       59,000     149,400
                                      5,000(3)       1.5%      $ 5.00    Dec.-07       15,700      39,800

---------
(1) The exercise price may be paid in cash, in shares of Common Stock with a market value as of the date of exercise equal to the option price or a combination of cash and shares of Common Stock.
(2) The compounding assumes a 10-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.
(3) This grant was made in December 1997 and becomes exercisable over four years from the date of grant, based on continued employment with the Company. To the extent not already exercisable, the options become fully vested by their terms upon the consummation of a merger in which the Company is not the surviving corporation, a transfer of all of the Company's stock, a sale of substantially all of the Company's assets or a dissolution or liquidation of the Company, unless the successor corporation assumes the outstanding options or substitutes substantially equivalent options.
(4) This grant was made in January 1997 and becomes exercisable over four years from the date of grant, based on continued employment with the Company. To the extent not already exercisable, the options become fully vested by their terms upon the consummation of a merger in which the Company is not the surviving corporation, a transfer of all of the Company's stock, a sale of substantially all of the Company's assets or a dissolution or liquidation of the Company, unless the successor corporation assumes the outstanding options or substitutes substantially equivalent options.

     The following table sets forth information concerning all option exercises during the year ended December 31, 1997 and option holdings as of December 31, 1997, by the Named Executive Officers.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES



                                                                                                      VALUE OF UNEXERCISED
                                                            NUMBER OF UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                    SHARES                          DECEMBER 31, 1997                 DECEMBER 31, 1997(1)
                                 ACQUIRED ON      VALUE    ----------------------------------- ----------------------------------
NAME                               EXERCISE    REALIZED(2)  EXERCISABLE(3)   UNEXERCISABLE(3)   EXERCISABLE(3)   UNEXERCISABLE(3)
------------------------------- ------------- ------------ ---------------- ------------------ ---------------- -----------------
John P. Funkhouser ............         --           --        267,086            58,324          $1,820,600         $ 89,100
Michael D. Riddle .............         --           --         35,244            21,257             229,000          113,400
Wayne J. Scroggins ............     12,500       54,688             --                --                  --               --
Jonathon M. Lawrie, Ph.D. .....      6,909       11,227             --                --                  --               --
Donald E. Mahan, Ph.D. ........         --           --          7,500            37,500              26,250          147,500

---------
(1) Calculated by subtracting the exercise price from $8.00, the closing price of the Company's Common Stock as reported by the Nasdaq National Market on December 31, 1997, the last business day of the fiscal year ended December 31, 1997, and multiplying the difference by the number of shares underlying each option.

(2) Market value of the underlying Common Stock as of the date of exercise, minus the exercise price.

(3) The first number represents the number or value (as called for by the appropriate column) of exercisable options; the second number represents the number or value (as appropriate) of unexercisable options.



COMPENSATION OF DIRECTORS

     Each of the Company's non-employee directors receives $2,500 per year, $1,000 per Board meeting and annual Company strategy meeting, and $500 per Committee meeting, that he or she attends. In addition, each non-employee director receives a fully vested option to purchase 1,000 shares of Common Stock upon election or re-election to the Board. All directors are reimbursed by the Company for expenses incurred to attend Board meetings.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee"), consisting entirely of non-employee directors, approves all policies under which compensation is paid or awarded to the Company's executive officers. The Committee is currently composed of Messrs. Pirotte and Puckett. The Committee also administers the Company's stock plans.

     Neither the material in this report nor the performance graph included in this proxy statement under the heading " -- Performance Graph" (the "Performance Graph") is soliciting material, is or will be deemed filed with the Securities and Exchange Commission or is or will be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

     COMPENSATION PHILOSOPHY. The Company's executive compensation program has three objectives: (1) to align the interests of the executive officers with the interests of the Company's shareholders by basing a significant portion of an executive's compensation on the Company's performance; (2) to attract and retain highly talented and productive executives; and (3) to provide incentives for superior performance by the Company's executives. To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock and stock options. These compensation elements are in addition to the general benefits programs which are offered to all of the Company's employees.

     Each year, the Committee reviews the Company's executive compensation program. In its review, the Committee uses compensation survey data prepared by Coopers to study the compensation packages for executives of companies at a comparable stage of development and in the Company's geographic area. The Committee assesses the competitiveness of the Company's executive compensation program and reviews the Company's financial and operational performance for the previous fiscal year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company's overall performance objectives. For compensation paid to the Chief Executive Officer and other Named Executive Officers in 1997, no reference was made to the data for comparable companies included in the Performance Graph.

     Each element of the Company's executive compensation program is discussed below.

     BASE SALARIES. The Committee annually reviews the base salaries of the Company's executive officers. The base salaries for the Company's executive officers for fiscal 1997 were established by the Committee at the beginning of that fiscal year. In addition to considering the factors listed in the foregoing section that support the Company's executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of the Company's historic and recent financial and operational performance and the individual's contribution to that performance, the individual's performance on non-financial goals and other contributions of the individual to the Company's success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

     INCENTIVE COMPENSATION. Cash bonuses established for executive officers are intended to motivate the individual to work hard to achieve the Company's financial and operational performance goals or to otherwise incent the individual to aim for a high level of achievement on behalf of the Company in the coming year. Because it had been in the early stages of development, the Company did not pay cash bonuses prior to fiscal 1995. In 1997, the Company paid a cash bonus of $10,000 to Mr. Riddle. This bonus was paid based on achievement of certain of the strategic goals established early in the year, primarily those related to the Company's marketing strategy.

     LONG-TERM INCENTIVE COMPENSATION. The Company's long-term incentive compensation plan for its executive officers is based upon the Company's stock plans. The Company believes that placing a portion of its executives' total compensation in the form of stock or stock options achieves three objectives. It aligns the interest of the Company's executives directly with those of the Company's shareholders, gives executives a significant long-term interest in the Company's success and helps the Company retain key executives. Options generally vest over four years based on continued employment. In determining the number of options to grant an executive, the Board primarily considered the executive's past performance and the degree to which an incentive for long-term performance would benefit the Company, as well as the number of shares and options already held by the executive officer. It is the Committee's policy to grant options at fair market value unless particular circumstances warrant otherwise.

     BENEFITS. The Company believes that it must offer a competitive benefits program to attract and retain key executives. During fiscal 1997, the Company provided the same medical and other benefits to its executive officers that are generally available to its other employees.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The Chief Executive Officer's compensation is based on the same elements and measures of performance as is the compensation for the Company's other executive officers. The Committee approved a base salary for Mr. Funkhouser for fiscal 1997 of $185,000 based on the same factors as were considered in determining the base salaries of the other executive officers.

     SECTION 162(M) OF THE CODE. It is the responsibility of the Committee to address the issues raised by Section 162(m) of the Code. Revisions to this Section made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies beginning in 1994. The Committee has reviewed these issues and has determined that it is not necessary for the Company to take any action at this time with regard to these issues.

         Submitted by:  THE COMPENSATION COMMITTEE
                        John K. Pirotte
                        Stephen R. Puckett

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are currently Messrs. Pirotte and Puckett. Messrs. Pirotte and Puckett were not at any time during the fiscal year ended December 31, 1997 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.


                   COMPARISON OF CUMULATIVE TOTAL RETURN (1)

(Performance Graph appears here. See table below for plot points.)


                     12/95       3/96    6/96    9/96     12/96      3/97     6/97     9/97     12/97
NASDAQ                100       104.66  113.21  117.23    122.99    116.32   137.65   160.94    150.83
PEER GROUP--NON-FIN   100       105.04  114.29  117.18    121.52    113.34   134.33   157.37    142.6
PEER GROUP--PHARMA    100       104.04  101.05  103.38    100.29     95.24   102.82   115.38    103.64
CVDI                  100       104.55   77.27   61.36     35.28     45.45    68.18    81.82     72.73

---------
(1) Assumes $100 invested on December 11, 1995 (the effective date of the Company's initial public offering) in each of the Company's Common Stock, the Nasdaq CRSP Total Market Return Index, the Nasdaq Non-Financial Stocks Total Return Index (the "Non-Financial Index") and the Nasdaq Pharmaceutical Stocks Total Return Index (the "Pharmaceutical Index"). The Company has previously used the Non-Financial Index as its published industry or line-of-business index for comparison purposes. The Company intends to use the Pharmaceutical Index for such purposes in the future, because the Non-Financial Index includes companies in industries that are unrelated to the Company's business. Total return assumes reinvestment of dividends.


CERTAIN TRANSACTIONS

     In August 1998, the Company entered into a Common Stock Purchase Agreement with Chiron Diagnostics, pursuant to which the Company issued and sold to Chiron Diagnostics an aggregate of 600,000 shares of its Common Stock in exchange for $6,000,000 cash, or $10.00 per share. The Common Stock Purchase Agreement provides, among other things, that Chiron Diagnostics will not acquire more than 20% of the Company's voting securities, except where a third party accumulates or attempts to buy specified percentages of the Company's voting stock. Except under limited circumstances, Chiron Diagnostics cannot transfer its shares to an unaffiliated person unless the Company is first offered the right to purchase such shares. Except with respect to certain significant events (including a sale or dissolution of the Company), Chiron Diagnostics also agreed to vote its shares in accordance with the recommendation of the Company's Board or in not less than the proportion as the votes cast by other shareholders. In addition, the Company agreed to include in the slate of nominees recommended by the Company for election as directors of the Company at the next meeting of shareholders at which directors are to be elected, one person designated by Chiron Diagnostics and reasonably acceptable to the Company. The Company also granted to Chiron Diagnostics registration rights with respect to the purchased shares and the right to receive notification of and to make a competing bid with respect to certain change of control transactions. In the event of a change in control transaction at less than $10.00 per share, the Company must pay Chiron Diagnostics the difference between $10.00 and the price per share in the transaction, unless Chiron Diagnostics has failed to meet its minimum purchase requirements under the Distribution Agreement between them. See "Information Relating to CVDI -- Sales and Marketing."

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     (a) Price Range of Common Stock

     The Company's Common stock trades on the Nasdaq National Market under the symbol "CVDI". The following sets forth the quarterly high and low sales prices for the fiscal quarters indicated as reported by Nasdaq. These prices are based on quotations between dealers, which do not reflect retail mark-up, mark-down or commissions, and do not necessarily represent actual transactions.


                                                                                      HIGH                LOW
                                                                                   ----------         ----------
          Fiscal Year Ended December 31, 1996
           January 1, 1996 through March 31, 1996 .......................          $ 11 5/8            $ 9 1/2
           April 1, 1996 through June 30, 1996 ..........................            11 1/2              7 1/2
           July 1, 1996 through September 30, 1996 ......................             8 1/4              4 1/4
           October 1, 1996 through December 31, 1996 ....................             6 3/4              3 3/4
          Fiscal Year Ended December 31, 1997
           January 1, 1997 through March 31, 1997 .......................           $ 5 3/4            $ 3 1/2
           April 1, 1997 through June 30, 1997 ..........................             8 1/4              4 5/8
           July 1, 1997 through September 30, 1997 ......................             9 3/8              5 3/4
           October 1, 1997 through December 31, 1997 ....................             9 1/8              4 1/2
          Fiscal Year Ending December 31, 1998
           January 1998 through March 31, 1998 ..........................           $ 9                $ 6
           April 1, 1998 through June 30, 1998 ..........................             8 5/8              4 15/16
           July 1, 1998 through September 30, 1998 ......................             7 3/4              4 7/8
           October 1, 1998 through October 21, 1998 .....................             5 3/8              3 1/2

     (b) Approximate Number of Equity Security Holders

     As of June 30, 1998, the number of record holders of the Company's Common Stock was approximately 200, and the Company believes that the number of beneficial owners was approximately 1,800.

     (c) Dividends

     Neither CVDI nor Holding Company has ever paid a cash dividend on its Common Stock and anticipates that for the foreseeable future any earnings will be retained for use in its business and, accordingly, neither company anticipates the payment of cash dividends.


        PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO THE 1995 STOCK PLAN

GENERAL

     The Company's 1995 Stock Plan (the "1995 Plan") was adopted by the Board of Directors in September 1995 and approved by the shareholders in November 1995. The 1995 Plan authorizes for issuance a maximum of 838,150 shares of Common Stock, 350,000 of which are subject to shareholder approval at the Meeting. As of June 30, 1998, without giving effect to the proposed amendment, 354,320 shares had either been issued under the 1995 Plan or were subject to outstanding options thereunder and 133,830 shares remained available for future grant thereunder, which the Board of Directors believes is insufficient to meet the Company's anticipated needs with respect to the issuance of additional options to employees (including new hires), consultants and directors of the Company.

     The 1995 Plan provides for grants of options to employees, consultants and directors of the Company and its affiliates. It also allows for the grant of stock bonuses and purchase rights, but no purchase rights have been granted to date. As of June 30, 1998, approximately 85 persons were eligible to receive grants under the 1995 Plan. Each stock option granted under the 1995 Plan is evidenced by a written stock option agreement between the Company and the optionee. The acceptable methods of payment for shares issued upon exercise of an option consist of cash, check, and, in the discretion of the Board of Directors, by promissory note, net exercise or any combination of the foregoing. The Company has full recourse with respect to any promissory note given by an optionee. The exercise price of options granted under the 1995 Plan is determined on the date of grant, and in the case of incentive stock options (within the meaning of Section 422 of the Code) must be at least 100% of the fair market value at the time of grant. As of June 30, 1998, the fair market value of the Company's Common Stock, as quoted on the Nasdaq Stock Market, was $5.75 per share.

     At the time an option is granted, the Board (or its committee) determines the period within which the option may be exercised. Options granted to employees under the 1995 Plan generally become exercisable in increments, based on the optionee's continued employment with the Company, over a period of four years. The form of option agreement generally provides that options granted under the 1995 Plan expire ten years from the date of grant. Options granted pursuant to the 1995 Plan are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

     The 1995 Plan may be administered by the Board of Directors of the Company or a committee of directors designated by the Board. The Compensation Committee currently administers the 1995 Plan. The Board or Committee may amend the 1995 Plan at any time or from time to time or may terminate the 1995 Plan without the approval of the shareholders, provided that shareholder approval is required for any amendment to the 1995 Plan requiring shareholder approval under applicable law as in effect at the time. However, no action by the Board of Directors, Committee or shareholders may alter or impair any option previously granted under the 1995 Plan. The Board or Committee may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The 1995 Plan will terminate in September 2005, unless terminated sooner by the Board or Committee.


TAX CONSEQUENCES OF OPTIONS

     An optionee who is granted an incentive stock option will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Effective for taxable years ending after 1997, upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss upon disposition will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of the fair market value of the shares at the date of the option exercise or the sale price of the shares. The Company will be entitled to a deduction in the same amount as the ordinary income, if any, recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with exercise of such option by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

     The foregoing is only a summary, based on the Code as currently in effect, of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1995 Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.


PROPOSED AMENDMENT

     On July 21, 1998, the Board of Directors adopted an amendment to the 1995 Plan increasing the number of shares reserved for issuance thereunder by 350,000. Prior to this amendment, a total of only 133,830 shares remained available for future grant under the 1995 Plan, which the Board of Directors believes is insufficient to meet the Company's anticipated needs with respect to the issuance of additional options to employees (including new hires), consultants and directors of the Company.

     At the Meeting, the shareholders are being asked to approve the above-described amendment to the 1995 Plan increasing the number of shares authorized for issuance thereunder by 350,000 shares.


VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present or represented by proxy and voting on this proposal at the Meeting will be required to approve the amendment to the 1995 Plan.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE 1995 PLAN.

                            SOLICITATION OF PROXIES

     In addition to solicitation by mail, officers, directors and employees of CVDI may, without additional compensation, solicit Proxies from CVDI shareholders in person or by telephone. Any expenses of such solicitation will be borne by CVDI.


                      DEADLINE FOR SHAREHOLDER PROPOSALS

     Shareholders having proposals they desire to present at the first annual meeting of shareholders of Holding Company should, if they desire that such proposals be included in Holding Company's Proxy Statement relating to such meeting, submit such proposals in time to be received by Holding Company at its principal executive office in Raleigh, North Carolina, not later than December 10, 1998. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs the close attention of interested shareholders to the Rule. Proposals may be mailed to Secretary, PharmaNetics, Inc., 5301 Departure Drive, Raleigh, North Carolina 27616.


                                 LEGAL MATTERS

     Certain legal matters in connection with the Reorganization Shares offered hereby will be passed upon for Holding Company by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.


                                    EXPERTS

     The consolidated balance sheets of Cardiovascular Diagnostics, Inc. and subsidiaries as of December 31, 1997 and 1996 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, included in this Proxy Statement/Prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of that firm as experts in accounting and auditing.


                                 OTHER MATTERS

     CVDI is not aware of any other matters that will be presented for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the accompanying Proxy intend to exercise the discretion conferred by the Proxy to vote in accordance with their judgment on such matters.

                       CARDIOVASCULAR DIAGNOSTICS, INC.
                               AND SUBSIDIARIES


                                     INDEX



                                                                                                           PAGE(S)
                                                                                                          --------
   Consolidated Financial Statements:
      Report of Independent Accountants .................................................................    F-2
      Consolidated Balance Sheets as of December 31, 1997 and 1996 ......................................    F-3
      Consolidated Statements of Operations for the years ended December 31, 1997, 1996 and 1995 ........    F-4
      Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1997, 1996
       and 1995 .........................................................................................    F-5
      Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and
       1995 .............................................................................................    F-6
      Notes to Consolidated Financial Statements ........................................................    F-7
      Consolidated Balance Sheets as of June 30, 1998 (unaudited) and December 31, 1997 .................    F-17
      Consolidated Statements of Operations and Comprehensive Loss for the Three Months and Six
       Months Ended June 30, 1998 and 1997 (unaudited) ..................................................    F-18
      Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1998 and 1997
       (unaudited) ......................................................................................    F-19
      Notes to Unaudited Consolidated Financial Statement ...............................................    F-20
   Consolidated Financial Statement Schedule:
      Report of Independent Accountants .................................................................    F-22
      Schedule II -- Valuation and Qualifying Accounts for the Years Ended December 31, 1997, 1996
       and 1995 .........................................................................................    F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
CARDIOVASCULAR DIAGNOSTICS, INC.

     We have audited the accompanying consolidated balance sheets of Cardiovascular Diagnostics, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cardiovascular Diagnostics, Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ PRICEWATERHOUSECOOPERS LLP


Raleigh, North Carolina
February 12, 1998

               CARDIOVASCULAR DIAGNOSTICS, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS


                          DECEMBER 31, 1997 AND 1996



                                                                                                 1997             1996
                                                                                           ---------------- ----------------
ASSETS
Current assets:
  Cash and cash equivalents ..............................................................  $   5,884,522    $   2,716,242
  Short term investments, held-to-maturity ...............................................             --        5,973,405
  Receivables:
   Trade, net of allowance for doubtful accounts of $3,792 in 1997 and $5,000 in
    1996 .................................................................................      1,629,499          906,491
  Other ..................................................................................        258,213          385,073
                                                                                            -------------    -------------
    Total Receivables ....................................................................      1,887,712        1,291,564
  Inventories ............................................................................      2,998,052        2,018,798
  Other current assets ...................................................................        216,808          198,111
                                                                                            -------------    -------------
    Total current assets .................................................................     10,987,094       12,198,120
Property and equipment, net ..............................................................      4,938,125        4,236,128
Intangible assets, net ...................................................................      1,568,095        1,700,560
Other noncurrent assets ..................................................................        191,189          216,547
                                                                                            -------------    -------------
                                                                                            $  17,684,503    $  18,351,355
                                                                                            =============    =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable .......................................................................  $   1,137,676    $     377,314
  Accrued expenses .......................................................................        463,884          219,634
  Current portion of long-term debt ......................................................        533,218               --
  Current portion of capital lease obligations ...........................................          5,842           19,082
                                                                                            -------------    -------------
    Total current liabilities ............................................................      2,140,620          616,030
                                                                                            -------------    -------------
Long-term debt, less current portion .....................................................      2,350,155           50,000
Capital lease obligations, less current portion ..........................................          1,020           16,987
                                                                                            -------------    -------------
    Total noncurrent liabilities .........................................................      2,351,175           66,987
                                                                                            -------------    -------------
    Total liabilities ....................................................................      4,491,795          683,017
                                                                                            -------------    -------------
Shareholders' equity:
  Preferred stock, $.001 par value; authorized 1,000,000 shares Series A participating preferred stock, voting; no shares issued or outstanding at December 31, 1997 and
   1996 ..................................................................................
  Common stock, $.001 par value; authorized 10,000,000 shares; 6,750,518 and
   6,663,986 issued and outstanding at December 31, 1997 and 1996, respectively ..........          6,750            6,664
  Additional paid-in capital .............................................................     33,826,747       33,682,330
  Cumulative translation adjustments .....................................................             --          (48,078)
  Accumulated deficit ....................................................................    (20,618,789)     (15,939,578)
  Unearned compensation ..................................................................        (22,000)         (33,000)
                                                                                            -------------    -------------
    Total shareholders' equity ...........................................................     13,192,708       17,668,338
                                                                                            -------------    -------------
                                                                                            $  17,684,503    $  18,351,355
                                                                                            =============    =============
Commitments and contingencies (Notes 9, 14 and 15)


The accompanying notes are an integral part of the consolidated financial statements.

               CARDIOVASCULAR DIAGNOSTICS, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS


             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                                        1997            1996            1995
                                                  --------------- --------------- ---------------
Net sales .......................................  $  7,618,473    $  6,411,519    $  5,198,950
Cost of sales:
  Materials and labor ...........................     3,961,772       3,121,439       2,744,932
  Overhead ......................................     2,207,340       2,135,605       1,523,296
                                                   ------------    ------------    ------------
   Total cost of sales ..........................     6,169,112       5,257,044       4,268,228
                                                   ------------    ------------    ------------
    Gross profit ................................     1,449,361       1,154,475         930,722
                                                   ------------    ------------    ------------
Operating expenses:
  General and administrative ....................     3,594,158       2,933,016       2,191,036
  Sales and marketing ...........................     1,347,309       1,895,492       1,278,139
  Research and development ......................     2,572,649       2,300,462       1,800,936
                                                   ------------    ------------    ------------
   Total operating expenses .....................     7,514,116       7,128,970       5,270,111
                                                   ------------    ------------    ------------
   Loss from operations .........................    (6,064,755)     (5,974,495)     (4,339,389)
                                                   ------------    ------------    ------------
Other income (expense):
  Interest expense ..............................        (1,638)        (16,317)        (59,550)
  Interest income ...............................       335,403         634,989         111,536
  Grant income ..................................       278,121         254,204         292,534
  Development income ............................       825,000              --              --
  License fee and royalty income ................        30,741          32,835         124,772
                                                   ------------    ------------    ------------
   Other income, net ............................     1,467,627         905,711         469,292
                                                   ------------    ------------    ------------
   Loss before income taxes .....................    (4,597,128)     (5,068,784)     (3,870,097)
Provision for income taxes ......................       (82,083)        (51,860)        (82,136)
                                                   ------------    ------------    ------------
   Net loss .....................................  $ (4,679,211)   $ (5,120,644)   $ (3,952,233)
                                                   ============    ============    ============
Basic and diluted loss per common share .........  $      (0.70)   $      (0.78)   $      (0.74)
                                                   ============    ============    ============
Weighted average number of common shares ........     6,722,491       6,566,134       5,323,239
                                                   ============    ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

               CARDIOVASCULAR DIAGNOSTICS, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                             SERIES A                   ADDITIONAL
                                          PARTICIPATING     COMMON       PAID-IN
                                         PREFERRED STOCK     STOCK       CAPITAL
                                        ----------------- ---------- ---------------
Balances at December 31, 1994 .........      $  482        $ 3,456    $ 14,291,171
Issuance of 210,900 shares of
 Series A preferred stock at $6.25
 per share, net of issuance costs .....         211                      1,278,595
Issuance of 3,671 shares of common
 stock at $0.59 per share .............                          4           2,171
Issuance of 1,265 shares of common
 stock at $0.5056 per share ...........                          1             639
Issuance of 15,189 shares of common
 stock at $0.3950 per share ...........                         15           5,985
Unearned compensation related to
 common stock options .................                                    426,638
Amortization of unearned
 compensation .........................
Conversion of 693,272 shares of
 Series A preferred stock to
 877,530 shares of common stock                (693)           877            (184)
Issuance of 393,904 shares of
 common stock for liquidation
 preferences ..........................                        394            (394)
Issuance of 1,700,000 shares of
 common stock at $11.00 per
 share, net of issuance costs .........                      1,700      16,667,817
Net loss for the year ended
 December 31, 1995 ....................
Translation adjustment ................
Balances at December 31, 1995 .........          --          6,447      32,672,438
Issuance of 100,000 shares of
 common stock at $11.00 per
 share, net of issuance costs .........                        100         990,595
Issuance of 39,148 shares of common
 stock at $0.79 per share .............                         39          30,887
Issuance of 7,593 shares of common
 stock at $0.59 per share .............                          8           4,472
Issuance of 79,767 shares of common
 stock at $0.395 per share ............                         80          31,428
Repurchase of 10,000 shares of
 common stock at $4.75 per share                               (10)        (47,490)
Amortization of unearned
 compensation .........................
Net loss for the year ended
 December 31, 1996 ....................
Translation adjustment ................
Balances at December 31, 1996 .........                      6,664      33,682,330
Issuance of 51,965 shares of common
 stock at $0.79 per share .............                         52          41,000
Issuance of 21,909 shares of common
 stock at $4.50 per share .............                         22          98,366
Issuance of 12,658 shares of common
 stock at $0.40 per share .............                         12           5,051
Amortization of unearned
 compensation .........................
Net loss for the year ended
 December 31, 1997 ....................
Translation adjustment ................
Balances at December 31, 1997 .........      $   --        $ 6,750    $ 33,826,747
                                             ======        =======    ============



                                          CUMULATIVE                                        TOTAL
                                         TRANSLATION     ACCUMULATED       UNEARNED     SHAREHOLDERS'
                                         ADJUSTMENTS       DEFICIT       COMPENSATION      EQUITY
                                        ------------- ----------------- -------------- --------------
Balances at December 31, 1994 .........  $     (557)    $  (6,866,701)    $       --    $  7,427,851
Issuance of 210,900 shares of
 Series A preferred stock at $6.25
 per share, net of issuance costs .....                                                    1,278,806
Issuance of 3,671 shares of common
 stock at $0.59 per share .............                                                        2,175
Issuance of 1,265 shares of common
 stock at $0.5056 per share ...........                                                          640
Issuance of 15,189 shares of common
 stock at $0.3950 per share ...........                                                        6,000
Unearned compensation related to
 common stock options .................                                     (426,638)             --
Amortization of unearned
 compensation .........................                                      382,638         382,638
Conversion of 693,272 shares of
 Series A preferred stock to
 877,530 shares of common stock                                                                   --
Issuance of 393,904 shares of
 common stock for liquidation
 preferences ..........................                                                           --
Issuance of 1,700,000 shares of
 common stock at $11.00 per
 share, net of issuance costs .........                                                   16,669,517
Net loss for the year ended
 December 31, 1995 ....................                    (3,952,233)                    (3,952,233)
Translation adjustment ................      (5,011)                                          (5,011)
                                         ----------                                     ------------
Balances at December 31, 1995 .........      (5,568)      (10,818,934)       (44,000)     21,810,383
Issuance of 100,000 shares of
 common stock at $11.00 per
 share, net of issuance costs .........                                                      990,695
Issuance of 39,148 shares of common
 stock at $0.79 per share .............                                                       30,926
Issuance of 7,593 shares of common
 stock at $0.59 per share .............                                                        4,480
Issuance of 79,767 shares of common
 stock at $0.395 per share ............                                                       31,508
Repurchase of 10,000 shares of
 common stock at $4.75 per share                                                             (47,500)
Amortization of unearned
 compensation .........................                                       11,000          11,000
Net loss for the year ended
 December 31, 1996 ....................                    (5,120,644)                    (5,120,644)
Translation adjustment ................     (42,510)                                         (42,510)
                                         ----------                                     ------------
Balances at December 31, 1996 .........     (48,078)      (15,939,578)       (33,000)     17,668,338
Issuance of 51,965 shares of common
 stock at $0.79 per share .............                                                       41,052
Issuance of 21,909 shares of common
 stock at $4.50 per share .............                                                       98,388
Issuance of 12,658 shares of common
 stock at $0.40 per share .............                                                        5,063
Amortization of unearned
 compensation .........................                                       11,000          11,000
Net loss for the year ended
 December 31, 1997 ....................                    (4,679,211)                    (4,679,211)
Translation adjustment ................      48,078                                           48,078
                                         ----------                                     ------------
Balances at December 31, 1997 .........  $       --     $ (20,618,789)    $  (22,000)   $ 13,192,708
                                         ==========     =============     ==========    ============

The accompanying notes are an integral part of the consolidated financial statements.

               CARDIOVASCULAR DIAGNOSTICS, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                                                                       1997
                                                                                 ----------------
Cash flows from operating activities:
 Net loss ......................................................................   $ (4,679,211)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization ...............................................        775,510
   Amortization of intangible assets ...........................................        196,434
   Amortization of discount on investments, net ................................        (22,743)
   Amortization of deferred gain on sale-leaseback .............................             --
   Provision for warranties ....................................................             --
   Provision for doubtful accounts .............................................             --
   Amortization of unearned compensation .......................................         11,000
   Provision for inventory obsolescence ........................................        220,000
   Loss (gain) on disposal of fixed assets .....................................         (2,276)
   Provision for deferred income taxes .........................................             --
   Change in assets and liabilities:
    Receivables ................................................................       (596,148)
    Inventories ................................................................     (1,199,254)
    Other assets ...............................................................          6,661
    Accounts payable and accrued expenses ......................................      1,004,612
    Deferred revenue and gains .................................................             --
                                                                                   ------------
     Net cash used in operating activities .....................................     (4,285,415)
                                                                                   ------------
Cash flows from investing activities:
 Purchases of property and equipment ...........................................     (1,494,564)
 Proceeds from sales of property and equipment .................................          3,433
 Costs incurred to obtain patents ..............................................        (63,969)
 Purchases of short-term investments, held to maturity .........................     (2,503,852)
 Proceeds from maturities of investments .......................................      8,500,000
                                                                                   ------------
     Net cash provided by (used in) investing activities .......................      4,441,048
                                                                                   ------------
Cash flows from financing activities:
 Proceeds from issuance of long-term debt ......................................      3,005,404
 Principal payments on long-term debt and capital lease obligations ............       (185,338)
 Purchase of treasury stock ....................................................             --
 Net proceeds from issuance of stock ...........................................        144,503
                                                                                   ------------
     Net cash provided by financing activities .................................      2,964,569
                                                                                   ------------
Effect of exchange rates on cash ...............................................         48,078
                                                                                   ------------
     Net increase (decrease) in cash and cash equivalents ......................      3,168,280
Cash and cash equivalents at beginning of year .................................      2,716,242
                                                                                   ------------
Cash and cash equivalents at end of year .......................................   $  5,884,522
                                                                                   ============
Supplemental disclosures of cash flow information:
 Cash paid during the year for interest expense ................................   $      1,638
                                                                                   ============
 Cash received during the year for interest income .............................   $    393,843
                                                                                   ============
 Cash paid during the year for income taxes ....................................   $     42,819
                                                                                   ============
Supplemental disclosure of noncash investing and financing activities:
 Capital lease and debt obligations incurred for equipment .....................   $         --
                                                                                   ============
 Reduction in capital lease in exchange for equipment ..........................   $     15,900
                                                                                   ============



                                                                                       1996             1995
                                                                                 ---------------- ----------------
Cash flows from operating activities:
 Net loss ......................................................................  $  (5,120,644)    $ (3,952,233)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization ...............................................        663,809          550,342
   Amortization of intangible assets ...........................................        203,479          213,805
   Amortization of discount on investments, net ................................       (285,509)              --
   Amortization of deferred gain on sale-leaseback .............................         (4,247)         (16,999)
   Provision for warranties ....................................................             --           50,000
   Provision for doubtful accounts .............................................             --           40,395
   Amortization of unearned compensation .......................................         11,000          382,638
   Provision for inventory obsolescence ........................................         40,000           82,000
   Loss (gain) on disposal of fixed assets .....................................         (3,192)           2,989
   Provision for deferred income taxes .........................................             --            7,573
   Change in assets and liabilities:
    Receivables ................................................................       (488,378)        (271,020)
    Inventories ................................................................       (753,947)        (601,293)
    Other assets ...............................................................        (80,074)        (142,392)
    Accounts payable and accrued expenses ......................................       (743,426)         931,054
    Deferred revenue and gains .................................................             --          (25,000)
                                                                                  -------------     ------------
     Net cash used in operating activities .....................................     (6,561,129)      (2,748,141)
                                                                                  -------------     ------------
Cash flows from investing activities:
 Purchases of property and equipment ...........................................     (1,417,977)      (2,343,157)
 Proceeds from sales of property and equipment .................................         23,532               --
 Costs incurred to obtain patents ..............................................        (93,573)        (144,763)
 Purchases of short-term investments, held to maturity .........................    (10,687,896)              --
 Proceeds from maturities of investments .......................................      5,000,000               --
                                                                                  -------------     ------------
     Net cash provided by (used in) investing activities .......................     (7,175,914)      (2,487,920)
                                                                                  -------------     ------------
Cash flows from financing activities:
 Proceeds from issuance of long-term debt ......................................             --          500,000
 Principal payments on long-term debt and capital lease obligations ............       (751,446)        (185,020)
 Purchase of treasury stock ....................................................        (47,500)              --
 Net proceeds from issuance of stock ...........................................      1,057,609       17,957,138
                                                                                  -------------     ------------
     Net cash provided by financing activities .................................        258,663       18,272,118
                                                                                  -------------     ------------
Effect of exchange rates on cash ...............................................        (42,510)          (5,011)
                                                                                  -------------     ------------
     Net increase (decrease) in cash and cash equivalents ......................    (13,520,890)      13,031,046
Cash and cash equivalents at beginning of year .................................     16,237,132        3,206,086
                                                                                  -------------     ------------
Cash and cash equivalents at end of year .......................................  $   2,716,242     $ 16,237,132
                                                                                  =============     ============
Supplemental disclosures of cash flow information:
 Cash paid during the year for interest expense ................................  $      11,589     $     59,968
                                                                                  =============     ============
 Cash received during the year for interest income .............................  $     473,288     $    103,078
                                                                                  =============     ============
 Cash paid during the year for income taxes ....................................  $      76,724     $     88,700
                                                                                  =============     ============
Supplemental disclosure of noncash investing and financing activities:
 Capital lease and debt obligations incurred for equipment .....................  $       6,479     $     21,095
                                                                                  =============     ============
 Reduction in capital lease in exchange for equipment ..........................  $          --     $         --
                                                                                  =============     ============

The accompanying notes are an integral part of the consolidated financial statements.

               CARDIOVASCULAR DIAGNOSTICS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Cardiovascular Diagnostics, Inc. (the "Company") develops, manufactures and markets a proprietary cardiovascular diagnostic test system that provides rapid and accurate evaluation of hemostasis at the point of patient care. The Company's wholly-owned subsidiary, Coeur Laboratories, Inc. ("Coeur"), manufactures and sells a line of disposable power injection syringes used for cardiology and radiology procedures, as well as a line of manifolds used in custom angiographic procedure kits. Cardiovascular Diagnostics Europe, BV
(CDE), a wholly-owned Dutch company, distributed the Company's products in Europe until March 1997 when CDE operations were ceased.

     In December 1995, the Company completed an initial public offering ("IPO") of 1,700,000 new shares of $.001 par value common stock. The offering resulted in gross proceeds of $18.7 million. Net of underwriting discount and offering expenses, the Company received approximately $16.7 million.

     In January 1996, the underwriters of the Company's IPO purchased an additional 100,000 shares of the Company's common stock under the terms of an option to purchase additional shares to cover over-allotments. The Company received net proceeds of approximately $991,000 from the sale of these shares.


PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.


CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.


INVESTMENTS

     Investments are accounted for in accordance with Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." This statement requires certain securities to be classified into three categories:

     (a) Securities Held-to-Maturity -- Debt securities that the entity has the positive intent and ability to hold to maturity are reported at amortized cost.


     (b) Trading Securities -- Debt and equity securities that are bought and held principally for the purpose of selling in the near term are reported at fair value, with unrealized gains and losses included in earnings.

     (c) Securities Available-for-Sale -- Debt and equity securities not classified as either securities held to maturity or trading securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

     Premiums are amortized and discounts accreted using the interest method over the remaining terms of the related securities. Gains and losses on the sale of securities are determined using the specific-identification method.


INVENTORIES

     Inventories are stated at the lower of standard cost (which approximates cost on a first-in, first-out basis) or market.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the improvements, or the term of the facility lease.

               CARDIOVASCULAR DIAGNOSTICS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

     Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon disposition, the cost and related accumulated depreciation of property and equipment are removed from the accounts and any resulting gain or loss is reflected in operations.


INTANGIBLE ASSETS

     Excess of cost over fair value of net assets acquired ("goodwill") resulted from the acquisition of Coeur and is being amortized over ten years using the straight-line method. Patent costs are capitalized and are amortized using the straight-line method over their estimated useful lives (13 to 17 years). Periods of amortization are evaluated periodically to determine whether later events and circumstances warrant revised estimates of useful lives.

     At each balance sheet date, the Company evaluates the recoverability of unamortized goodwill based upon expectations of nondiscounted cash flows and operating income of Coeur. Impairments, if any, would be recognized in operating results if a permanent diminution in value were to occur.


CONVERTIBLE DEBT

     Convertible debt is recorded as a liability until converted into common stock, at which time it is recorded as equity.


REVENUE AND INCOME RECOGNITION POLICIES

     Revenue from the sale of products is recorded at the time the goods are shipped or when title passes. Income under license and development agreements is recorded upon the achievement of certain milestones contained in these agreements. Income from research grants is recognized when amounts are expended for the specific purpose stated in the grant.


INCOME TAXES

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.


LOSS PER COMMON SHARE

     On December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." In accordance with SFAS 128, the Company has replaced the presentation of primary earnings per share ("EPS") with a presentation of basic EPS and has presented both basic and diluted EPS on the face of the Statement of Operations. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is the same as basic EPS because, for loss periods, potential common shares (such as options) are not included in computing diluted EPS since the effect would be antidilutive. Options currently outstanding that could be dilutive in the future are summarized in Note 10.


STOCK OPTIONS

     On January 1, 1996 the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123). As permitted by SFAS No. 123, the Company has chosen to continue to apply APB Opinion No. 25 "Accounting for Stock issued to Employees" (APB No. 25) and related interpretations in accounting for its stock plans. Note 10 summarizes the compensation cost for the Company's plans if the grants had been based on the fair value at the grant dates consistent with SFAS 123.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standard No. 107, "Disclosures about the Fair Value of Financial Instruments" (SFAS 107) requires the disclosure of fair value information about financial instruments whether or not recognized on the balance sheet, for which it is practicable to estimate the value. Where quoted market prices are not readily available, fair

               CARDIOVASCULAR DIAGNOSTICS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

values are based on quoted market prices of comparable instruments. The carrying amount of cash and equivalents, accounts receivable and accounts payable approximates fair value because of the short maturity of those instruments. The fair value of the Company's debt issues are estimated to approximate fair value because the debt was issued shortly before December 31, 1997.


USE OF ESTIMATES IN THE PREPARATION OF THE FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


RECENT ACCOUNTING PRONOUNCEMENTS

     The Company will adopt Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") beginning January 1, 1998. SFAS No. 131 requires the Company to report selected information about operating segments in its financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company does not believe the adoption of the new pronouncement will have a significant impact on the financial statements.

     The Company will adopt Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS No. 130") beginning January 1, 1998. SFAS No. 130 requires the Company to display an amount representing total comprehensive income for the period in a financial statement which is displayed with the same prominence as other financial statements. Upon adoption, all prior period data presented will be restated to conform to the provisions of SFAS No. 130. The Company does not believe the adoption of the new pronouncement will have a significant impact on the financial statements.


2. SHORT-TERM INVESTMENTS

     At December 31, 1997, no short-term investments were held by the Company. At December 31, 1996 the Company classified investment securities in the consolidated financial statements according to management's intent. Investment securities at December 31, 1996 are summarized as follows:

                                              GROSS UNREALIZED
                                 AMORTIZED   ------------------   ESTIMATED
                                    COST       GAINS    LOSSES   MARKET VALUE
                               ------------- --------- -------- -------------
  Held-to-maturity:
  U.S. Treasury obligations ..  $5,973,405    $6,275      $--    $5,979,680
                                ==========    ======      ===    ==========

3. INVENTORIES

     Inventories at December 31, 1997 and 1996 consisted of the following:

                                 1997          1996
                            ------------- -------------
  Raw materials ...........  $2,122,058    $1,431,534
  Finished goods ..........     875,994       587,264
                             ----------    ----------
                             $2,998,052    $2,018,798
                             ==========    ==========

               CARDIOVASCULAR DIAGNOSTICS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. PROPERTY AND EQUIPMENT
     Property and equipment at December 31, 1997 and 1996 consisted of the following:



                                                                        1997                   1996
                                                                   -------------          -------------
         Molds and equipment ...................................    $6,039,207              $4,775,327
         Furniture, fixtures and EDP equipment .................       966,927                 711,993
         Leasehold improvements ................................     1,134,337               1,040,093
         Equipment under capital leases ........................       266,291                 325,234
         Automobiles ...........................................          --                    16,222
                                                                    ----------              ----------
                                                                     8,406,762               6,868,869
         Less accumulated depreciation and amortization ........     3,468,637               2,632,741
                                                                    ----------              ----------
                                                                    $4,938,125              $4,236,128
                                                                    ==========              ==========

5. INTANGIBLE ASSETS

     Intangible assets at December 31, 1997 and 1996 consisted of the following:



                                                                                         1997                1996
                                                                                    -------------       -------------
         Excess of cost over fair value of net assets acquired ...................   $1,802,506          $1,802,506
         Patents .................................................................      517,430             478,338
         Other ...................................................................      110,000              85,123
                                                                                     ----------          ----------
                                                                                      2,429,936           2,365,967
         Less accumulated amortization ...........................................      861,841             665,407
                                                                                     ----------          ----------
                                                                                     $1,568,095          $1,700,560
                                                                                     ==========          ==========

6. RESEARCH AND DEVELOPMENT GRANTS

     The Company has recognized income related to National Institutes of Health Small Business Innovation Research grant awards as follows:



                                                                          1997        1996       1995
                                                                       ---------- ----------- ----------
      Phase I grant award of $487,269 for research related to
        thrombolytic drug research ...................................  $     --   $     --    $  8,587
      Phase II grant award of $315,041 for research related to
        thrombolytic drug research ...................................        --         --     114,500
      Phase I grant award of $75,000 for research related to rapid
        monitoring of antithrombin agents ............................        --         --      75,000
      Grant award of $100,000 for research related to a rapid
        immunoassay for acute myocardial injury detection ............        --     10,466      94,447
      Phase II grant award of $750,000 for research related to
        rapid monitoring of antithrombin agents ......................   278,121    243,738          --
                                                                        --------   --------    --------
                                                                        $278,121   $254,204    $292,534
                                                                        ========   ========    ========

7. DEVELOPMENT INCOME

     During 1997, the Company recognized $825,000 of development income related to collaboration agreements with Knoll AG, Eli Lilly and Company, and Dade International. This was the result of the Company meeting milestones in accordance with these collaboration agreements.

               CARDIOVASCULAR DIAGNOSTICS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. LONG-TERM DEBT
     Long-term debt as of December 31, 1997 and 1996 consisted of the following:



                                                              1997                    1996
                                                          ------------             ----------
Convertible financial assistance agreement .............   $   50,000              $   50,000
Notes payable ..........................................    2,833,373                    --
                                                           ----------              ----------
                                                            2,883,373                  50,000
Current portion of long-term debt ......................      533,218                    --
                                                           ----------              ----------
Long-term debt, excluding current portion ..............   $2,350,155              $   50,000
                                                           ==========              ==========

     In January 1994, the Company received a $50,000 loan pursuant to a financial assistance agreement to fund research. The funds were used only for direct costs related to the approved project. The $50,000, plus interest at 7.5% per annum, is due in January 1999. The loan, at the request of the lender, can be converted at any time into common stock based on an exercise price of $5.33 per share, subject to adjustment for stock splits, stock dividends, combinations and other similar events. Accrued but unpaid interest is not convertible into common stock. This agreement includes certain covenants relating to, among other things, use of funds and maintenance of a significant presence in the State of North Carolina for a period of five years. Management believes the Company was in compliance with all of these covenants at December 31, 1997 and 1996.

     In December 1997, the Company received a loan for $3,005,404 from Transamerica Business Credit Corporation to fund working capital and capital expenditures. The loan has an interest rate of 15%, payable monthly, and is collateralized by existing fixed assets and new equipment financed under the loan. The loan includes certain covenants relating to, among other things, the maintenance of the collateral. Management believes the Company was in compliance with these covenants at December 31, 1997. The aggregate amounts of maturities on this loan are as follows: 1998, $533,218; 1999, $673,873; 2000,
$785,544; and 2001, $840,738.


9. LEASES

     The Company leases its office space under a noncancelable operating lease agreement. In January 1995, the lease term was extended from 1996 to 2001. In addition, the Company leases certain equipment under various capital and operating lease agreements. Equipment held under capital leases as of December 31, 1997 and 1996 was $266,291 and $325,234, respectively, and the related accumulated amortization was $257,149 and $285,535, respectively. Rent expense related to operating leases totaled $471,592, $416,635, and $317,334 for the years ended December 31, 1997, 1996 and 1995, respectively.

     Future minimum lease payments as of December 31, 1997 are as follows:



YEAR ENDING DECEMBER 31,                              CAPITAL LEASES   OPERATING LEASES
---------------------------------------------------- ---------------- -----------------
       1998 ........................................     $ 6,180         $   379,298
       1999 ........................................       1,030             381,364
       2000 ........................................          --             389,790
       2001 ........................................          --              44,911
                                                         -------         -----------
       Total minimum lease payments ................       7,210         $ 1,195,363
                                                                         ===========
       Imputed interest ............................        (348)
                                                         -------
       Present value of minimum lease payments .....       6,862
       Less current maturities .....................       5,842
                                                         -------
       Long-term capital lease obligations .........     $ 1,020
                                                         =======

               CARDIOVASCULAR DIAGNOSTICS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. SHAREHOLDERS' EQUITY

     AUTHORIZED SHARES

     In November 1995 the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock to 10,000,000.


     COMMON STOCK

     In January and February 1994, the Company raised $2,723,319, net of issuance costs, in a private placement of 612,638 shares of its common stock.

     In December 1994, the Company raised $2,878,843, net of issuance costs, in a private placement of 482,372 shares of its Series A participating preferred stock.

     In January 1995, the Company raised $1,278,806, net of issuance costs, in a private placement of 210,900 shares of Series A participating preferred stock.

     The authorized and designated Series A preferred stock outstanding prior to the closing of the IPO had rights, preferences and privileges related to liquidation, dividends, voting and conversion. Upon the closing of the IPO, each share of Series A preferred stock was converted into the number of common shares as was determined by dividing $6.25 by the Series A conversion price ($4.94 at the closing of the IPO), resulting in 877,530 shares of common stock. Upon closing of the Company's IPO, in addition to the shares issued upon conversion, the holders of the Series A preferred stock were issued the number of shares of common stock as was determined by dividing the Series A Preferential Amount ($4.94) by the price per share of common stock in the public offering. Based upon the IPO price, the holders of the Series A preferred stock were issued an additional 393,904 shares of common stock, representing fair value of $4,332,948. The issuance of these shares has been recorded at par value with a corresponding reduction in additional paid-in capital. As of December 31, 1997 and 1996, no shares of preferred stock were outstanding and none of the 1,000,000 authorized shares were designated. The Company's Board of Directors is authorized, without further shareholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock. Although there is no current intention to do so, the Board of Directors of the Company may, without shareholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control of the Company.


     STOCK WARRANTS

     At December 31, 1994, 6,567 warrants at exercise prices ranging from $0.5056 to $9.0182 per share were outstanding. In conjunction with the 1995 common stock offering, the Company issued warrants for the purchase of 15,189 shares of common stock at $0.3950 per share. In September 1995, 16,455 warrants were exercised, and, upon the closing of the IPO, 1,504 warrants expired, leaving 3,797 warrants with an exercise price of $4.94 per share outstanding. In 1996, the remaining 3,797 warrants expired.


     STOCK OPTIONS

     The Company has a stock option plan (the "Plan") whereby nonqualified stock options are granted to key employees. Under the terms of the Plan, options to purchase common stock are granted at a price determined by the Board of Directors. These options may be exercised during specified future periods and generally expire ten years from date of grant.

     During the year ended December 31, 1994, a stock option plan (the "1994 Plan") was established to purchase common stock. Options granted under the 1994 Plan generally vest over four years. Certain options granted to date under the 1994 Plan also provided for acceleration of vesting upon the achievement by the Company of certain milestones and became fully vested by their terms upon the closing of the IPO. During the year ended December 31, 1995, the exercise price of these options was reduced to $0.79. Also during the year ended December 31, 1995, the Company granted options to purchase 55,694 shares of the Company's common stock at an exercise price of $0.79 which vest over four years.

               CARDIOVASCULAR DIAGNOSTICS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. SHAREHOLDERS' EQUITY -- (Continued)

     During 1995, the Company recorded unearned compensation of $426,638, which represented the amount by which the deemed fair value of the Company's common stock exceeded the exercise price on the date of grant. During 1995, $382,638 of the unearned compensation was recorded as compensation expense, which represented the expense related to the options that became fully vested upon the closing of the IPO. The remaining unearned compensation is being amortized to compensation expense over the vesting period, which is generally four years. During both 1997 and 1996, $11,000 of this expense was recognized.

     In November 1995 the shareholders of the Company approved, effective upon completion of the IPO, the adoption of the Company's 1995 Stock Plan (the "1995 Plan"). The 1995 Plan reserves 488,150 shares of the Company's common stock for issuance to employees, consultants and directors of the Company. Options granted under the 1995 Plan generally vest over four years and have a term of ten years.

     A summary of the status of the Company's Plans as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates is presented below:



                                                1997                     1996                   1995
                                       ----------------------- ------------------------ ---------------------
                                                     WEIGHTED                 WEIGHTED               WEIGHTED
                                                      AVERAGE                  AVERAGE               AVERAGE
                                                     EXERCISE                 EXERCISE               EXERCISE
                                          SHARES       PRICE       SHARES       PRICE      SHARES     PRICE
                                       ------------ ---------- ------------- ---------- ----------- ---------
Outstanding at beginning of year .....    757,796    $  2.15       865,000    $  3.58     601,192
Granted ..............................    323,375       4.88       109,000       4.50     271,984
Exercised ............................    (86,532)      1.67      (126,508)      0.73      (3,670)
Forfeited ............................   (116,449)      4.58       (89,696)      0.58      (4,506)
                                         --------    -------      --------    -------     -------
Outstanding at end of year ...........    878,190    $  2.88       757,796    $  2.15     865,000    $ 3.58
                                         ========    =======      ========    =======     =======    ======
Options exerciseable at year-end .....    498,280                  451,558                593,016
                                         ========                 ========                =======

     The weighted average fair value of options granted during the years ended December 31, 1997 and 1996 was $3.14 and $2.89, respectively.

     The following table summarizes information about the Plan's stock options at December 31, 1997:



                           OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                  -------------------------------------- -----------------------
                                   WEIGHTED
                                   AVERAGE     WEIGHTED                 WEIGHTED
                      NUMBER      REMAINING     AVERAGE      NUMBER     AVERAGE
     RANGE OF      OUTSTANDING   CONTRACTUAL   EXERCISE   EXERCISABLE   EXERCISE
 EXERCISE PRICES   AT 12/31/97       LIFE        PRICE    AT 12/31/97    PRICE
----------------- ------------- ------------- ---------- ------------- ---------
$  0.79              426,448      6.5 years        .79      408,729         .79
$3.75 - $6.50        446,742      9.1 years       4.77       84,551        4.57
$ 12.10                5,000      8.4 years      12.10        5,000       12.10
                     -------                                -------
                     878,190                                498,280
                     =======                                =======

     The Company reviewed the provisions of SFAS No. 123 and elected to continue to use the provisions of APB Opinion 25. However, the Company is required to disclose the pro forma effects on net income regarding the new fair value based method. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1997 and 1996, respectively: dividend yield, zero; expected volatility of 65% and 63%; risk free interest rate of 5.75% and 6.25%; and expected life of 6 years. Had compensation cost for the Company's stock-based compensation plans, as described above, been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below. The compensation costs disclosed here may not be representative of the effects of pro forma net income in future years.

               CARDIOVASCULAR DIAGNOSTICS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. SHAREHOLDERS' EQUITY -- (Continued)


                                                                      1997             1996
                                                                ---------------- ----------------
        Net loss                        As reported ..........   $ (4,679,211)    $ (5,120,644)
                                        Pro forma ............     (5,011,787)      (5,199,261)
        Net loss per common share       As reported ..........          (0.70)           (0.78)
                                        Pro forma ............          (0.75)           (0.79)

11. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its temporary cash in accounts with federally insured depository institutions. At December 31, 1997 the Company had a majority of its cash invested in one financial institution.

     Concentrations of credit risk with respect to trade receivables exist due to the Company's small customer base. Periodic credit evaluations of customers' financial condition are performed and generally no collateral is required. The Company establishes reserves for expected credit losses and such losses, in the aggregate, have not exceeded management's expectations.

     During the years ended December 31, 1997, 1996 and 1995 there were sales to three customers that exceeded 10% of net consolidated sales. Sales to these customers were: 1997 -- customer A, $2,291,581 (30%), customer B, $1,375,728
(18%), customer C, $1,276,566 (17%), 1996 -- customer A, $2,192,778 (34%), customer B, $671,188 (10%) and customer C, $195,400 (3%); 1995 -- customer A,
$2,095,548 (40%), customer B, $632,781 (12%) and customer C, $0 (0%). The
Company operates in a single industry segment, providing medical diagnostic and imaging products.

     The Company had operations in two geographic regions, the United States and Europe, until March 31, 1997. At that date, the Company closed its European office and sales are now made through foreign distributors. The Company began its European operations in 1994 and revenues from its foreign operations did not exceed 10% of its consolidated revenues in 1995. During 1997 and 1996, revenues from foreign operations were approximately $99,000 and $725,000, respectively, substantially all of which were from customers in Europe and the United Kingdom. In addition, the Company's identifiable assets of its foreign operations at December 31, 1996 and 1995 were less than 10% of its consolidated total assets.

     The Company generated revenue from all export sales as follows:



                                       1997          1996          1995
                                   ------------ ------------- -------------
     United Kingdom ..............  $  776,260   $  957,980    $  850,311
     Other .......................   1,190,631      684,728       650,633
                                    ----------   ----------    ----------
     Total export sales ..........  $1,966,891   $1,642,708    $1,500,944
                                    ==========   ==========    ==========

12. LICENSE AGREEMENTS

     The Company entered into a license agreement with Tokuyama Soda Company, Ltd. ("TS"), as amended in December 1995, pursuant to which the Company granted TS exclusive rights to manufacture and sell PT and aPTT tests and analyzers in certain Asian countries. The Company received royalty payments under this agreement of $30,741, $32,835, and $63,176 during the years ended December 31 1997, 1996 and 1995, respectively.

     Additionally, the Company had a license agreement with Boehringer Mannheim Corporation. The Company received royalty payments under this agreement of $61,596 during the year ended December 31, 1995. All obligations under this license agreement were terminated effective June 30, 1995.


13. INCOME TAXES

     Income tax expense consisted entirely of current state taxes of $82,083, $51,860, and $82,136 for the years ended December 31, 1997, 1996 and 1995, respectively.

               CARDIOVASCULAR DIAGNOSTICS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. INCOME TAXES -- (Continued)

     A reconciliation of expected income tax at the statutory Federal rate of 34% with the actual income tax expense for the years ended December 31, 1997, 1996 and 1995 is as follows:



                                                               1997             1996             1995
                                                         ---------------- ---------------- ----------------
    Expected income tax benefit at statutory rate ......   $ (1,563,159)    $ (1,706,576)    $ (1,315,832)
    State tax provision (benefit) ......................       (175,748)        (114,326)         (25,373)
    Goodwill amortization ..............................         62,830           62,830           62,985
    Compensation paid with incentive stock options .....          3,740            3,740          130,097
    Other ..............................................          7,373           16,192          157,259
    Change in valuation allowance ......................      1,747,047        1,790,000        1,073,000
                                                           ------------     ------------     ------------
    Net income tax provision ...........................   $     82,083     $     51,860     $     82,136
                                                           ============     ============     ============

     The components of the net deferred tax assets and net deferred tax liabilities as of December 31, 1997 and 1996 were as follows:



                                                   1997            1996
                                             --------------- ---------------
        Deferred tax assets:
  Accrued expenses .........................  $     15,000    $     17,000
  Other ....................................       108,000          28,000
  Alternative minimum tax credits ..........         9,000           9,000
  Net operating loss carryforward ..........     7,825,000       6,446,000
  Research and development credits .........       229,000         229,000
  Foreign tax credits ......................        35,000          35,000
                                              ------------    ------------
  Total gross deferred tax assets ..........     8,221,000       6,764,000
  Valuation allowance ......................    (7,923,000)     (6,536,000)
                                              ------------    ------------
        Net deferred tax assets ............       298,000         228,000
                                              ------------    ------------
          Deferred tax liabilities:
  Patents ..................................       159,000         160,000
  Fixed assets .............................       139,000          68,000
                                              ------------    ------------
  Total gross deferred tax liabilities .....       298,000         228,000
                                              ------------    ------------
          Net deferred taxes ...............  $         --    $         --
                                              ============    ============

     At December 31, 1997 and 1996, the Company had approximately $20,718,000 and $16,089,000, respectively, of combined net operating losses, $229,000 of research and development tax credits, $35,000 of foreign tax credits, and $9,000 of alternative minimum tax credits available to offset future federal income taxes. These carryforwards expire in 2003 through 2011 if not utilized. At December 31, 1997 and 1996 for state income tax purposes, Cardiovascular Diagnostics, Inc. had net operating loss carryforwards of approximately $17,185,073 and $12,020,782, respectively. These carryforwards expire in 1998 through 2003 if not utilized. To the extent that Coeur's net operating losses incurred through 1994 (approximately $2,000,000 at December 31, 1997) are utilized in the future, the benefit will reduce the excess of cost over fair value of net assets acquired.

     Due to the Company's and Coeur's history of operating losses and uncertainty regarding future operations, management has determined that a valuation allowance equal to the amount of net deferred tax assets is required.


     As a result of changes in ownership, as defined by Internal Revenue Code
Section 382, Coeur's losses through 1993 and the Company's consolidated losses through January 1994 will be subject to an annual limitation of $175,000 and $482,000, respectively.

     An additional change in ownership occurred in 1995 in connection with the Company's IPO which subjects the losses incurred since January 1994 to December 1995 to an incremental annual limitation of $1,954,000 per year.

               CARDIOVASCULAR DIAGNOSTICS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14. CONTINGENCIES
     In March 1997, the Company filed suit in the U.S. District Court, Eastern District of North Carolina, against Boehringer Mannheim Corporation ("BMC") located in Indiana. The suit charged BMC with misappropriation of CVDI's trade secrets by improper disclosure, breach of contract, breach of fiduciary duty, unfair and deceptive trade practices, and constructive fraud. In addition, CVDI requested a declaratory judgment that neither the products nor activities of CVDI infringe U.S. Patents purportedly owned by BMC. On April 9, 1997 BMC answered the claims made by CVDI and submitted a patent infringement counterclaim against CVDI. Each party filed a motion for judgment on the pleading with respect to all claims asserted by the other party. On November 10, 1997, the Court issued a Judgment and Order granting CVDI's motion for judgment on the pleadings, holding that CVDI has a license, until June 21, 1999 or until the last of the patents expire, to the patents at issue. It dismissed all other claims of the parties. Both parties have appealed and are awaiting the Court's decision. It is management's opinion that the disposition of this matter will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.


15. COMMITMENTS

     The Company has several agreements to sell its products to customers at fixed prices. Management does not anticipate any losses resulting from these commitments.

                        CARDIOVASCULAR DIAGNOSTICS, INC.

                          CONSOLIDATED BALANCE SHEETS


                       (IN THOUSANDS, EXCEPT SHARE DATA)




                                                                                         JUNE 30,    DECEMBER 31,
                                                                                           1998          1997
                                                                                       ------------ -------------
                                                                                        (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents ...........................................................  $   3,800     $   5,885
 Accounts receivable .................................................................      1,724         1,888
 Inventories .........................................................................      2,604         2,998
 Other current assets ................................................................        394           217
                                                                                        ---------     ---------
   Total current assets ..............................................................      8,522        10,988
Property and equipment, net ..........................................................      4,862         4,938
Intangible assets, net ...............................................................      1,488         1,568
Other assets, net ....................................................................        152           191
                                                                                        ---------     ---------
   Total assets ......................................................................  $  15,024     $  17,685
                                                                                        =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable ....................................................................  $     391     $   1,138
 Accrued expenses ....................................................................        159           464
 Current portion of long term debt ...................................................        624           539
                                                                                        ---------     ---------
   Total current liabilities .........................................................      1,174         2,141
Long term debt and capital lease obligations, less current portion ...................      2,030         2,351
                                                                                        ---------     ---------
   Total liabilities .................................................................      3,204         4,492
                                                                                        ---------     ---------
Shareholders' equity:
 Preferred stock, $.001 par value; authorized 1,000,000 shares--no shares issued or outstanding at June 30, 1998 and December 31, 1997 ................................
 Common stock, $.001 par value; authorized 10,000,000 shares; 6,805,079 and 6,750,518
   issued and outstanding at June 30, 1998 and December 31, 1997, respectively. ......          7             7
Additional paid-in capital ...........................................................     33,973        33,827
Accumulated deficit ..................................................................    (22,143)      (20,619)
Unearned compensation ................................................................        (17)          (22)
                                                                                        ---------     ---------
   Total shareholders' equity ........................................................     11,820        13,193
                                                                                        ---------     ---------
   Total liabilities and shareholders' equity ........................................  $  15,024     $  17,685
                                                                                        =========     =========
Commitments and contingencies


The accompanying notes are an integral part of the consolidated financial statements.

                        CARDIOVASCULAR DIAGNOSTICS, INC.


    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)


                       (IN THOUSANDS, EXCEPT SHARE DATA)




                                                       THREE MONTHS ENDED           SIX MONTHS ENDED
                                                   -------------------------- ----------------------------
                                                     JUNE 30,      JUNE 30,     JUNE 30,       JUNE 30,
                                                       1998          1997         1998           1997
                                                   ------------ ------------- ------------ ---------------
Net sales ........................................  $    2,192   $    1,759    $    4,596    $   4,043
Cost of goods sold ...............................       1,504        1,427         3,149        2,950
                                                    ----------   ----------    ----------    ---------
Gross profit .....................................         688          332         1,447        1,093
Operating expenses:
 General and administrative ......................         844        1,006         1,608        1,765
 Sales and marketing .............................         176          328           404          623
 Research and development ........................         636          646         1,267        1,171
                                                    ----------   ----------    ----------    ---------
   Total operating expenses ......................       1,656        1,980         3,279        3,559
                                                    ----------   ----------    ----------    ---------
Operating loss ...................................        (968)      (1,648)       (1,832)      (2,466)
                                                    ----------   ----------    ----------    ---------
Other income(expense):
 Interest expense ................................        (104)          --          (180)          (1)
 Interest income .................................          48          101           113          208
 Grant/royalty income ............................          45          138            52          138
 Development income ..............................          --          475           375          725
                                                    ----------   ----------    ----------    -----------
   Total other income (expense) ..................         (11)         714           360        1,070
                                                    ----------   ----------    ----------    -----------
Net loss before taxes ............................        (979)        (934)       (1,472)      (1,396)
Provision for income taxes .......................         (26)         (14)          (52)         (29)
                                                    ----------   ----------    ----------    -----------
Net loss .........................................  $   (1,005)  $     (948)   $   (1,524)   $  (1,425)
Other comprehensive income (loss), net of tax:
 Foreign currency translation adjustments ........          --           56            --          (52)
                                                    ----------   ----------    ----------    -----------
Comprehensive loss ...............................  $   (1,005)  $     (892)   $   (1,524)   $  (1,477)
                                                    ==========   ==========    ==========    ===========
Basic and diluted net loss per common share ......  $    (0.15)  $    (0.14)   $    (0.23)   $   (0.21)
                                                    ==========   ==========    ==========    ===========
Average weighted shares outstanding ..............   6,800,332    6,729,722     6,782,388    6,722,151
                                                    ==========   ==========    ==========    ===========

The accompanying notes are an integral part of the consolidated financial statements.

                        CARDIOVASCULAR DIAGNOSTICS, INC.


               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                 (IN THOUSANDS)




                                                                                     SIX MONTHS ENDED
                                                                                 -------------------------
                                                                                   JUNE 30,     JUNE 30,
                                                                                     1998         1997
                                                                                 ------------ ------------
Cash flows from operating activities:
 Net loss ......................................................................   $ (1,524)    $ (1,425)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation ................................................................        442          316
   Amortization ................................................................        146           93
   Stock based compensation: general and administrative ........................         76           --
   Change in assets and liabilities:
    Receivables ................................................................        164       (1,099)
    Inventories ................................................................        394         (294)
    Other assets ...............................................................       (170)         139
    Accounts payable and accrued expenses ......................................     (1,052)         (43)
                                                                                   --------     --------
     Net cash used in operating activities .....................................     (1,524)      (2,313)
                                                                                   --------     --------
Cash flows from investing activities:
 Payments for purchase of property and equipment ...............................       (366)        (479)
 Costs incurred to obtain patents ..............................................        (29)         (10)
 Purchase of investments .......................................................         --       (5,531)
 Proceeds from maturities of investments .......................................         --        7,750
                                                                                   --------     --------
     Net cash (used in) provided by investing activities .......................       (395)       1,730
                                                                                   --------     --------
Cash flows from financing activities:
 Principal payments on long-term debt and capital lease obligations ............       (236)         (26)
 Net proceeds from issuance of stock ...........................................         70           40
                                                                                   --------     --------
     Net cash (used in) provided by financing activities .......................       (166)          14
                                                                                   --------     --------
Effect of exchange rates on cash ...............................................          0          (52)
     Net decrease in cash and cash equivalents .................................     (2,085)        (621)
Cash and cash equivalents at beginning of period ...............................      5,885        2,716
                                                                                   --------     --------
Cash and cash equivalents at end of period .....................................   $  3,800     $  2,095
                                                                                   ========     ========

The accompanying notes are an integral part of the consolidated financial statements.

                       CARDIOVASCULAR DIAGNOSTICS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)


NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

     Cardiovascular Diagnostics, Inc. (the "Company" or "CVDI") develops, manufactures and markets rapid turnaround, point-of-care diagnostic tests to assess blood clot formation and dissolution. These tests are based on the Company's proprietary, dry chemistry Thrombolytic Assessment System ("TAS"). The Company's wholly-owned subsidiary, Coeur Laboratories ("Coeur"), manufactures and sells disposable power injection syringes and manifolds. The consolidated financial statements include the accounts of the Company and the wholly-owned subsidiary. All intercompany activity has been eliminated. The consolidated financial statements included herein as of any date other than December 31 have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Financial information as of December 31 has been derived from the audited financial statements of the Company, but does not include all disclosures required by generally accepted accounting principles. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company. For further information regarding the Company's accounting policies, refer to the Consolidated Financial Statements and related notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. Results for the interim period are not necessarily indicative of the results for any other interim period or for the full fiscal year.


NOTE 2. INCOME TAXES PAID

     No federal income tax provision or benefit has been provided for income tax purposes, as the Company has not realized net income for the quarter ended June 30, 1998 and has net operating loss carryforwards to offset any net income when realized. Income tax expense recognized represents management's estimate of Coeur's state income tax expense for the quarter ended June 30, 1998.


NOTE 3. CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.


NOTE 4. INVENTORY

     Inventories consisted of the following:



                           JUNE 30, 1998   DECEMBER 31, 1997
                          --------------- ------------------
  Raw materials .........    $2,109,067       $2,122,058
  Finished goods ........       494,731          875,994
                             ----------       ----------
                             $2,603,798       $2,998,052
                             ==========       ==========

NOTE 5. LOSS PER COMMON SHARE

     On December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" ("EPS"). In accordance with SFAS No. 128, the Company is required to present both basic and diluted EPS on the face of the Statement of Operations and Comprehensive Loss. Basic EPS excludes dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is the same as basic EPS because, for loss periods, potential common shares (such as options) are not included in computing diluted EPS since the effect would be antidilutive.


NOTE 6. NEW ACCOUNTING PRONOUNCEMENTS

     The Company has adopted SFAS No. 130 "Reporting Comprehensive Income" beginning January 1, 1998. SFAS No. 130 requires the Company to display an amount representing total comprehensive income (loss) for all periods presented.

                       CARDIOVASCULAR DIAGNOSTICS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE 6. NEW ACCOUNTING PRONOUNCEMENTS -- (Continued)

The Company has elected to display this information in a Statement of Operations and Comprehensive Loss. All prior period data has been restated to conform to the provisions of this statement.

     The Company will adopt SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" beginning in 1998. SFAS No. 131 requires the Company to report selected information about operating segments beginning as of December 31, 1998. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company does not believe the adoption of the new pronouncement will have a significant impact on the consolidated financial statements.


NOTE 7. LEGAL PROCEEDINGS

     As reported in its filings on Form 10-K for the period ended December 31, 1997, in March 1997, the Company filed suit in the U. S. District Court, Eastern District of North Carolina, against Boehringer Mannheim Corporation ("BMC") located in Indiana. The suit charged BMC with misappropriation of CVDI's trade secrets by improper disclosure, breach of contract, breach of fiduciary duty, unfair and deceptive trade practices, and constructive fraud. In addition, CVDI requested a declaratory judgment that neither the products nor activities of CVDI infringe U.S. Patents purportedly owned by BMC. On April 9, 1997 BMC answered the claims made by CVDI and submitted a counterclaim against CVDI. Each party filed a motion for judgment on the pleading with respect to all claims asserted by the other party. On November 10, 1997, the Court issued a Judgement and Order granting CVDI's motion for judgment on the pleadings, holding that CVDI has a license, until June 21, 1999, or until the last of the patents expire, to the patents at issue. It dismissed all other claims of the parties. Both parties have appealed and are awaiting the Court's decision. It is management's opinion that the disposition of this matter will not have a material adverse impact on the consolidated financial position, results of operations or liquidity of the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
CARDIOVASCULAR DIAGNOSTICS, INC.

     In connection with our audits of the consolidated financial statements of Cardiovascular Diagnostics, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which consolidated financial statements are included in the Prospectus, we have also audited the consolidated financial statement schedule listed in Item 21 herein.

     In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


/s/ COOPERS & LYBRAND L.L.P.




Raleigh, North Carolina
February 12, 1998

                        CARDIOVASCULAR DIAGNOSTICS, INC.


                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995




                                             BALANCE AT   CHARGE TO                   BALANCE AT
                                              BEGINNING   COSTS AND                      END
                                              OF PERIOD    EXPENSES     DEDUCTIONS    OF PERIOD
                                            ------------ ----------- --------------- -----------
YEAR ENDED DECEMBER 31, 1997
Deducted from asset accounts:
 Accounts Receivable Reserve (a) ..........    $ 5,000    $     --     $   1,208(f)   $  3,792
                                               =======    ========     =========      ========
 Inventory Reserves (b) ...................    $48,256    $220,000     $  36,917(e)   $231,339
                                               =======    ========     =========      ========
Added liability accounts:
 Warranty Reserves (c) ....................    $43,845    $     --     $   5,274(d)   $ 38,571
                                               =======    ========     =========      ========
YEAR ENDED DECEMBER 31, 1996
Deducted from asset accounts:
 Accounts Receivable Reserves (a) .........    $40,395    $      0     $  35,395(f)   $  5,000
                                               =======    ========     =========      ========
 Inventory Reserves (b) ...................    $82,000    $ 40,000     $  73,744(e)   $ 48,256
                                               =======    ========     =========      ========
Added to liability accounts:
 Warranty Reserves (c) ....................    $50,000    $      0     $   6,155(d)   $ 43,845
                                               =======    ========     =========      ========
YEAR ENDED DECEMBER 31, 1995
Deducted from asset accounts:
 Accounts Receivable Reserves (a) .........    $     0    $ 40,395     $       0      $ 40,395
                                               =======    ========     =========      ========
 Inventory Reserves (b) ...................    $     0    $152,578     $  70,578(e)   $ 82,000
                                               =======    ========     =========      ========
Added to liability accounts:
 Warranty Reserves (c) ....................    $     0    $ 50,000     $       0      $ 50,000
                                               =======    ========     =========      ========

---------
(a) Represents an allowance for both product returns and doubtful accounts. Activity represents doubtful accounts only. Revenues have been reduced directly for product returns.

(b) Represents an allowance for excess and aging inventory and lower of cost or market adjustments.

(c) Represents an allowance for estimated costs to be incurred under warranty obligations.

(d) Represents costs incurred to fulfill warranty claims.

(e) Represents inventory items written down to lower of cost or market.

(f) Represents uncollectible accounts written off.

                                                                     APPENDIX A


                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "PLAN"), dated as of July 31, 1998, is among Cardiovascular Diagnostics, Inc., a North Carolina corporation ("CVDI"), Pharmanetics, Inc., a North Carolina corporation and wholly owned subsidiary of CVDI ("PHARMANETICS") and CVDI Merger Corporation, a North Carolina corporation and wholly owned subsidiary of Pharmanetics ("MERGER SUB"). CVDI and Merger Sub are hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS" and individually as a "CONSTITUENT CORPORATION".

     1. THE MERGER. At the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into CVDI (the "MERGER"), the separate corporate existence of Merger Sub shall thereupon cease, and CVDI shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION"). The name of the Surviving Corporation shall be Cardiovascular Diagnostics, Inc. The Merger shall be effected pursuant to the provisions of and shall have the effect provided by the Business Corporation Act of the State of North Carolina (the "BCA").

     2. ARTICLES OF INCORPORATION AND BYLAWS. On and subsequent to the Effective Time, the Articles of Incorporation and Bylaws of CVDI in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the BCA.

     3. EFFECT OF THE MERGER. At the Effective Time, the corporate existence of Merger Sub shall cease, as provided in the BCA, and be merged into the Surviving Corporation, and the Surviving Corporation shall be deemed to continue as an entity and identity separate of each of the Constituent Corporations. The Surviving Corporation shall, from and after the Effective Time, possess all the rights, privileges, powers and franchises of whatsoever nature and description, as well as a public or private nature, and be subject to all the restrictions, liabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, tangible and intangible, real, personal and mixed, and debts due to either of the Constituent Corporations on whatever account as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations prior to the Merger, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. All rights of creditors and all liens upon the property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation may be prosecuted to judgment or decree as if the Merger had not taken place, or the Surviving Corporation may be substituted in such action or proceeding.

     4. CONVERSION AND EXCHANGE OF SHARES. At the Effective Time, the manner and basis of converting and exchanging shares of the capital stock of the Constituent Corporations shall be as follows:

      4.1 STOCK OF MERGER SUB. Each one (1) share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall thereupon, without any action on the part of the holder thereof or the Constituent Corporations, be changed and converted into and become one (1) fully paid and nonassessable share of the Common Stock of the Surviving Corporation.

      4.2 STOCK OF PHARMANETICS. Each share of Pharmanetics Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and returned to the status of authorized but unissued shares.

      4.3 STOCK OF CVDI. Upon and by reason of the Merger becoming effective, each share of CVDI Common Stock issued and outstanding immediately prior to the Effective Time shall thereupon, without any action on the part of the holder thereof or the Constituent Corporations, be converted into and become the right to receive one (1) share of the Common Stock of Pharmanetics.

     5. STOCK CERTIFICATES. After the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of the Common Stock of CVDI may surrender the same, and such holder shall be entitled, upon such surrender, to receive in exchange therefor a certificate or certificates representing the number of whole shares of Pharmanetics Common Stock, into and for which the shares of CVDI Common Stock so surrendered shall have been converted and exchanged as provided above. Until a certificate which represented shares of CVDI Common Stock prior to the

Effective Time and which is held by a person entitled to receive CVDI Common Stock is surrendered, such certificate shall evidence for all purposes the ownership of shares of Pharmanetics Common Stock into which the shares of CVDI Common Stock represented by such certificate prior to the Effective Time have been converted as provided above.

     6. STOCK OPTIONS. On the Effective Time, CVDI hereby assigns, delegates and transfers to Pharmanetics, and Pharmanetics hereby assumes and continues:
(i) all of CVDI's stock option plans (including, without limitation, all of CVDI's rights, title, interests, remedies, powers, obligations and duties under such stock option plans) in existence on the Effective Time, and (ii) the outstanding and unexercised portions of all outstanding options to purchase CVDI Common Stock (including, without limitation, all of CVDI's rights, title, interests, remedies, powers, obligations and duties under such stock options), whether granted under any such stock option plan or otherwise. The outstanding and unexercised portions of all options to purchase CVDI Common Stock, including without limitation all options outstanding under CVDI's stock option plans and any other outstanding stock options shall, as of the Effective Time, become options to purchase the number of shares of Pharmanetics Common Stock equal to the number of shares of CVDI Common Stock subject to such option with no other changes in terms or conditions, unless such changes shall be required to maintain the tax qualified status of incentive stock options under the Internal Revenue Code of 1986, as amended (the "CODE"). Consistent with the provisions of the Code and the regulations, Pharmanetics may, in its discretion, grant new options to purchase shares of Pharmanetics Common Stock under the continued stock plans or otherwise, in the stead of CVDI Common Stock as if Pharmanetics had been the creator of CVDI's stock option plans and stock options, and Pharmanetics shall be substituted for and have all the obligations and liabilities of CVDI under such continued stock plans and stock options. Pharmanetics Common Stock shall be substituted for CVDI Common Stock on a 1-for-1 basis as to any options granted by Pharmanetics pursuant to the continued stock plans or otherwise subsequent to the Effective Time. It is the intention of the parties hereto that while the benefits of CVDI's stock option plans and stock options shall be preserved for the employees of CVDI, the assumption of such stock option plans and the outstanding and unexercised portions of all options to purchase CVDI Common Stock by Pharmanetics shall not confer any additional benefits on the holders of options granted under the stock option plans or otherwise, whether now outstanding or hereafter granted.

     7. OFFICERS AND DIRECTORS. The officers of the Surviving Corporation at and as of the Effective Time shall consist of all the persons who are officers of CVDI immediately prior to the Effective Time until their successors have been duly elected or appointed and qualified in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws. The Board of Directors of the Surviving Corporation at and as of the Effective Time shall consist of all the persons who are directors of CVDI immediately prior to the Effective Time until their successors have been duly elected or appointed and qualified in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

     8. RATIFICATION BY SHAREHOLDERS. This Plan shall be submitted to the shareholders of each of the Constituent Corporations for approval in accordance with applicable laws and the respective Articles of Incorporation and Bylaws of the Constituent Corporations. CVDI, Merger Sub, and Pharmanetics shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms herein provided.

     9. TERMINATION. If for any reason the consummation of the Merger is inadvisable in the opinion of the Boards of Directors of CVDI , Merger Sub or Pharmanetics, this Plan may be terminated at any time before the Effective Time by notice by one or more party to the other. Upon termination by notice as provided in this Section, this Plan shall be void and of no further force or effect.

     10. EFFECTIVE TIME. The Merger shall become effective, and the Effective Time of the Merger shall occur upon filing of the Articles of Merger with the North Carolina Secretary of State.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of this 31st day of July
                                        1998.


                                        CARDIOVASCULAR DIAGNOSTICS, INC.


                                        By: /s/     JOHN P. FUNKHOUSER
                                           ------------------------------------
                                                    JOHN P. FUNKHOUSER,
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER



                                        CVDI MERGER CORPORATION


                                        By: /s/    JOHN P. FUNKHOUSER
                                           ------------------------------------
                                                   JOHN P. FUNKHOUSER,
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                        PHARMANETICS INC.


                                        By: /s/     JOHN P. FUNKHOUSER
                                           ------------------------------------
                                                    JOHN P. FUNKHOUSER,
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                     APPENDIX B


                           ARTICLES OF INCORPORATION
                                      OF
                              PHARMANETICS, INC.

     The undersigned, pursuant to Section 55-2-02 of the North Carolina General Statutes, does hereby submit these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina.

   1.  The name of the corporation is PharmaNetics, Inc.

     2. The corporation shall have authority to issue 11,000,000 shares, no par value per share, of which 10,000,000 shares shall be designated "Common Stock" and 1,000,000 shall be designated "Preferred Stock". The Board of Directors of the corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series and to fix the number of shares of any series.

     3. The street address and county of the initial registered office of the corporation are 5301 Departure Drive, Raleigh, Wake County, North Carolina 27616 and the name of the initial registered agent at such address is Paul T. Storey. The mailing address of the initial registered office of the corporation is the same as its street address.

   4.  The name and address of the incorporator are:



NAME                               ADDRESS
-------------------   ---------------------------------
  Kevin A. Prakke     4101 Lake Boone Trail, Suite 300
                      Raleigh, NC 27607

     5. Except to the extent that the North Carolina General Statutes prohibit such limitation or elimination of liability of directors for breaches of duty, no director of the corporation shall be liable to the corporation or to any of its shareholders for monetary damages for breach of duty as a director. No amendment to or repeal of this provision or adoption of a provision inconsistent herewith shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal or adoption of an inconsistent provision. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability that has not been eliminated by the provisions of this Article.

     IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 13th day of July 1998.



                                        /s/  KEVIN A. PRAKKE
                                      ----------------------------------------
                                           KEVIN A. PRAKKE, INCORPORATOR

                                                                     APPENDIX C


                                   BYLAWS OF
                              PHARMANETICS, INC.


                                  I. OFFICES

     1.1 PRINCIPAL OFFICE. The principal office of the corporation shall be located in Raleigh, North Carolina or in such place as the Board of Directors may fix from time to time.

     1.2 REGISTERED OFFICE. The registered office of the corporation required by law to be maintained in the State of North Carolina may be, but need not be, identical with the principal office.

     1.3 OTHER OFFICES. The corporation may have offices at such other places, either within or without the State of North Carolina, as the Board of Directors may designate or as the affairs of the corporation may require from time to time.


                         II. MEETINGS OF SHAREHOLDERS

     2.1 PLACE OF MEETINGS. All meetings of shareholders shall be held at the principal office of the corporation, or at such other place, whether within or without the State of North Carolina, as shall be designated in the notice of the meeting or agreed upon by the Board of Directors.

     2.2 ANNUAL MEETING. The annual meeting of shareholders shall be held during May of each year at a time and on any day (except Saturday, Sunday or a legal holiday) determined by the Board of Directors for the purpose of electing directors of the corporation and for the transaction of such other business as may be properly brought before the meeting. If the required day of the annual meeting falls on a federal or state holiday, the annual meeting shall be held instead on the next business day at a time determined by the board of directors.

     2.3 SUBSTITUTE ANNUAL MEETINGS. If the annual meeting shall not be held on the day designated by these bylaws, a substitute annual meeting may be called in accordance with the provisions of Section 4 of this Article II. A meeting so called shall be designated and treated for all purposes as the annual meeting.

     2.4 SPECIAL MEETINGS. Special meetings of the shareholders may be called at any time by the President, Secretary or Board of Directors of the Corporation, or by any shareholder pursuant to the written request of the holders of not less than one-tenth of all shares entitled to vote at the meeting.

     2.5 NOTICE OF MEETINGS. Written or printed notice stating the time and place of any shareholders' meeting shall be delivered not less than ten (10) nor more than sixty (60) days before the date of such meeting, either personally or by telegraph, teletype or other form of wire or wireless communication, or by facsimile, by or at the direction of the Chairman of the Board, the President, the Secretary or other person calling the meeting, to each shareholder of record entitled to vote at such meeting; provided that such notice must be given to all shareholders with respect to any meeting at which a merger, share exchange, sale of assets other than in the regular course of business or voluntary dissolution is to be considered and in such other instances as required by law. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his or her address as it appears on the record of shareholders of the corporation, with postage thereon prepaid.

     In the case of a special meeting, the notice of meeting shall specifically state the purpose or purposes for which the meeting is called; but, in the case of an annual or substitute annual meeting, the notice of meeting need not specifically state the business to be transacted thereat unless such a statement is required by the provisions of the North Carolina Business Corporation Act.

     When a meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment. If, however, a new record date for the adjourned meeting is fixed, notice of the adjourned meeting will be given to all persons who are shareholders as of the new record date in accordance with this Section 5.

     2.6 WAIVER OF NOTICE. Any shareholder may waive notice of any meeting. The waiver must be in writing, signed by the shareholder and delivered to the corporation for inclusion in the minutes or filing with the corporate records. A shareholder's attendance at a meeting (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter before it is voted upon.

     2.7 SHAREHOLDER LISTS. Before each meeting of shareholders, the Secretary of the corporation shall prepare an alphabetical list of the shareholders entitled to notice of such meeting. The list shall be arranged by voting group (and within each voting group by class or series of shares) and show the address and number of shares held by each shareholder. The list shall be kept on file at the principal office of the corporation, or at a place identified in the meeting notice in the city where the meeting will be held, for the period beginning two business days after notice of the meeting is given and continuing through the meeting, and shall be subject to inspection by any shareholder at any time during regular business hours. This list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection by any shareholder during the meeting or any adjournment thereof.

     2.8 QUORUM. A majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall be required for, and shall constitute a quorum at all meetings of shareholders. Shares entitled to vote as a separate voting group may take action on a matter only if a quorum of those shares exists; a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group. The shareholders present at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

     In the absence of a quorum at the opening of any meeting of shareholders, such meeting may be adjourned from time to time by a vote of a majority of the shares voting on the motion to adjourn; and at any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

     2.9 ORGANIZATION. Each meeting of shareholders shall be presided over by the Chairman of the Board, and in his or her absence or at his or her request by the President, and in their absence or at their request by any person selected to preside by vote of the holders of a majority of the shares present and entitled to vote at the meeting. The Secretary, or in his or her absence or at his or her request, any person designated by the person presiding at the meeting, shall act as Secretary of the meeting.

     2.10 PROXIES. Shares may be voted either in person or by one or more agents authorized by a written proxy executed by the shareholder or by his or her duly authorized attorney in fact. A proxy is not valid after the expiration of eleven months from the date of its execution, unless the person executing it specifies therein the length of time for which it is to continue in force, or limits its use to a particular meeting. Any proxy shall be revocable by the shareholder unless the written appointment expressly and conspicuously provides that it is irrevocable and the appointment is coupled with an interest as required by law.

     2.11 VOTING OF SHARES. Subject to the provisions of Section 4 of Article III and the corporation's Articles of Incorporation, each outstanding share entitled to vote shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. All shares entitled to vote and be counted together collectively on a matter as provided by the Articles of Incorporation or by the North Carolina Business Corporation Act shall constitute a single voting group. Additional required voting groups shall be determined in accordance with the charter and bylaws of this corporation and the North Carolina Business Corporation Act.

     Except in the election of directors as governed by the provisions of
Section 3 of Article III, the vote of a majority of the shares voted on any matter at a meeting of shareholders at which a quorum is present shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law or by the charter or bylaws of this corporation. Further, except in the election of directors, action on a matter by a voting group shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the vote by a greater number is required by law or by the charter or bylaws of this corporation. Corporate action on such matters shall be taken only when approved by each and every voting group entitled to vote as a separate voting group on such matters as provided by the charter or bylaws of this corporation or by the North Carolina Business Corporation Act.

     Voting on all matters except the election of directors shall be by voice vote or by a show of hands unless the holders of one-tenth of the shares represented at the meeting shall, prior to the voting on any matter, demand a ballot vote on that particular matter. Abstentions shall not be treated as negative votes.

     Shares of the corporation's stock are not entitled to vote if they are owned, directly or indirectly, by a second corporation and the corporation owns, directly or indirectly, a majority of the shares entitled to vote for directors of the second corporation, except that shares held in a fiduciary capacity, including the corporation's own shares, may be voted.

     2.12 INFORMAL ACTION BY SHAREHOLDERS. Any action which is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if one or more written consents, describing the action so taken, shall be signed by all of the persons who would be entitled to vote upon such action at a meeting, and delivered to the corporation for inclusion in the minutes or filing with the corporate records. Such consent shall have the same force and effect as a unanimous vote of shareholders. Any shareholder may retract his or her consent until the last shareholder entitled to vote has signed the appropriate written consent and all consents have been delivered to the Secretary of the corporation. When notice of a proposed action is required to be given to nonvoting shareholders as provided in Section 5 of Article II of these bylaws, the corporation shall give the nonvoting shareholders notice at least ten (10) days before action is taken in lieu of a meeting by unanimous consent of the voting shareholders. Such notice to nonvoting shareholders shall contain or be accompanied by any material that would have been required to be sent to the nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted to the shareholders for action.

     2.13 SHAREHOLDER PROPOSALS. Any shareholder wishing to bring any business before a meeting of shareholders must provide notice to the corporation not more than ninety (90) and not less than fifty (50) days before the meeting in writing by registered mail, return receipt requested, of the business to be presented by such shareholder at the shareholder's meeting. Any such notice shall set forth the following as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, if such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment; (ii) the name and address, as they appear on the corporation's books, of the shareholder proposing such business; (iii) the class and number of shares of the corporation which are beneficially owned by such shareholder; (iv) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (v) any material interest of the shareholder in such business. Notwithstanding the foregoing provisions of this Section, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section. In the absence of such notice to the corporation meeting the above requirements, a shareholder shall not be entitled to present any business at any meeting of the shareholders.

   2.14 INSPECTORS OF ELECTION.

     (a) APPOINTMENT OF INSPECTORS OF ELECTION. In advance of any meeting of shareholders, the Board of Directors may appoint any persons, other than nominees for office, as inspectors of election to act at such meeting or any adjournment thereof. If inspectors of election are not so appointed, the chairman of any such meeting may appoint inspectors of election at the meeting. The number of inspectors shall be either one or three. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the Board of Directors in advance of the meeting or at the meeting by the person acting as chairman.

     (b) DUTIES OF INSPECTORS. The inspectors of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes, ballots or consents, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes or consents, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical.

     (c) VOTE OF INSPECTORS. If there are three inspectors of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

     (d) REPORT OF INSPECTORS. On a request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge or question or matter determined by them and shall execute a certificate of any fact found by them. Any report or certificate made by them shall be a prima facie evidence of the facts stated therein.


                            III. BOARD OF DIRECTORS

     3.1 GENERAL POWERS. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, its Board of Directors or by such executive or other committees as the Board may establish pursuant to these bylaws.

     3.2 NUMBER AND QUALIFICATIONS. The number of directors constituting the Board of Directors shall be not more than nine (9) but not less than one (1), and may be fixed or changed, within this minimum and maximum, by the shareholders or the

Board of Directors. The number of directors constituting the initial Board of Directors shall be fixed at one (1). Directors need not be residents of the State of North Carolina or shareholders of the corporation.

     3.3 ELECTION OF DIRECTORS. Except as provided in Section 6 of this Article III, the directors shall be elected at the annual meeting of shareholders; and those persons who receive the highest number of votes shall be deemed to have been elected. Every shareholder entitled to vote at an election of directors shall have the right to vote the number of shares standing of record in his or her name for as many persons as there are directors to be elected and for whose election he or she has a right to vote, or, if cumulative voting rights have been provided for in the corporation's Articles of Incorporation, to cumulate his or her vote by giving one candidate as many votes as the number of such directors multiplied by the number of his or her shares shall equal, or by distributing such votes on the same principle among any number of such candidates. This right of cumulative voting, if available to the shareholders, shall not be exercised unless (a) the meeting notice or proxy statement accompanying the notice states conspicuously that shareholders are entitled to cumulate their votes, or (b) a shareholder or proxy holder who has the right to cumulate his or her votes announces in open meeting, before the voting for the directors starts, his or her intention so to vote cumulatively; and if such announcement is made, the chair shall declare that all shares entitled to vote have the right to vote cumulatively and shall announce the number of shares present in person and by proxy and shall thereupon grant a recess of not less than one nor more than four hours, as he or she shall determine, or of such other period of time as is unanimously then agreed upon.

     3.4 TERM OF DIRECTORS. Each initial director shall hold office until the first shareholders' meeting at which directors are elected, or until such director's death, resignation or removal. The terms of every other director shall expire at the next annual shareholders' meeting following a director's election or upon such director's death, resignation or removal. The term of a director elected to fill a vacancy expires at the next shareholders' meeting at which directors are elected. Despite the expiration of a director's term, such director shall continue to serve until a qualified successor shall be elected. A decrease in the number of directors does not shorten an incumbent director's term.

     3.5 REMOVAL. Any director may be removed at any time with or without cause by a vote of the shareholders if the number of votes cast to remove such director exceeds the number of votes cast not to remove him or her. However, if cumulative voting is authorized, a director shall not be removed when the number of shares voting against the proposal for removal would be sufficient to elect a director if such shares were voted cumulatively at an annual election. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. If any directors are so removed, new directors may be elected at the same meeting. A director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting, is removal of the director.

     3.6 VACANCIES. Any vacancy occurring in the Board of Directors, including, without limitation, a vacancy resulting from an increase in the number of directors or from the failure by the shareholders to elect the full authorized number of directors, may be filled by the shareholders or the Board of Directors, whichever group shall act first. If the directors remaining in office do not constitute a quorum of the Board, the directors may fill the vacancy by the affirmative vote of a majority of the remaining directors.

     3.7 CHAIRMAN OF THE BOARD. There may be a Chairman of the Board of Directors elected by the directors from their number at any meeting of the Board. The Chairman shall preside at all meetings of the Board of Directors and perform such other duties as may be directed by the Board. Until a Chairman is elected, the President of the corporation shall preside at the meetings of the Board of Directors and shareholders.

     3.8 COMPENSATION. The Board of Directors, in its discretion, may compensate directors for their services as such and may provide for the payment of all expenses incurred by directors in attending regular and special meetings of the Board or of the Executive Committee. Nothing herein contained, however, shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

     3.9 EXECUTIVE COMMITTEES. The Board of Directors, by resolution adopted by a majority of the number of directors in office when the action is taken or, if greater, the number of directors required to take action pursuant to Section 6 of Article IV, may designate two or more directors to constitute an Executive Committee and other committees, each of which, to the extent authorized by law and provided in such resolution, shall have and may exercise all of the authority of the Board of Directors in the management of the corporation. Each committee member serves at the pleasure of the Board of Directors. The provisions in these bylaws that govern meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors apply to committees established by the Board.

                           IV. MEETINGS OF DIRECTORS

     4.1 REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held immediately after, and at the same place as, the annual meeting of shareholders. In addition, the Board of Directors may provide, by resolution, the time and place, either within or without the State of North Carolina, for the holding of additional regular meetings.

     4.2 SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board of Directors, if any, by the President or any two directors. Such meetings may be held either within or without the State of North Carolina, as fixed by the person or persons calling the meeting.

     4.3 NOTICE OF MEETINGS. The person or persons calling a special or regular meeting of the Board of Directors shall, at least two days before the meeting, give notice thereof by any usual means of communication. Such notice need not specify the purpose for which the meeting is called in the case of a regular meeting, but shall specify the purpose in the case of a special meeting.

     4.4 WAIVER OF NOTICE. Any director may waive notice of any meeting. The waiver must be in writing, signed by the director entitled to the notice and delivered to the corporation for inclusion in the minutes or filing with the corporate records. A director's attendance at or participation in a meeting shall constitute a waiver of notice of such meeting, unless the director at the beginning of the meeting (or promptly on arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

     4.5 QUORUM. A majority of the directors fixed by these bylaws shall be required for, and shall constitute, a quorum for the transaction of business at any meeting of the Board of Directors unless the charter or these bylaws provide otherwise.

     4.6 MANNER OF ACTING. Except as otherwise provided in the charter or these bylaws, the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

     4.7 PRESUMPTION OF ASSENT. A director of the corporation who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless (a) he objects at the beginning of the meeting (or promptly upon his or her arrival) to holding it or transacting business at the meeting, or (b) his or her dissent or abstention from the action taken is entered in the minutes of the meeting, or (c) he or she files written notice of his or her dissent or abstention with the presiding officer of the meeting before its adjournment or with the corporation immediately after the adjournment. Such right to dissent shall not apply to a director who voted in favor of such action.

     4.8 ACTION WITHOUT MEETING. Action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one or more written consents signed by each director before or after such action, describing the action taken, and included in the minutes or filed with the corporate records. Such action will become effective when the last director signs the consent, unless the consent specifies a different date.

     4.9 CONFERENCE TELEPHONE MEETINGS. Any one or more directors or members of a committee may participate in a meeting of the Board of Directors or committee by means of a conference telephone or similar communications device which allows all persons participating in the meeting to hear each other, and such participation in a meeting shall be deemed presence in person at such meeting.


                                  V. OFFICERS

     5.1 OFFICERS OF THE CORPORATION. The officers of the corporation shall consist of a Chairman of the Board, President, a Secretary, a Treasurer and such Vice Presidents, Assistant Secretaries, Assistant Treasurers, and other officers (including Controllers and Assistant Controllers) as the Board of Directors may from time to time elect. Any two or more offices may be held by the same person, but no officer may act in more than one capacity where action of two or more officers is required.

     5.2 APPOINTMENT AND TERM. The officers of the corporation shall be appointed by the Board of Directors and each officer shall hold office until his or her death, resignation, retirement, removal, disqualification, or his or her successor shall have been appointed and qualified.

     5.3. REMOVAL. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board at any time with or without cause; but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

     5.4 RESIGNATION. An officer may resign at any time by communicating his or her resignation to the corporation, orally or in writing. A resignation is effective when communicated unless it specifies in writing a later effective date. If a resignation is made effective at a later date which is accepted by the corporation, the Board of Directors may fill the pending vacancy before the effective date if the Board provides that the successor does not take office until the effective date. An officer's resignation does not affect the corporation's contract rights, if any, with the officer.

     5.5 COMPENSATION OF OFFICERS. The compensation of all officers of the corporation shall be fixed by the Board of Directors and no officer shall serve the corporation in any other capacity and receive compensation therefor unless such additional compensation be authorized by the Board of Directors.

     5.8 PRESIDENT. The President shall be the Chief Executive Officer of the corporation (and may be identified as such by his or her title) and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation. He or she shall, in the absence of the Chairman of the Board, preside at all meetings of the shareholders. He or she shall sign, with the Secretary, an Assistant Secretary, or any other proper officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these bylaws to some other officer or agent of the corporation, or shall be required by law to be, otherwise signed or executed; and, in general, he or she shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

     5.9 VICE PRESIDENTS. In the absence of the President or in the event of his or her death, inability or refusal to act, the Vice Presidents in the order of their length of service as such, unless otherwise determined by the Board of Directors, shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or an Assistant Secretary, certificates of shares of the corporation; and shall perform such other duties as from time to time may be assigned to him or her by the President or Board of Directors. The Board of Directors may designate one or more Vice Presidents to be responsible for certain functions, including, without limitation, Marketing, Finance, Manufacturing and Personnel.

     5.10 SECRETARY. The Secretary shall: (a) keep the minutes of the meetings of shareholders, of the Board of Directors and of all Executive Committees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law;
(c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized; (d) keep a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; (e) sign with the President, or a Vice President, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) maintain and have general charge of the stock transfer books of the corporation; (g) prepare or cause to be prepared shareholder lists prior to each meeting of shareholders as required by law; (h) attest the signature or certify the incumbency or signature of any officer of the corporation; and (i) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the President or by the Board of Directors.

     5.11 ASSISTANT SECRETARIES. In the absence of the Secretary or in the event of his or her death, inability or refusal to act, the Assistant Secretaries in the order of their length of service as Assistant Secretary, unless otherwise determined by the Board of Directors, shall perform the duties of the Secretary, and when so acting shall have all the powers of and be subject to all the restrictions upon the Secretary. They shall perform such other duties as may be assigned to them by the Secretary, by the President, or by the Board of Directors. Any Assistant Secretary may sign, with the President or a Vice President, certificates for shares of the corporation.

     5.12 TREASURER. Unless otherwise designated by resolution of the Board, the Treasurer shall be the Chief Financial Officer of the corporation (and may be designated as such in his or her or her title) and, subject to the discretion of the Board of Directors, shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipts for monies due and payable to the corporation from any source whatsoever, and deposit all such monies in the name of the corporation in such depositories as shall be selected in accordance with the provisions of Section 4 of Article VI of these bylaws; (b) maintain appropriate accounting records as required by law; (c) prepare, or cause to be prepared, annual financial statements of the corporation that include a balance sheet as of the end of the fiscal year (unless that information appears elsewhere in the financial statements) and an income and cash flow statement for that year, which statements, or a written notice of their availability, shall be mailed to each shareholder within 120 days after the end of such fiscal year; and (d) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or by the Board of Directors, or by these bylaws.

     5.13 ASSISTANT TREASURERS. In the absence of the Treasurer or in the event of his or her death, inability or refusal to act, the Assistant Treasurers in the order of their length of service as such, unless otherwise determined by the Board of Directors, shall perform the duties of the Treasurer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Treasurer. They shall perform such other duties as may be assigned to them by the Treasurer, by the President, or by the Board of Directors.

     5.14 CONTROLLER AND ASSISTANT CONTROLLERS. The Controller, if one has been appointed, shall have charge of the accounting affairs of the corporation and shall have such other powers and perform such other duties as the Board of Directors shall designate. Each Assistant Controller shall have such powers and perform such duties as may be assigned by the Board of Directors and the Assistant Controller shall exercise the powers of the Controller during that officer's absence or inability to act.

     5.15 DELEGATION OF DUTIES OF OFFICERS. In case of the absence of any officer of the corporation or for any other reason that the Board may deem sufficient, the Board may delegate the powers or duties of such officer to any other officer or to any director for the time being provided a majority of the entire Board of Directors concurs herein.

     5.16 BONDS. The Board of Directors may by resolution, require any or all officers, agents or employees of the corporation to give bond to the corporation, with sufficient sureties, conditioned on the faithful performance of the duties of their respective offices or positions, and to comply with such other conditions as may from time to time be required by the Board of Directors.


                   VI. CONTRACTS, LOANS, CHECKS AND DEPOSITS

     6.1 CONTRACTS. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances. Any resolution of the Board of Directors authorizing the execution of documents by the proper officers of the corporation or by the officers generally shall be deemed to authorize such execution by the Chairman of the Board, the President, any Vice President, or the Treasurer, or any other officer if such execution is generally within the scope of the duties of his or her office. The Board of Directors may by resolution authorize such execution by means of one or more facsimile signatures.

     6.2 CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

     6.3 DEPOSITS. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such depositories as the Board of Directors may select.


                VII. CERTIFICATES FOR SHARES AND THEIR TRANSFER

     7.1 CERTIFICATES FOR SHARES. The Board of Directors may authorize the issuance of some or all of the shares of the corporation's classes or series without issuing certificates to represent such shares. If shares are represented by certificates, the certificates shall be in such form as required by law and as shall be determined by the Board of Directors. Certificates shall be signed (either manually or in facsimile) by the Chairman of the Board, President or a Vice President and by the Secretary or Treasurer or an Assistant Secretary or an Assistant Treasurer. The signatures of any such officers upon a certificate may be facsimiles or may be engraved or printed. In case any officer who has signed or whose facsimile or other signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer at the date of its issue. All certificates for shares shall be consecutively numbered or otherwise identified and entered into the stock transfer books of the corporation. When shares are represented by certificates, the corporation shall issue and deliver to each shareholder to whom such shares have been issued or transferred, certificates representing the shares owned by him or her. When shares are not represented by certificates, then within a reasonable time after the issuance or transfer of such shares, the corporation shall send the shareholder to whom such shares have been issued or transferred a written statement of the information required by law to be on certificates.

     7.2 STOCK TRANSFER BOOKS. The corporation shall keep a book or set of books, to be known as the stock transfer books of the corporation, containing the name of each shareholder of record, together with such shareholder's address and the number and class or series of shares held by him or her. Transfer of shares shall be made only on the stock transfer books of the corporation by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, and on surrender for cancellation of the certificate for such shares (if the shares are represented by certificates). All certificates surrendered for transfer (if the shares are represented by certificates) shall be cancelled before new certificates (or written statements in lieu thereof) for the transferred shares shall be issued or delivered to the shareholder.

     7.3 FIXING RECORD DATE. The Board of Directors may fix a future date as the record date for one or more voting groups in order to determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any distribution, or in order to make a determination of shareholders for any other proper purpose. Such record date may not be more than seventy days before the meeting or date on which the particular action requiring such determination of shareholders is to be taken. A determination of shareholders entitled to notice of or to vote at a shareholders' meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

     If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a distribution, the close of business on the day before the first notice of the meeting is delivered to shareholders or the date on which the resolution of the Board of Directors declaring such distribution is adopted, as the case may be, shall be the record date for such determination of shareholders.

     7.4 LOST OR DESTROYED CERTIFICATE. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the corporation claimed to have been lost, destroyed or wrongfully taken, upon receipt of an affidavit of such fact from the person claiming the certificate of stock to have been lost or destroyed. When authorizing such issue of a new certificate, the Corporation shall require that the owner of such lost or destroyed certificate, or his or her legal representative, give the corporation a bond in such sum as the Corporation may direct as indemnity, or an agreement to indemnify the corporation, against any claim that may be made against the Corporation with respect to the certificate claimed to have been lost or destroyed.

     7.5 HOLDER OF RECORD. Except as otherwise required by law, the corporation may treat as absolute owner of shares the person in whose name the shares stand of record on its books just as if that person had full competency, capacity and authority to exercise all rights of ownership irrespective of any knowledge or notice to the contrary or any description indicating a representative, pledge or other fiduciary relation or any reference to any other instrument or to the rights of any other person appearing upon its record or upon the share certificate except that any person furnishing to the corporation proof of his or her appointment as a fiduciary shall be treated as if he or she were a holder of record of its shares.

   7.6 SHARES HELD BY NOMINEES.

     (a) The corporation shall recognize the beneficial owner of shares registered in the name of a nominee as the owner and shareholder of such shares for certain purposes if the nominee in whose name such shares are registered files with the Secretary of the corporation a written certificate in a form prescribed by the corporation, signed by the nominee and indicating the following: (1) the name, address and taxpayer identification number of the nominee; (2) the name, address and taxpayer identification number of the beneficial owner; (3) the number and class or series of shares registered in the name of the nominee as to which the beneficial owner shall be recognized as the shareholder; and (4) the purposes for which the beneficial owner shall be recognized as the shareholder.

     (b) The purposes for which the corporation shall recognize a beneficial owner as the shareholder may include the following: (1) receiving notice of, voting at and otherwise participating in shareholders' meetings; (2) executing consents with respect to the shares; (3) exercising dissenters' rights under
Article 13 of the North Carolina Business Corporation Act; (4) receiving distributions and share dividends with respect to the shares; (5) exercising inspection rights; (6) receiving reports, financial statements, proxy statements and other communications from the corporation; (7) making any demand upon the corporation required or permitted by law; and (8) exercising any other rights or receiving any other benefits of a shareholder with respect to the shares.

     (c) The certificate shall be effective ten (10) business days after its receipt by the corporation and until it is changed by the nominee, unless the certificate specifies a later effective time or an earlier termination date.

     (d) If the certificate affects less than all of the shares registered in the name of the nominee, the corporation may require the shares affected by the certificate to be registered separately on the books of the corporation and be represented by a share certificate that bears a conspicuous legend stating that there is a nominee certificate in effect with respect to the shares represented by that share certificate.

     7.7 ACQUISITION BY CORPORATION OF ITS OWN SHARES. The corporation may acquire its own shares and shares so acquired shall constitute authorized but unissued shares. Unless otherwise prohibited by the Articles of Incorporation, the corporation may reissue such shares. If reissue is prohibited, the Articles of Incorporation shall be amended to reduce the number of authorized shares by the number of shares so acquired. Such required amendment may be adopted by the Board of Directors without shareholder action.


                           VIII. GENERAL PROVISIONS

     8.1 DISTRIBUTIONS. The Board of Directors may from time to time authorize, and the corporation may make distributions to its shareholders pursuant to law and subject to the provisions of its charter.

     8.2 SEAL. The corporate seal of the corporation shall consist of two concentric circles between which is the name of the corporation and in the center of which is inscribed CORPORATE SEAL; and such seal, as impressed on the margin hereof, is hereby adopted as the corporate seal of the corporation.

     8.3 FISCAL YEAR. The fiscal year of the corporation shall be fixed by the Board of Directors.

     8.4 AMENDMENTS. Except as otherwise provided herein and by law, these bylaws may be amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the directors then holding office at any regular or special meeting of the Board of Directors.

     No bylaw adopted or amended or repealed by the shareholders shall be readopted, amended or repealed by the Board of Directors, unless the charter or a bylaw adopted by the shareholders authorizes the Board of Directors to adopt, amend or repeal that particular bylaw or the bylaws generally.

     8.5 INDEMNIFICATION. Any person who at any time serves or has served as a director or officer of the corporation or in such capacity at the request of the corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall have a right to be indemnified by the corporation to the fullest extent permitted by law against (a) reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and any appeal therein), and whether or not brought by or on behalf of the corporation, seeking to hold him or her liable by reason of the fact that he or she is or was acting in such capacity, and (b) reasonable payments made by him or her in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she may have become liable in any such action, suit or proceeding.

     The Board of Directors of the corporation shall take all such action as may be necessary and appropriate to authorize the corporation to pay the indemnification required by this bylaw, including without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due him or her and giving notice to, and obtaining approval by, the shareholders of the corporation.

     Any person who at any time after the adoption of this bylaw serves or has served in any of the aforesaid capacities for or on behalf of the corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Such right shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from the provision of this bylaw.

     The rights granted herein shall not be limited by the provisions contained in Sections 55-8-51 through 55-8-56 of the North Carolina Business Corporation Act or any successor to such statutes.

     8.6 ADVANCE PAYMENT OF EXPENSES. The corporation shall (upon receipt of an undertaking by or on behalf of the director or officer involved to repay the expenses described herein unless it ultimately shall be determined that he or she is entitled to be indemnified by the corporation against such expenses) pay expenses (including attorneys' fees) incurred in defending any threatened, pending or completed action, suit or proceeding and any appeal therein, whether civil, criminal, administrative, investigative or arbitrative, whether formal or informal, or whether the director or officer appearing as a witness at a time when he or she has not been named as a defendant or a respondent with respect thereto, in advance of the final disposition of such proceeding.

     8.7 DIRECTORS AND OFFICERS LIABILITY INSURANCE. The Board of Directors may cause the corporation to purchase and maintain Directors' and Officers' liability insurance for the benefit of any person who is or was serving as a director or officer of this corporation or for the benefit of any person who is or was serving at the request of this corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This insurance may cover any liability incurred by such person in any capacity arising out of this status as such even if the corporation would not otherwise have the power to indemnify him or her against that liability.

     8.8 EFFECTIVE DATE OF NOTICE. Except as provided in Section 5 of Article II, written notice shall be effective at the earliest of the following: (1) when received; (2) five days after its deposit in the United States mail, as evidenced by the postmark, if mailed with postage thereon prepaid and correctly addressed; or (3) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, if the receipt is signed by or on behalf of the addressee.

     8.9 CORPORATE RECORDS. Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account and minute books, shall be kept in written form or any other information storage method; provided that the records so kept can be converted into written form within a reasonable time. The corporation shall so convert any records so kept upon the request of any person entitled to inspect the same. The corporation shall maintain at its principal office the following records: (1) Articles of Incorporation or Restated Articles of Incorporation and all amendments thereto; (2) bylaws or restated bylaws and all amendments thereto;
(3) resolutions by the Board of Directors creating classes or series of shares and affixing rights, preferences or limitations to shares; (4) minutes of all shareholder meetings or action taken without a meeting for the past three years; (5) all written communications to shareholders for the past three years, including financial statements; (6) a list of the names and business addresses of its current directors and officers; and (7) the corporation's most recent annual report filed with the North Carolina Secretary of State.

     8.10 AMENDMENTS TO ARTICLES OF INCORPORATION. To the extent permitted by law, the Board of Directors may amend the Articles of Incorporation without shareholder approval to (1) delete the initial directors' names and addresses;
(2) change the initial registered agent or office in any state in which it is qualified to do business, provided such change is on file with the respective Secretary of State; (3) change each issued and unissued share of an outstanding class into a greater number of whole shares, provided that class is the corporation's only outstanding share class; (4) change the corporate name by substituting "corporation," "incorporated," "company," "limited" or the abbreviations therefor for a similar word or abbreviation or by adding, deleting or changing a geographic designation in the name; (5) make any other change expressly permitted by the North Carolina Business Corporation Act to be made without shareholder action. All other amendments to the Articles of Incorporation must be approved by the appropriate voting group or groups as required by law.

                                                                     APPENDIX D


                              DISSENTERS' RIGHTS
          N.C. GEN. STAT. CHAPTER 55, ARTICLE 13 WITH 1997 AMENDMENTS

                      GENERAL STATUTES OF NORTH CAROLINA


CHAPTER 55. NORTH CAROLINA BUSINESS CORPORATION ACT
ARTICLE 13. DISSENTERS' RIGHTS
PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

N.C. GEN. STAT. ss.55-13-01 (1996)

     ss.55-13-01. DEFINITIONS

In this Article:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

     (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.


N.C. GEN. STAT. ss.55-13-02 (1996)

     ss.55-13-02. RIGHT TO DISSENT

     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

      (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;


      (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

      (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

      (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

      (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding any other provision of this Article, there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or (ii) held by at least 2,000 record shareholders, unless in either case:

      (1) The articles of incorporation of the corporation issuing the shares provide otherwise;

      (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

         a. Cash;

         b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders; or

         c. A combination of cash and shares as set forth in sub-subdivisions
      a. and b. of this subdivision.


N.C. GEN. STAT. ss.55-13-03 (1996)

     ss.55-13-03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

      (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

      (2) He does so with respect to all shares of which he is the beneficial shareholder.


N.C. GEN. STAT. ss.55-13-04 (1996)

     ss.ss.55-13-04 THROUGH 55-13-19

     Reserved for future codification purposes.


PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

N.C. GEN. STAT. ss.55-13-20 (1996)

     ss.55-13-20. NOTICE OF DISSENTERS' RIGHTS

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no longer than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.


     ss.55-13-21. NOTICE OF INTENT TO DEMAND PAYMENT

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

      (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

      (2) Must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.


N.C. GEN. STAT. ss.55-13-22 (1996)

     ss.55-13-22. DISSENTERS' NOTICE

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02, and must:

      (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

      (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      (3) Supply a form for demanding payment;

      (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

      (5) Be accompanied by a copy of this Article (last amended by S.L. 97-485, L. '97, eff. 10-1-97.).


N.C. GEN. STAT. ss.55-13-23 (1996)

     ss.55-13-23. DUTY TO DEMAND PAYMENT

     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.


N.C. GEN. STAT. ss.55-13-24 (1996)

     ss.55-13-24. SHARE RESTRICTIONS

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.


N.C. GEN. STAT. ss.55-13-25 (1996)

     ss.55-13-25. PAYMENT

     (a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

     (b) The payment shall be accompanied by:

      (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any:

      (2) An explanation of how the corporation estimated the fair value of the shares;

      (3) An explanation of how the interest was calculated;

      (4) A statement of the dissenters' right to demand payment under G.S. 55-13-28; and

      (5) A copy of this Article.


N.C. GEN. STAT. ss.55-13-26 (1996)

     ss.55-13-26. FAILURE TO TAKE ACTION

     (a) If the corporation does not take the proposed action within 60 days after the date for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.



N.C. GEN. STAT. 155-13-27 (1996)

     ss.55-13-27. RESERVED FOR FUTURE CODIFICATION PURPOSES.


N.C. GEN. STAT. ss.55-13-28 (1996)

     ss.55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S PAYMENT OR FAILURE TO PERFORM

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

      (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

      (2) The corporation fails to make payment under G.S. 55-13-25; or

      (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(l) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

N.C. GEN. STAT. ss.55-13-29 (1996)

     ss.55-13-29. RESERVED FOR FUTURE CODIFICATION PURPOSES.


PART 3. JUDICIAL APPRAISAL OF SHARES

N.C. GEN. STAT. ss.55-13-30 (1996)

     ss.55-13-30. COURT ACTION

     (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

      (a1) Repealed by Session Laws 1997-202, s.4, effective October 1, 1997.

     (b) [Reserved for future codification purposes.]

     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.


     ss.55-13-30. COURT ACTION

     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.

      (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

      (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                       CARDIOVASCULAR DIAGNOSTICS, INC.
                             5301 DEPARTURE DRIVE
                         RALEIGH, NORTH CAROLINA 27616
                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                               December 1, 1998

     The undersigned hereby appoints John P. Funkhouser and Paul T. Storey, and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Cardiovascular Diagnostics, Inc., a North Carolina corporation (the "Company"), held of record by the undersigned on October 12, 1998, at the Special Meeting of Shareholders to be held at the Company's principal executive office at 5301 Departure Drive, Raleigh, North Carolina at 10:00 a.m. on December 1, 1998, or at any adjournment(s) thereof. The following proposals to be brought before the meeting are more specifically described in the accompanying Proxy Statement.

     (1) To consider and act upon an Agreement and Plan of Merger providing for the merger of the Company with a wholly owned subsidiary of PharmaNetics, Inc., a North Carolina corporation organized prior to the merger for the purpose of becoming a holding company for the Company (the "Holding Company"), pursuant to which all of the Company's shareholders will become shareholders of Holding Company on a share-for-share basis and the Company will become a wholly owned subsidiary of Holding Company;

                  VOTE FOR [ ]  VOTE AGAINST [ ]  ABSTAIN [ ]


     (2) To approve an amendment to the Company's 1995 Stock Plan increasing the number of shares of Common Stock reserved for issuance thereunder by 350,000 shares:
                  VOTE FOR [ ]  VOTE AGAINST [ ]  ABSTAIN [ ]


   (3) In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

                  GRANT AUTHORITY [ ]  WITHHOLD AUTHORITY [ ]

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
                                     (OVER)

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF PROPOSALS 1 AND 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SHAREHOLDERS AT THE MEETING.



                                          --------------------------------------
                                          Signature



                                          --------------------------------------
                                          Signature, if held Jointly


                                          PLEASE DATE AND SIGN EXACTLY AS NAME
                                          APPEARS ON YOUR STOCK CERTIFICATE.
                                          JOINT OWNERS SHOULD EACH SIGN
                                          PERSONALLY. TRUSTEES, CUSTODIANS,
                                          EXECUTORS AND OTHERS SIGNING IN A
                                          REPRESENTATIVE CAPACITY SHOULD
                                          INDICATE THE CAPACITY IN WHICH THEY
                                          SIGN.


                                          Date: -------------- , 1998


                                          PLEASE MARK, SIGN, DATE AND RETURN
                                          THIS PROXY CARD PROMPTLY USING THE
                                          ENCLOSED ENVELOPE, WHETHER OR NOT YOU
                                          PLAN TO BE PRESENT AT THE MEETING. IF
                                          YOU ATTEND THE MEETING, YOU CAN VOTE
                                          EITHER IN PERSON OR BY YOUR PROXY.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Articles of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from beaches of their fiduciary duty to the fullest extent permitted by Section 55-8-30(e) of the North Carolina Business Corporation Act (the "North Carolina Law"), and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Sections 55-8-50 through 55-8-58 of the North Carolina Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Sections 55-8-51 and 55-8-57 of the North Carolina Law, a corporation generally has the power to indemnify its present and former directors, officers, employee and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under North Carolina Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interest of the Registrant or its shareholders, for any transaction from which the director derived an improperly personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, for improper transactions between the director and the Registrant and for improper distributions to shareholders and loans to directors and officers. These provisions do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Registrant's Bylaws require the Registrant to indemnify its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     CVDI maintains liability insurance insuring CVDI's officers and directors against liabilities that they may incur in such capacities. The Registrant expects to assume such policies and have them cover its officers and directors following the reorganization.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

                               ITEM 21. EXHIBITS



  EXHIBIT NO.     DESCRIPTION
---------------   ----------------------------------------------------------------------------------------------------
  2.1             Agreement and Plan of Merger, dated as of July 31, 1998, among the Registrant, Cardiovascular
                  Diagnostics, Inc. and CVDI Merger Corporation (see page A-1).
  3.1  (a)        Articles of Incorporation, as currently in effect.
  3.3  (a)        Bylaws.
  4.1  (a)        Form of Common Stock certificate.
  5.1             Opinion of Wyrick Robbins Yates & Ponton LLP.
  8.1             Tax Opinion of Wyrick Robbins Yates & Ponton LLP.
 10.1  (a)*       License Agreement with Boehringer Mannheim Corporation, dated June 21, 1989, as amended
                  September 28, 1995.
 10.2  (a)*       License Agreement with Tokuyama Soda Company, Ltd., dated October 6, 1988.
 10.3  (a)        Form of International Distributor Agreement.
 10.4  (a)*       Purchasing Agreement with VHA Inc., dated April 1, 1995.
 10.5  (a)        Lease Agreement dated November 21, 1990 relating to 5301 Departure Drive, Raleigh, as amended.
 10.6  (a)        Contract of Lease for Industrial Property, Service Agreement and Addendum, dated effective as of
                  January 1, 1995 (The Netherlands).
 10.7  (a)        Amended and Restated Registration Rights Agreement, dated December 16, 1994, as amended
                  August 31, 1995.
 10.8  (a)        1994 Stock Plan, as amended.
 10.9  (a)        1995 Stock Plan, as amended.
 10.10 (a)*       License Agreement with Duke University, dated January 22, 1993.
 10.11 (a)*       Agreement between Coeur and E-Z-EM, Inc., dated March 24, 1995.
 10.12 (a)        Financial Assistance Agreement with North Carolina Biotechnology Center, dated January 7, 1994.
 10.13 (a)        Equipment Lease Agreements with Centura Bank, dated March 15, 1993.
 10.14 (a)        Equipment Finance Line with Phoenix Growth Capital Corp., dated May 5, 1995.
 10.15 (a)        Master Equipment Lease Agreement with Venture Lending & Leasing, Inc., dated June 2, 1995.
 10.16 (a)        Loan Agreements with Max Edward Bolene, d/b/a Carolina Financial Services, Inc., as amended.
 10.17 (a)        Security Agreement and Commercial Notes between Coeur and Centura Bank, dated September 21,
                     1995.
 10.18 (b)*       Amendment Agreement, dated December 14, 1995, to License Agreement with Tokuyama Soda
                  Company, Ltd.
 10.19 (c)*       Distribution Agreement, dated October 18, 1996, with Dade International.
 10.20 (d)*       Patent Sublicense Agreement, dated December 1, 1996, with Knoll AG.
 10.21 (d)        Development Agreement, dated August 21, 1996, with Bayer Corporation.
 10.22*           Distribution Agreement with Chiron Diagnostics Corporation dated August 28, 1998.
 10.23            Common Stock Purchase Agreement with Chiron Diagnostics Corporation dated August 28, 1998.
 21.1  (a)        List of Subsidiaries.
 23.1             Consent of PricewaterhouseCoopers LLP
 23.2             Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1).
 24.1             Power of Attorney (see page S-1).

---------
*  Confidential treatment requested.

(a) Incorporated herein by reference to the identically-numbered exhibits to the Registrant's Registration Statement on Form S-1 (Registration No. 33-98078) initially filed October 12, 1995, as amended.

(b) Incorporated herein by reference to the identically-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

(c) Incorporated herein by reference to the identically-numbered exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

(d) Incorporated herein by reference to the identically-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the foregoing paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, and controlling persons of the Registrant pursuant to provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Intercardia being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Raleigh, State of North Carolina, on this 20th day of October 1998.

                                        PHARMANETICS, INC.

                                        By: /s/   JOHN P. FUNKHOUSER
                                          -------------------------------------
                                                  JOHN P. FUNKHOUSER
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints John P. Funkhouser and Paul T. Storey, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statements filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                              CAPACITY                      DATE
-------------------------------------  ------------------------------------ -----------------
      /s/   JOHN P. FUNKHOUSER         Sole Director, President and Chief   October 22, 1998
 ----------------------------------    Executive Officer (Principal
          JOHN P. FUNKHOUSER           Executive Officer)

        /s/   PAUL T. STOREY           Director of Finance, Secretary and   October 22, 1998
 ----------------------------------    Treasurer (Principal Financial and
            PAUL T. STOREY             Accounting Officer)
